   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 29, 1999.


                                                      REGISTRATION NO. 333-51023
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 3

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                         GABELLI ASSET MANAGEMENT INC.*
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             NEW YORK                             6211                            13-4007862
   (STATE OR OTHER JURISDICTION       (PRIMARY STANDARD INDUSTRIAL             (I.R.S. EMPLOYER
OF INCORPORATION OR ORGANIZATION)     CLASSIFICATION CODE NUMBER)            IDENTIFICATION NO.)

                              ONE CORPORATE CENTER
                              RYE, NEW YORK 10580
                                 (914) 921-3700
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                              JAMES E. MCKEE, ESQ.
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                         GABELLI ASSET MANAGEMENT INC.
                              ONE CORPORATE CENTER
                              RYE, NEW YORK 10580
                                 (914) 921-3700
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

            RICHARD T. PRINS, ESQ.                                  GARY S. SCHPERO, ESQ.
   SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP                      SIMPSON THACHER & BARTLETT
               919 THIRD AVENUE                                     425 LEXINGTON AVENUE
           NEW YORK, NEW YORK 10022                               NEW YORK, NEW YORK 10017
                (212) 735-3000                                         (212) 455-2000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [ ]

                            ------------------------

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

* THE REGISTRANT IS CURRENTLY NAMED ALPHA G, INC. PRIOR TO THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT, THE REGISTRANT WILL AMEND ITS CERTIFICATE OF INCORPORATION TO CHANGE ITS NAME TO "GABELLI ASSET MANAGEMENT INC."

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                             SUBJECT TO COMPLETION

                 PRELIMINARY PROSPECTUS DATED JANUARY 29, 1999


PROSPECTUS

                                6,000,000 SHARES
                         GABELLI ASSET MANAGEMENT INC.
                              CLASS A COMMON STOCK
                            ------------------------

     All of the 6,000,000 shares of Class A Common Stock (the "Class A Common Stock") offered hereby (the "Offering") are being offered by Gabelli Asset Management Inc. (the "Company"). The Company has two classes of authorized common stock, consisting of Class A Common Stock and Class B Common Stock (the "Class B Common Stock" and, together with the Class A Common Stock, the "Common Stock"). Each share of Class A Common Stock entitles its holder to one vote, and each share of Class B Common Stock entitles its holder to ten votes.

     Following the Offering, Mario J. Gabelli ("Mr. Gabelli") will indirectly beneficially own shares of Common Stock having approximately 97.6% of the combined voting power of the outstanding shares of Common Stock (97.2% if the Underwriters' over-allotment option is exercised in full). See "Ownership of the Common Stock."


     Prior to the Offering, there has been no public market for the Class A Common Stock. It is currently estimated that the initial public offering price per share of Class A Common Stock will be between $16.00 and $19.00. For a discussion of the factors to be considered in determining the initial public offering price, see "Underwriting." The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the New York Stock Exchange under the symbol "GBL."



     SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE CLASS A COMMON STOCK OFFERED HEREBY.

                            ------------------------

   THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                    PRICE TO                UNDERWRITING              PROCEEDS TO
                                                     PUBLIC                 DISCOUNT(1)                COMPANY(2)
----------------------------------------------------------------------------------------------------------------------
Per Share...................................  $                         $                         $
----------------------------------------------------------------------------------------------------------------------
Total(3)....................................  $                         $                         $
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------


   (1) The Company has agreed to indemnify the several Underwriters against certain liabilities, including certain liabilities under the Securities Act of 1933, as amended. See "Underwriting."


   (2) Before deducting expenses payable by the Company estimated at $        .


   (3) The Company has granted the Underwriters an option to purchase up to an additional 900,000 shares of Class A Common Stock, exercisable within 30 days after the date hereof, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
       Discount and Proceeds to Company will be $        , $        and
       $        , respectively. See "Underwriting."

                            ------------------------


     The shares of Class A Common Stock are offered by the several Underwriters, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of certain legal matters by counsel for the Underwriters and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that delivery of the shares of Class A Common Stock will be made in New York, New
York on or about               , 1999.

                            ------------------------
                          Joint Book-Running Managers
MERRILL LYNCH & CO.                                         SALOMON SMITH BARNEY
                               ------------------

                            GABELLI & COMPANY, INC.
                            ------------------------

               The date of this Prospectus is             , 1999.

     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK OF THE COMPANY. SUCH TRANSACTIONS MAY INCLUDE STABILIZING, THE PURCHASE OF THE CLASS A COMMON STOCK OF THE COMPANY TO COVER SYNDICATE SHORT POSITIONS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements (including notes) appearing elsewhere in this Prospectus. The Company was formed in connection with a reorganization of Gabelli Funds, Inc. ("GFI"), whereby prior to the Offering, the Company will issue 24 million shares of its Class B Common Stock, representing all of its then issued and outstanding shares of Common Stock, to GFI for substantially all of the operating assets and liabilities of GFI relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business, at which time GFI will be renamed "Gabelli Group Capital Partners, Inc." ("Gabelli Partners"). Unless otherwise indicated, the information (other than historical financial information) contained in this Prospectus (i) gives effect to the Formation Transactions described under "Certain Relationships and Related
Transactions -- The Formation Transactions," which will have been consummated prior to or concurrently with the Offering, and (ii) assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, references to the "Company" mean Gabelli Asset Management Inc., its predecessors and its consolidated subsidiaries.


                                  THE COMPANY


     The Company is a widely recognized provider of investment advisory and brokerage services to mutual fund, institutional and high net worth investors, primarily in the United States. The Company generally manages assets on a discretionary basis and invests in a variety of U.S. and international securities through various investment styles. The Company's revenues are largely based on the level of assets under management in its business, rather than its total assets, as well as the level of fees associated with its various investment products. At September 30, 1998, the Company had total assets under management of approximately $13.9 billion. On a pro forma basis after giving effect to the Formation Transactions, for the nine months ended September 30, 1998, the Company had total revenues of approximately $102.3 million and net income of approximately $21.7 million. On a pro forma basis after giving effect to the Formation Transactions, at September 30, 1998, the Company had total assets of approximately $111.5 million.



     At December 31, 1998, the Company had approximately $16.3 billion of assets under management, 88% of which were invested in equity securities. The Company's assets under management are organized principally in three groups: Mutual Funds, Separate Accounts and Partnerships.



- MUTUAL FUNDS: At December 31, 1998, the Company had $8.2 billion of assets under management in open-end mutual funds and closed-end funds, representing approximately 50% of the Company's total assets under management. The Company currently provides advisory services to (i) the Gabelli family of funds, which consists of 14 open-end mutual funds and three closed-end funds; (ii) The Treasurer's Fund, consisting of three open-end money market funds (the "Treasurer's Funds"); and (iii) the Gabelli Westwood family of funds, consisting of six open-end mutual funds, five of which are managed on a day-to-day basis by an unaffiliated subadviser (collectively, the "Mutual Funds"). The Mutual Funds have a long-term record of achieving high returns, relative to similar investment products. At December 31, 1998, approximately 99% of the assets under management in the open-end Mutual Funds having an overall rating from Morningstar, Inc. ("Morningstar") were in open-end Mutual Funds ranked "three stars" or better, with 36% of such assets in open-end Mutual Funds ranked "five stars" and 38% of such assets in open-end Mutual Funds ranked "four stars" on an overall basis (i.e., based on three-, five- and ten-year risk adjusted average returns). The Gabelli family of funds was honored as the top performing mutual fund family by Mutual Funds Magazine for 1997.



- SEPARATE ACCOUNTS: At December 31, 1998, the Company had $8.0 billion of assets in approximately 975 separate accounts, representing approximately 49% of the Company's total assets under management. The Company currently provides advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serves as subadviser to certain other third-party investment funds (collectively, the "Separate Accounts"). At December 31, 1998, high net worth accounts (accounts of individuals and related parties in general having a minimum account balance of $1 million) comprised approximately 79%
of the number of Separate Accounts and approximately 25% of the assets, with institutional investors comprising the balance. Each Separate Account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within the Company's areas of expertise.



- PARTNERSHIPS: The Company also provides alternative investments through its majority-owned subsidiary, Gabelli Securities, Inc. ("GSI"). These alternative investment products consist primarily of risk arbitrage and merchant banking limited partnerships and offshore companies (collectively, the "Partnerships"). The Partnerships had $146 million of assets, or approximately 1% of total assets under management, at December 31, 1998.



     Investment advisory and incentive fees relating to the Mutual Funds, the Separate Accounts, and the Partnerships generated approximately 84% and 85% of the Company's total revenues for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.



     The following table sets forth total assets under management by product type as of the dates shown and the compound annual growth rates ("CAGR"):



                            ASSETS UNDER MANAGEMENT



                                BY PRODUCT TYPE


                             (DOLLARS IN MILLIONS)



                                                                                       DECEMBER 31, 1994
                                                      AT DECEMBER 31,                         TO
                                        --------------------------------------------   DECEMBER 31, 1998
                                         1994     1995     1996     1997      1998          CAGR(a)
                                        ------   ------   ------   -------   -------   -----------------
EQUITY:
  Mutual Funds........................  $3,391   $3,875   $3,969   $ 5,313   $ 7,159         20.5%
  Separate Accounts...................   4,276    5,051    5,200     6,085     7,133         13.7
                                        ------   ------   ------   -------   -------         ----
          Total Equity................   7,667    8,926    9,169    11,398    14,292         16.9
                                        ------   ------   ------   -------   -------         ----
FIXED INCOME:
  Money Market Mutual Funds...........     208      236      235       827     1,030         49.2
  Bond Mutual Funds...................       5        5        5         6         8         12.5
  Separate Accounts...................      --       --       --       928       824           --
                                        ------   ------   ------   -------   -------         ----
          Total Fixed Income..........     213      241      240     1,761     1,862         71.9
                                        ------   ------   ------   -------   -------         ----
PARTNERSHIPS:
  Partnerships........................     103      112      116       138       146          9.1
                                        ------   ------   ------   -------   -------         ----
    Total Assets Under Management(b)..  $7,983   $9,279   $9,525   $13,297   $16,300        19.5%
                                        ======   ======   ======   =======   =======         ====
BREAKDOWN OF TOTAL ASSETS
  UNDER MANAGEMENT:
  Mutual Funds........................  $3,604   $4,116   $4,209   $ 6,146   $ 8,197        22.8%
  Separate Accounts...................   4,276    5,051    5,200     7,013     7,957         16.8
  Partnerships........................     103      112      116       138       146          9.1
                                        ------   ------   ------   -------   -------         ----
    Total Assets Under Management(b)..  $7,983   $9,279   $9,525   $13,297   $16,300         19.5%
                                        ======   ======   ======   =======   =======         ====


---------------

(a) Compound annual growth rate.



(b) Effective April 14, 1997 the Company increased its ownership of Gabelli Fixed Income, LLC from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management would have been $9,004, $10,793 and $11,082 at December 31, 1994, 1995 and 1996, respectively, and the CAGR for total assets would have been 16.0%.

     The Company's subsidiary, Gabelli & Company, Inc. ("Gabelli & Company"), is a registered broker-dealer and a member of the National Association of Securities Dealers, Inc. (the "NASD") and acts as underwriter and distributor of the open-end Mutual Funds and provides brokerage, trading, underwriting and research services.



     The Company was incorporated in April 1998 as "Alpha G, Inc." under the laws of the state of New York. Prior to the consummation of the Offering, the Company will be renamed "Gabelli Asset Management Inc." The Company's principal executive offices are located at One Corporate Center, Rye, New York 10580 and the telephone number is (914) 921-3700.


                              BUSINESS DESCRIPTION


     The Company was originally founded in 1976 as an institutional broker-dealer and entered the separate accounts business in 1977 and the mutual fund business in 1986. In its early years, the Company's investment philosophy was value-oriented. Starting in the mid-1980s, the Company began building upon its core of value-oriented equity investment products by adding new investment strategies designed for clients seeking to invest in growth-oriented equities, convertible securities and fixed income products. Since then, the Company has continued to build its franchise by expanding its investment management capabilities through the addition of industry specific, international, global, and real asset oriented product offerings. Throughout its 22-year history, the Company has marketed most of its products under the "Gabelli" brand name.


     The Company manages assets in the following wide spectrum of investment products and strategies, many of which are focused on fast-growing areas:

                 SUMMARY OF INVESTMENT PRODUCTS AND STRATEGIES
              ---------------------------------------------------

       U.S. EQUITIES:          U.S. FIXED INCOME:  GLOBAL AND INTERNATIONAL EQUITIES:
       --------------          ------------------  ----------------------------------
All Cap Value                  Corporate           International Growth
Large Cap Value                Government          Global Value
Large Cap Growth               Municipals          Global Telecommunications
Mid Cap Value                  Asset-backed        Global Multimedia
Small Cap Value                Intermediate        Gold(b)
Small Cap Growth               Short-term
Micro Cap
Real Estate(a)

   CONVERTIBLE SECURITIES:       U.S. BALANCED:          ALTERNATIVE PRODUCTS:
   -----------------------       --------------          ---------------------
U.S. Convertible Securities    Balanced Growth     Risk Arbitrage
Global Convertible Securities  Balanced Value      Merchant Banking
                                                   Fund of Funds

---------------
(a) Invested primarily in publicly-traded real estate investment trusts and managed by Westwood Management.
(b) Invested primarily in publicly-traded equities of U.S. and international gold companies.

     The Company believes that its growth to date can be largely credited to the following:

- LONG-TERM FUND PERFORMANCE: The Company has a long-term record of achieving relatively high returns for its Mutual Fund and Separate Account clients when compared to similar investment products. The Company believes that its performance record is a competitive advantage and a recognized component of its franchise.


- WIDELY RECOGNIZED "GABELLI" BRAND NAME: For much of its history, the Company has advertised in a variety of financial print media, including in publications such as the Wall Street Journal, Money Magazine,

  Barron's and Investor's Business Daily. The Company believes that the breadth and consistency of its advertising has enhanced investor awareness of its product offerings and of the "Gabelli" brand name.

- DIVERSIFIED PRODUCT OFFERINGS: Since the inception of its investment management activities, the Company has sought to expand the breadth of its product offerings. The Company currently offers a wide spectrum of investment products and strategies, including product offerings in U.S. equities, U.S. fixed income, global and international equities, convertible securities, U.S. balanced and alternative products.

- STRONG INDUSTRY FUNDAMENTALS: According to data compiled by the U.S. Federal Reserve, the investment management industry has grown faster than more traditional segments of the financial services industry, including the banking and insurance industries. The Company believes that demographic trends and the growing role of money managers in the placement of capital compared to the traditional role played by banks and life insurance companies will result in continued growth of the investment management industry.

                               BUSINESS STRATEGY

     The Company intends to grow its franchise by leveraging its competitive asset management strengths, including its long-term performance record, brand name, diverse product offerings and experienced research, client service and investment staff. In order to achieve continued growth in assets under management and profitability, the Company will continue to pursue its business strategy, the key elements of which include:

- BROADENING AND STRENGTHENING THE GABELLI BRAND. The Company believes that the Gabelli brand name is one of the more widely recognized brand names in the U.S. investment management industry. The Company intends to continue to strengthen its brand name identity by, among other things, increasing its marketing and advertising to provide a uniform global image. The Company believes that with its brand name recognition, it has the capacity to create new products and services around the core Gabelli brand to complement its existing product offerings. For example, in 1998, the Company launched the Gabelli Global Opportunity Fund, a global equity fund, and the Gabelli Westwood Mighty Mites(SM) Fund, a micro cap equity fund.


- EXPANDING MUTUAL FUND DISTRIBUTION. The Company intends to continue expanding its distribution network through programs sponsored by third-party intermediaries that offer their mutual fund customers a variety of competing products and administrative services ("Third-Party Distribution Programs"), including, in particular, programs with no transaction fees payable by the customer ("NTF Programs"), also commonly referred to as "mutual fund supermarkets." In recent years, the Company has realized significant growth in its mutual fund assets under management through alliances with "mutual fund supermarkets" and other Third-Party Distribution Programs, through which its Mutual Funds are made available to investors. As of December 31, 1998, the Company was participating in 63 Third-Party Distribution Programs, including the Charles Schwab and Fidelity Investments "mutual fund supermarket" programs. In addition, the Company intends to develop a marketing strategy to increase its presence in the 401(k) market for its Mutual Funds. Additionally, the Company expects to soon offer investors the ability to purchase mutual fund shares directly through the Internet. The Company has also entered into various marketing alliances and distribution arrangements with leading national brokerage and investment houses and has commenced development of additional classes of shares for several of its mutual funds for sale through national brokerage and investment houses and other third-party distribution channels on a commission basis.


- INCREASING PENETRATION IN HIGH NET WORTH MARKET. The Company's high net worth business focuses, in general, on serving clients who have established an account relationship of $1 million or more with the Company. According to certain industry estimates, the number of households with over $1 million in investable assets will grow from approximately 2.5 million in 1996 to over 15 million by 2010. With the Company's 22-year history of serving this segment, its long-term performance record and brand name recognition, the Company believes that it is well positioned to capitalize on the growth opportunities in this market.

- INCREASING MARKETING FOR INSTITUTIONAL SEPARATE ACCOUNTS. The institutional Separate Accounts business has been primarily developed through direct marketing channels. Historically, third-party pension consultants and financial consultants have not been a major source of new institutional Separate Accounts business for the Company. However, these consultants have significantly increased their presence among institutional investors. As a result, the Company intends both to add marketing personnel to target pension and financial consultants and to expand its efforts through its traditional marketing channels.


- ATTRACTING AND RETAINING EXPERIENCED PROFESSIONALS. Following the Offering, the availability of the publicly-traded Class A Common Stock will enhance the Company's ability to attract and retain top performing investment professionals. The ability to attract and retain highly experienced investment and other professionals with a long-term commitment to the Company and its clients has been, and will continue to be, a significant factor in its long-term growth. As the Company continues to increase the breadth of its investment management capabilities, it plans to add portfolio managers and other investment personnel in order to foster expansion of its products.


- CAPITALIZING ON ACQUISITIONS AND STRATEGIC ALLIANCES. The Company intends to selectively and opportunistically pursue acquisitions and alliances that will broaden its product offerings and add new sources of distribution. The Company believes that it will be better positioned to pursue acquisitions and alliances after the Offering because it will be one of a relatively few publicly-traded investment management firms. At present, the Company has no plans, arrangements or understandings relating to any specific acquisitions or alliances.

                                  THE OFFERING

Class A Common Stock Offered....    6,000,000 shares

Common Stock to be Outstanding
After the Offering..............    6,000,000 shares of Class A Common Stock(1)
                                   and 24,000,000 shares of Class B Common
                                   Stock(2)

                                  ----------------------------------------------

                                   30,000,000 shares(1)
                                  ----------------------------------------------

                                  ----------------------------------------------


Use of Proceeds.................   The Company intends to use the net proceeds
                                   from the Offering for general corporate
                                   purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution and marketing of existing investment products, upgraded management information systems and strategic acquisitions as opportunities arise. The
                                   Company currently does not intend to use any of the net proceeds from the Offering to pay debt service on the $50 million payable to Mr. Gabelli under the terms of his Employment
                                   Agreement. See "Use of Proceeds."



Voting Rights...................   The rights of holders of shares of Common
                                   Stock are substantially identical, except that holders of Class B Common Stock will be entitled to ten votes per share, while holders of Class A Common Stock will be entitled to one vote per share.



NYSE Symbol.....................   GBL



---------------

(1) Excludes 1,500,000 shares of Class A Common Stock reserved for issuance under the 1999 Stock Award and Incentive Plan of the Company, including 1,200,000 shares of Class A Common Stock subject to outstanding options that will be granted at an exercise price equal to the initial public offering price of the Class A Common Stock (net of the discount payable to the Underwriters). See "Management -- 1999 Stock Award and Incentive Plan."



(2) All of the Class B Common Stock is owned by Gabelli Partners, which is approximately two-thirds owned by Mr. Gabelli, with the balance owned by the Company's professional staff and other individuals.


                                  RISK FACTORS


     Purchasers of the Class A Common Stock in the Offering should carefully consider the risk factors set forth under the caption "Risk Factors" and the other information included in this Prospectus prior to making an investment decision. See "Risk Factors" beginning on page 12.

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA


  General



     The following is a summary of certain consolidated financial information relating to the Company. The summary has been derived in part from, and should be read in conjunction with, the audited Consolidated Financial Statements of Gabelli Funds, Inc. and subsidiaries ("GFI") and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. All financial information for the nine months ended September 30, 1997 and 1998, which has not been audited, has been derived from the unaudited Consolidated Financial Statements of GFI included elsewhere in this Prospectus, and, in the opinion of management, reflects all adjustments, which are of a normal recurring nature, necessary to present fairly such information for the periods presented. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.



     The unaudited pro forma income statement data gives effect to (i) the Formation Transactions, including the reduction in net gain from investments, the reduction in interest and dividend income, the lower management fee and the increase in interest expense as if the Employment Agreement (as defined herein) (see Note Q to the Consolidated Financial Statements) had been in effect for the year ended December 31, 1997 and nine months ended September 30, 1998, and (ii) the additional income taxes which would have been recorded if GFI had been a "C" corporation instead of an "S" corporation based on tax laws in effect for the respective periods.



     The unaudited pro forma financial data does not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the Formation Transactions been consummated on the aforesaid dates, or project the results of operations or the financial position of the Company for any future date or period. See "Selected Historical and Pro Forma Financial Data" and "Certain Relationships and Related Transactions -- The Formation Transactions" and the Unaudited Pro Forma Consolidated Statements of Income and Financial Condition of the Company included elsewhere in this Prospectus.



  Impact of $50 Million Non-Recurring Charge ($1.01 per share) to be Recorded in First Quarter of 1999



     Under the terms of the Employment Agreement, Mr. Gabelli, who indirectly beneficially owns shares of Common Stock having 97.6% of the combined voting power of the Company, will receive, in addition to his portfolio management compensation and account executive fees, an annual incentive-based management fee of 10% of the aggregate pre-tax profits of the Company (before consideration of the management fee) and a deferred payment of $50 million on January 2, 2002, with interest payable quarterly on such deferred amount at an annual rate of 6%. The $50 million deferred payment is expected to be charged to the Company's earnings upon the effective date of the Employment Agreement, which is expected to occur in the first quarter of 1999. This payment, net of tax benefit, will reduce earnings by $1.01 per share (based on the expected weighted average number of shares outstanding in the first quarter of 1999 of 30 million). The $50 million payment is not reflected in the pro forma income statement data because it is a one-time event directly related to the Offering; however, it is reflected, net of tax benefit, in pro forma stockholders' equity.

   GABELLI FUNDS, INC. AND SUBSIDIARIES SUMMARY HISTORICAL AND PRO FORMA DATA



                                                                                        NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                  ---------------------------------------------------   ------------------
                                    1993       1994       1995      1996       1997     1997(1)   1998(1)
                                  --------   --------   --------   -------   --------   -------   --------
                                                               (IN THOUSANDS)
INCOME STATEMENT DATA
Revenues:
  Investment advisory and
    incentive fees..............  $ 61,110   $ 71,759   $ 77,302   $84,244   $ 89,684   $64,107   $ 86,302
  Commission revenue............     5,555      5,003      5,706     6,667      7,496     5,613      6,197
  Distribution fees and other
    income......................     3,716      4,683      6,302     7,257      8,096     5,100      9,810
                                  --------   --------   --------   -------   --------   -------   --------
    Total revenues..............    70,381     81,445     89,310    98,168    105,276    74,820    102,309
                                  --------   --------   --------   -------   --------   -------   --------
Expenses:
  Compensation costs............    31,750     36,235     39,384    41,814     45,260    33,138     41,702
  Management fee................     3,618      6,904      9,423    10,192     10,580     7,425      8,533
  Other operating expenses......    12,592     16,435     18,709    19,274     18,690    13,943     18,072
                                  --------   --------   --------   -------   --------   -------   --------
    Total expenses..............    47,960     59,574     67,516    71,280     74,530    54,506     68,307
                                  --------   --------   --------   -------   --------   -------   --------
Operating income................    22,421     21,871     21,794    26,888     30,746    20,314     34,002
                                  --------   --------   --------   -------   --------   -------   --------
Other income:
  Net gain (loss) from
    investments.................     9,199     (1,724)    10,105     8,783      7,888     6,803     (3,910)
  Gain on sale of PCS licenses, net..       --       --       --        --         --        --     17,430
  Interest and dividend
    income......................     2,596      4,692      5,853     5,406      4,634     3,168      3,252
  Interest expense..............      (337)      (868)      (679)     (879)    (1,876)   (1,183)    (1,355)
  Other.........................       195        119        147       331       (109)      (52)        79
                                  --------   --------   --------   -------   --------   -------   --------
    Total other income, net.....    11,653      2,219     15,426    13,641     10,537     8,736     15,496
                                  --------   --------   --------   -------   --------   -------   --------
Income before income taxes and
  minority interest.............    34,074     24,090     37,220    40,529     41,283    29,050     49,498
  Income taxes..................    12,831      9,198      7,769     7,631      3,077     2,369      3,004
  Minority interest.............     1,750      2,060      2,555     2,727      1,529       759      1,043
                                  --------   --------   --------   -------   --------   -------   --------
Net income......................  $ 19,493   $ 12,832   $ 26,896   $30,171   $ 36,677   $25,922   $ 45,451
                                  ========   ========   ========   =======   ========   =======   ========



                                                       DECEMBER 31,                           SEPTEMBER 30,
                                   -----------------------------------------------------   -------------------
                                     1993        1994       1995       1996       1997     1997(1)    1998(1)
                                   --------    --------   --------   --------   --------   --------   --------
                                                                  (IN MILLIONS)
OTHER FINANCIAL DATA (UNAUDITED)
  Assets under management (at
    period end)(2):
      Mutual Funds...............  $  3,684    $  3,604   $  4,116   $  4,209   $  6,146   $  5,892   $  7,034
      Separate Accounts..........     4,460       4,276      5,051      5,200      7,013      6,760      6,720
      Partnerships...............        67         103        112        116        138        134        147
                                   --------    --------   --------   --------   --------   --------   --------
         Total...................  $  8,211    $  7,983   $  9,279   $  9,525   $ 13,297   $ 12,786   $ 13,901
                                   ========    ========   ========   ========   ========   ========   ========



                                                                       SEPTEMBER 30, 1998
                                                    ---------------------------------------------------------
                                                                      PRO FORMA FOR            PRO FORMA FOR
                                                     ACTUAL    FORMATION TRANSACTIONS(1)(3)   OFFERING(1)(3)
                                                    --------   ----------------------------   ---------------
                                                                         (IN THOUSANDS)
BALANCE SHEET DATA
  Investment in securities........................  $ 78,597             $ 23,233                $ 23,233
  Investment in partnerships......................    47,081               15,163                  15,163
  PCS licenses....................................    33,985                   --                      --
  Total assets....................................   241,487              111,501                 208,501
  Total liabilities and minority interest.........    61,385               96,671                  96,671
  Total stockholders' equity......................   180,102               14,830                 111,830

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
UNAUDITED PRO FORMA DATA(1)(3)(4)

  Revenues:
    Investment advisory and incentive fees..................    $ 89,684         $ 86,302
    Commission revenue......................................       7,496            6,197
    Distribution fees and other income......................       8,096            9,810
                                                                --------         --------
         Total revenues.....................................     105,276          102,309
  Expenses:
    Compensation costs......................................      45,260           41,702
    Management fee..........................................       4,424            4,216
    Other operating expenses................................      16,901           17,541
                                                                --------         --------
         Total expenses.....................................      66,585           63,459
    Operating income........................................      38,691           38,850
                                                                --------         --------
  Other income:
    Net gain from investments...............................       3,004              756
    Interest and dividend income............................       1,115              605
    Interest expense........................................      (3,000)          (2,271)
         Total other income, net............................       1,119             (910)
                                                                --------         --------
  Income before income taxes and minority interest..........      39,810           37,940
    Income taxes............................................      15,735           15,047
    Minority interest.......................................       1,677            1,228
                                                                --------         --------
  Net income................................................    $ 22,398         $ 21,665
                                                                ========         ========
Pro forma net income per share:
  Basic and diluted.........................................    $   0.75         $   0.72
                                                                ========         ========
Pro forma weighted average shares outstanding:
  Basic and diluted.........................................      30,000           30,000
                                                                ========         ========


---------------
(1) Unaudited.


(2) Effective April 14, 1997, Gabelli Fixed Income, LLC was restructured such that the Company's ownership increased from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management for 1993, 1994, 1995 and 1996 would have been approximately $11.1 billion, $9.0 billion, $10.8 billion and $11.1 billion, respectively.



(3) The unaudited pro forma data presented above gives effect to the Formation Transactions and the additional income taxes payable if GFI had been a "C" corporation instead of an "S" corporation, but does not give effect to the use of the proceeds received from the Offering. See the Unaudited Pro Forma Consolidated Financial Statements.



(4) The disclosure requirements of Statements of Financial Accounting Standards No. 123 require the use of an option valuation model to compute a fair value of employee stock options. The valuation model used by the Company was not developed for use in valuing employee stock options and the Company's employee stock option characteristics vary significantly from those of traded options. As a result, changes in the subjective input assumptions can materially affect the fair value estimate. The pro forma compensation expense, net of tax benefit, related to the Stock Award and Incentive Plan for the year ended December 31, 1997 and the nine months ended September 30, 1998 is $1,600,000 and $1,200,000, respectively, based on 1,200,000 options outstanding on the Offering Date.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should consider carefully the following factors relating to the Company and the Class A Common Stock before making an investment in the Class A Common Stock offered by this Prospectus.

CONTROL BY MR. GABELLI; CONFLICTS OF INTEREST


     Upon completion of the Offering, Mr. Gabelli, through his approximately two-thirds ownership of Gabelli Partners, will beneficially own all of the Company's outstanding Class B Common Stock, representing approximately 97.6% of the combined voting power of all classes of voting stock of the Company (97.2% if the Underwriters' over-allotment option is exercised in full). As long as Mr. Gabelli indirectly beneficially owns a majority of the combined voting power of the Common Stock, he will have the ability to elect all of the members of the Board of Directors and thereby control the management and affairs of the Company, including determinations with respect to acquisitions, dispositions, borrowings, issuances of Common Stock or other securities of the Company, and the declaration and payment of dividends on the Common Stock. In addition, Mr. Gabelli will be able to determine the outcome of matters submitted to a vote of the Company's shareholders for approval and will be able to cause or prevent a change in control of the Company. As a result of Mr. Gabelli's control of the Company, none of the Company's agreements with Mr. Gabelli and other companies controlled by him have been arrived at through "arm's-length" negotiations, although the Company believes that the parties endeavored to implement market-based terms. There can be no assurance that the Company would not have received more favorable terms from an unaffiliated party. See "Certain Relationships and Related Transactions."



     In order to minimize conflicts and potential competition with the Company's investment management business, Mr. Gabelli has entered into a written agreement to limit his activities outside of the Company. Mr. Gabelli has undertaken that so long as he is associated with the Company or for a period of five years from the consummation of the Offering, whichever is longer, he shall not provide investment management services for compensation other than in his capacity as an officer or employee of the Company except for (a) those investment funds and accounts currently managed by Mr. Gabelli outside the Company under performance fee arrangements, but only to the extent that any such investment fund or account consists solely of one or more of the persons who were investors as of the date of the consummation of the Offering and (b) successor funds and accounts which serve no investors other than those in the funds and accounts referred to in clause (a) or those investors' successors, heirs, donees or immediate families, which funds and accounts operate according to an investment style similar to such other accounts or funds, which style is not used at the Company as of the date of consummation of the Offering, and which are subject to performance fee arrangements. References to the "Permissible Accounts" mean the funds and accounts managed outside the Company which are permitted under the agreement described above in this paragraph. To the extent that such activities are not prohibited under the foregoing agreement, Mr. Gabelli intends to continue devoting time to activities outside the Company, including managing his own assets and his family's assets, managing or controlling companies in other industries and managing assets for other investors through the Permissible Accounts (approximately $110 million as of September 30, 1998). These activities may present conflicts of interest or compete with the Company. The Certificate of Incorporation of the Company expressly provides in general that Mr. Gabelli, members of his immediate family who are officers or directors of the Company and entities controlled by such persons have an obligation to present corporate opportunities to the Company and resolve conflicts of interest through one of the processes described in the Certificate of Incorporation, which include independent director or independent shareholder approval. See "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions -- Overview of Corporate Opportunity and Conflict of Interest Policies." As of the date of the consummation of the Offering, it is expected that there will be no members of Mr. Gabelli's immediate family who are officers or directors of the Company.



     The Company will not derive any income from activities outside the Company by Mr. Gabelli or members of his immediate family who are officers or directors of the Company and may not be able to take advantage of business and investment opportunities that could later prove to be beneficial to the Company and its shareholders, either because such opportunities were not Company opportunities at the time they arose or because the Company did not pursue them. Where a conflict of interest involves a transaction between Mr. Gabelli or members of his immediate family who are officers or directors of the Company or their affiliates and the Company, there can be no assurance that the Company would not receive more favorable terms if it were dealing with an unaffiliated party, although the Company will seek to achieve market-based terms in all such transactions. See "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions -- Overview of Corporate Opportunity and Conflict of Interest Policies."

DEPENDENCE ON MARIO J. GABELLI AND OTHER KEY PERSONNEL

     The Company is dependent on the efforts of Mr. Gabelli, its Chairman of the Board, Chief Executive Officer, Chief Investment Officer and the primary portfolio manager for a significant majority of the Company's assets under management. The loss of Mr. Gabelli's services would have a material adverse effect on the Company.

     In addition to Mr. Gabelli, the future success of the Company depends to a substantial degree on its ability to retain and attract other qualified personnel to conduct its investment management business. The market for qualified portfolio managers is extremely competitive and has grown more so in recent periods as the investment management industry has experienced growth. The Company anticipates that it will be necessary for it to add portfolio managers and investment analysts as the Company further diversifies its investment products and strategies. See "Business -- Business Strategy." There can be no assurance, however, that the Company will be successful in its efforts to recruit and retain the required personnel. In addition, the investment professionals as well as the senior marketing personnel have direct contact with the Company's Separate Account clients, which can lead to a strong client relationship. The loss of these personnel could jeopardize the Company's relationships with certain Separate Account clients, and result in the loss of such accounts. The loss of key management professionals or the inability to recruit and retain sufficient portfolio managers and marketing personnel could have a material adverse effect on the Company's business.

POTENTIAL ADVERSE EFFECTS ON THE COMPANY'S PERFORMANCE PROSPECTS FROM A DECLINE IN THE PERFORMANCE OF THE SECURITIES MARKETS

     The Company's results of operations are affected by many economic factors, including the performance of the securities markets. During recent years, unusually favorable and sustained performance of the U.S. securities markets, and the U.S. equity market, in particular, has attracted substantial inflows of new investments in these markets and has contributed to significant market appreciation which has, in turn, led to an increase in assets under management and revenues for the Company. At September 30, 1998, approximately 88% of the Company's assets under management were invested in portfolios consisting primarily of equity securities. More recently, the securities markets in general have experienced significant volatility, with declines in value experienced during the third quarter of 1998. Any further decline in the securities markets, in general, and the equity markets, in particular, could further reduce the Company's assets under management and consequently reduce the Company's revenues. In addition, any such continuing decline in the equity markets, failure of these markets to sustain their prior levels of growth, or continued short-term volatility in these markets could result in investors withdrawing from the equity markets or decreasing their rate of investment, either of which would be likely to further adversely affect the Company. The Company's growth rate has varied from year to year, and there can be no assurance that the average growth rates sustained in the recent past will continue. From time to time, a relatively high proportion of the assets managed by the Company may be concentrated in particular industry sectors. A general decline in the performance of securities in those industry sectors could have an adverse effect on the Company's assets under management and revenues.

FUTURE INVESTMENT PERFORMANCE COULD REDUCE REVENUES AND OTHER INCOME

     Success in the investment management and mutual fund businesses is dependent on investment performance as well as distribution and client servicing. Good performance generally stimulates sales of the Company's investment products and tends to keep withdrawals and redemptions low, which generates higher management fees (which are based on the amount of assets under management). Conversely, relatively poor performance tends to result in decreased sales, increased withdrawals and redemptions in the case of the open-end Mutual Funds, and in the loss of Separate Accounts, with corresponding decreases in revenues to the Company. Many analysts of the mutual fund industry believe that investment performance is the most important factor for the growth of no-load Mutual Funds, such as those offered by the Company. Failure of the Company's investment products to perform well could, therefore, have a material adverse effect on the Company.

LOSS OF SIGNIFICANT SEPARATE ACCOUNTS COULD AFFECT REVENUES


     The Company had approximately 950 Separate Accounts as of September 30, 1998, of which the ten largest accounts generated approximately 7% of the Company's total revenues during the nine months ended September 30, 1998. Loss of these accounts for any reason would have an adverse effect on the Company's revenues. Notwithstanding good performance, the Company has from time to time lost large Separate Accounts as a result of corporate mergers and restructurings, and the Company could continue to lose accounts under these or other circumstances.


COMPLIANCE FAILURES AND CHANGES IN REGULATION COULD ADVERSELY AFFECT THE COMPANY

     The Company's investment management activities are subject to client guidelines and its Mutual Fund business involves compliance with numerous investment, asset valuation, distribution and tax requirements. A failure to adhere to these guidelines or satisfy these requirements could result in losses which could be recovered by the client from the Company in certain circumstances. Although the Company has installed procedures and utilizes the services of experienced administrators, accountants and lawyers to assist it in adhering to these guidelines and satisfying these requirements, and maintains insurance to protect it in the case of client losses, there can be no assurance that such precautions or insurance will protect the Company from potential liabilities.

     The Company's businesses are subject to extensive regulation in the United States, including by the Securities and Exchange Commission (the "Commission") and the NASD. The Company is also subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. The failure of the Company to comply with applicable laws or regulations could result in fines, suspensions of personnel or other sanctions, including revocation of the registration of the Company or any of its subsidiaries as an investment adviser or broker-dealer. Changes in laws or regulations or in governmental policies could have a material adverse effect on the Company. See "Business -- Regulation."

THE COMPANY'S SOURCES OF REVENUE ARE SUBJECT TO TERMINATION ON SHORT NOTICE


     Substantially all of the Company's revenues are derived from investment management agreements and distribution arrangements. Investment management agreements and distribution arrangements with the Mutual Funds are terminable without penalty on 60 days' notice (subject to certain additional procedural requirements in the case of termination by a Mutual Fund) and must be specifically approved at least annually, as required by law. Such annual renewal requires, among other things, approval by the disinterested members of each Mutual Fund's board of directors or trustees. See "Business -- Brokerage and Mutual Fund Distribution." Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less. Any failure to renew or termination of a significant number of these agreements or arrangements would have a material adverse effect on the Company.

COMPETITION AND COMPETITORS WITH GREATER RESOURCES

     The investment management business is intensely competitive with low barriers to entry and is undergoing substantial consolidation. Many organizations in this industry are attempting to market to and service the same clients as the Company, not only with mutual fund products and services, but also with a wide range of other financial products and services. Many of the Company's competitors have greater distribution capabilities, offer more product lines and services, and may also have a substantially greater amount of assets under management and financial resources. These competitors would tend to have a substantial advantage over the Company during periods when the Company's investment performance is not strong enough to counter these competitors' greater marketing resources. See "Business -- Competition."

RELIANCE ON THIRD-PARTY DISTRIBUTION PROGRAMS


     The Company has recently experienced significant growth in sales of its open-end Mutual Funds through Third-Party Distribution Programs, most of which is from NTF Programs. Approximately $900 million of the Company's assets under management in the open-end Mutual Funds as of September 30, 1998 were obtained through NTF Programs. The cost of participating in Third-Party Distribution Programs is higher than the Company's direct distribution costs, and there can be no assurance that the cost of Third-Party Distribution Programs will not increase in the future. Any increase would be likely to have an adverse effect on the Company's profit margins and results of operations. In addition, there can be no assurance that the Third-Party Distribution Programs will continue to distribute the Mutual Funds. At September 30, 1998, approximately 89% of the NTF Program net assets in the Gabelli and Gabelli Westwood families of funds are attributable to two NTF Programs. Further, 89% of the total assets in The Treasurer's Funds are attributable to one Third-Party Distribution Program. The decision by these Third-Party Distribution Programs to discontinue distribution of the Mutual Funds could have an adverse effect on the Company's growth of assets under management.


FEE PRESSURES COULD REDUCE PROFIT MARGINS

     There has been a trend toward lower fees in some segments of the investment management industry. In order for the Company to maintain its fee structure in a competitive environment, the Company must be able to provide clients with investment returns and service that will encourage them to be willing to pay such fees. Accordingly, there can be no assurance that the Company will be able to maintain its current fee structure. Fee reductions on existing or future new business could have an adverse impact on the Company's profit margins and results of operations.

POSSIBILITY OF LOSSES ASSOCIATED WITH UNDERWRITING, TRADING AND MARKET-MAKING ACTIVITIES

     The Company's underwriting, trading and market-making activities are primarily conducted through its subsidiary, Gabelli & Company, both as principal and agent. Such activities subject the Company's capital to significant risks of loss. The risks of loss include those resulting from ownership of securities, extension of credit, leverage, liquidity, counterparty failure to meet commitments, client fraud, employee errors, misconduct and fraud (including unauthorized transactions by traders), failures in connection with the processing of securities transactions and litigation. The Company has procedures and internal controls to address such risks but there can be no assurance that these procedures and controls will prevent losses from occurring.

DEPENDENCE ON INFORMATION SYSTEMS

     The Company operates in an industry that is highly dependent on its information systems and technology. The Company outsources a significant portion of its information systems operations to third parties who are responsible for providing the management, maintenance and updating of such systems. There can be no assurance, however, that the Company's information systems and technology will continue to be able to accommodate the Company's growth, or that the cost of maintaining such outsourcing arrangements will not increase from its current level. Such a failure to accommodate growth, or an increase in costs related to these information systems, could have a material adverse effect on the Company.

FAILURE TO ACHIEVE YEAR 2000 COMPATIBILITY WOULD CAUSE SIGNIFICANT LOSSES

     With the new millennium approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors with date functions (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

     Because the Company is dependent, to a very substantial degree, upon the proper functioning of its computer systems, a failure of its systems to be Year 2000 compliant could have a material adverse effect on the Company. For example, a failure of this kind could lead to incomplete or inaccurate accounting or recording of trades in securities or result in the generation of erroneous results or give rise to uncertainty about the Company's exposure to trading risks and its need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.


     In addition, the Company depends primarily upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties; financial intermediaries such as stock exchanges, depositories, clearing agencies, clearing houses and commercial banks; subcontractors such as third-party administrators; and vendors such as providers of telecommunication services, quotation equipment and other utilities. If the third parties with whom the Company interacts have Year 2000 problems that are not remedied, the following problems could result: (i) in the case of subcontractors, in disruption of critical services such as administration, valuation and record keeping services for its mutual funds; (ii) in the case of vendors, in disruption of important services upon which the Company depends, such as telecommunications and electrical power; (iii) in the case of third-party data providers, in the receipt of inaccurate or out-of-date information that would impair the Company's ability to perform critical data functions, such as pricing its securities or other assets; (iv) in the case of financial intermediaries such as exchanges and clearing agents, in failed trade settlements, an inability to trade in certain markets and disruption of funding flows; (v) in the case of banks and other financial institutions, in the disruption of capital flows potentially resulting in liquidity stress; and (vi) in the case of counterparties and customers, in financial and accounting difficulties for those parties that expose the Company to increased credit risk and lost business. Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. This in turn could result in a general reduction in trading and other market activities (and lost revenues). Management cannot predict the impact that such reduction would have on the Company's business.



     In order to ensure that the Company will continue to operate successfully and be able to meet its fiduciary obligations to its clients after December 31, 1999, the Company has taken numerous steps toward becoming Year 2000 compliant in both its information technology and non-information technology systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Program." The Company currently estimates that the total cost of implementing its Year 2000 program will not have a material impact on the Company's results of operations, liquidity or capital resources. There can be no assurance, however, that the Company's Year 2000 program will be effective or that the Company's estimates about the cost of completing its program will be accurate. Neither the Company nor any of its affiliates has been reviewed by federal or state regulators for Year 2000 compliance.


POTENTIAL ADVERSE EFFECT ON CLASS A COMMON STOCK SHARE PRICE FROM DISPARATE VOTING RIGHTS

     The holders of Class A Common Stock and Class B Common Stock have identical rights except that (i) holders of Class A Common Stock are entitled to one vote per share, while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders in general, and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. The differential in the voting rights and the ability of the Company to issue additional Class B Common Stock could adversely affect the value of the Class A Common Stock to the extent that investors, or any potential future purchaser of the Company, view the superior voting rights of the Class B Common Stock to have value.

ABSENCE OF A PRIOR PUBLIC MARKET; VOLATILITY OF PRICE; NO ASSURANCE THAT AN ACTIVE TRADING MARKET WILL DEVELOP OR BE SUSTAINED

     Prior to the Offering, there has been no public market for the Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained. The initial public offering price of the Class A Common Stock will be determined through negotiation among the Company and the Underwriters (other than Gabelli & Company) and may not be indicative of the market price for the Class A Common Stock after the Offering. See "Underwriting." The market price for the Class A Common Stock may be highly volatile. The Company believes that factors such as announcements by the Company, or by its competitors, of quarterly variances in financial results could cause the market price of the Class A Common Stock to fluctuate substantially. In addition, the stock market may experience extreme price and volume fluctuations, which often are unrelated to the operating performance of specific companies. Market fluctuations or perceptions regarding the Company's industry, as well as general economic or political conditions, may adversely affect the market price of the Class A Common Stock.

NO SPECIFIC USE OF PROCEEDS

     The Company has not designated any specific use for the net proceeds from the sale by the Company of Class A Common Stock offered hereby. The Company intends to use the net proceeds primarily for general corporate purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution, upgraded management information systems and strategic acquisitions as opportunities arise. Accordingly, management will have significant flexibility in applying the net proceeds of the Offering. At present, the Company has no plans, agreements or understandings relating to any specific acquisitions or alliances. Although part of the Company's business strategy is to pursue acquisitions and alliances that will broaden its product offerings and add new sources of distribution, there can be no assurance that the Company will find strategic acquisition opportunities at favorable prices, that the Company will have sufficient capital resources to finance its acquisition strategy, or that any such acquisitions, if consummated, will be successfully integrated with the Company's business operations. See "Use of Proceeds."

IMMEDIATE AND SUBSTANTIAL DILUTION


     Purchasers of Class A Common Stock in the Offering will experience immediate dilution in net tangible book value of $13.83 per share, based on an assumed initial public offering price of $17.50 per share. To the extent that any options to be granted with respect to Class A Common Stock are exercised after the vesting period expires, purchasers of Class A Common Stock will experience additional dilution. See "Dilution" and "Management -- 1999 Stock Award and Incentive Plan."


SHARES AVAILABLE FOR FUTURE SALE OR DISTRIBUTION


     Immediately after consummation of the Offering, the Company will have outstanding 6,000,000 shares of Class A Common Stock and 24,000,000 shares of Class B Common Stock. Subject to the restrictions described under "Shares Eligible for Future Sale" and applicable law and the lock-up agreement with Gabelli Partners described below, Gabelli Partners could sell any or all of the shares of Class B Common Stock owned by it from time to time for any reason. See "Shares Eligible for Future Sale." Gabelli Partners has agreed with the Company that it will not offer, sell or otherwise dispose of any shares of Class B Common Stock for a period of three years after the date of this Prospectus without the prior written consent of the Company. In addition, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., on behalf of the Underwriters, for a period of 180 days after the date of this Prospectus (i) the Company and Gabelli Partners have agreed with the Underwriters that they will not offer, sell or otherwise dispose of any shares of Common Stock or any security convertible into or exchangeable or exercisable for shares of Common Stock, except for the shares of Class A Common Stock to be sold in the Offering and options granted in the ordinary course of business under the Plan and (ii) shareholders of

Gabelli Partners who are also officers and directors of the Company have agreed with the Underwriters that they will not offer, sell or otherwise dispose of any shares of capital stock of Gabelli Partners or any security convertible into or exchangeable or exercisable for shares of capital stock of Gabelli Partners, except in transactions between existing shareholders of Gabelli Partners and through gifts, in each case, to persons who agree to be bound by similar restrictions. No prediction can be made as to the effect, if any, that future sales or distributions of Class B Common Stock by Gabelli Partners will have on the market price of the Class A Common Stock prevailing from time to time. Sales or distributions of substantial amounts of Class A Common Stock or Class B Common Stock, or the perception that such sales or distributions could occur, could adversely affect the prevailing market price for the Class A Common Stock.


               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION


     Certain statements under "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business," and elsewhere in this Prospectus constitute forward-looking statements, which involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company, or industry results, to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, those listed under "Risk Factors" and elsewhere in this Prospectus. As a result of the foregoing and other factors, no assurance can be given as to future results, levels of activity or achievements, and neither the Company nor any other person assumes responsibility for the accuracy and completeness of such statements.

                                  THE COMPANY


     The Company is a holding company that was newly formed in connection with the Offering and, accordingly, has not previously engaged in any business operations, acquired any assets or incurred any liabilities other than in connection with the Offering. Prior to the closing of the Offering, the Company will issue 24 million shares of its Class B Common Stock, representing all of its then issued and outstanding shares of common stock, to GFI for substantially all of the operating assets and liabilities of GFI relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business, at which time GFI will be renamed "Gabelli Group Capital Partners, Inc." As a result, Gabelli Partners, which is approximately two-thirds owned by Mr. Gabelli with the balance owned by the Company's professional staff and other individuals, will become the sole shareholder of the Company prior to the consummation of the Offering. At such time, one of Gabelli Partners' most significant assets will be its investment in the Company.



     Immediately following the Offering, the Company will conduct its business operations through its subsidiaries. After the consummation of the Offering, Gabelli Partners will own all of the outstanding shares of Class B Common Stock, which will represent approximately 97.6% of the combined voting power of the outstanding Common Stock (97.2% if the Underwriters' over-allotment option is exercised in full). The Company will continue to be controlled by Mr. Gabelli. As part of the Formation Transactions, the Company will have entered into an Employment Agreement with Mr. Gabelli and a Management Services Agreement with Gabelli Partners. See "Management -- Employment Agreements" and "Certain Relationships and Related Transactions -- The Formation Transactions."

     The following sets forth a simplified organizational chart for the Company after consummation of the Offering:

                    [GABELLI & COMPANY ORGANIZATIONAL CHART]
---------------
  * The 23.4% ownership interest of GSI not held by the Company is owned by the Company's professional staff (7.2%) and by unaffiliated stockholders (16.2%).

 ** The Company owns 51.1% of the Class B common stock of Gabelli Advisers,
    Inc., which stock represents approximately 49.9% of the total voting power and 40.9% of the economic interest. The remaining 48.9% of the Class B common stock of Gabelli Advisers, Inc. is owned by members of senior management of the Company and by their affiliates. As a result, the Company effectively has voting control of Gabelli Advisers, Inc. All of the Class A common stock of Gabelli Advisers, Inc., representing a 20% economic interest, is owned by Westwood Management Corporation ("Westwood Management"). See "Certain Relationships and Related
    Transactions -- Transactions with Mr. Gabelli and Affiliates." Gabelli Advisers, Inc. is the adviser and Westwood Management is the subadviser to five of the six portfolios of the Gabelli Westwood family of funds.

*** The 19.9% ownership interest of Gabelli Fixed Income, LLC not held by the Company is owned by members of senior management of Gabelli Fixed Income, LLC.

     The Company was incorporated in April 1998 under the laws of the state of New York. The Company's principal executive offices are located at One Corporate Center, Rye, New York 10580 and the telephone number is (914) 921-3700.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the shares of Class A Common Stock in the Offering at an assumed public offering price of $17.50 per share (the midpoint of the range set forth on the cover page of this Prospectus) after deducting underwriting commissions and discounts and the estimated expenses of the Offering, are expected to be approximately $97 million ($112 million if the Underwriters' over-allotment option is exercised in full). The Company intends to use the net proceeds from the Offering for general corporate purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution and marketing of existing investment products, upgraded management information systems and strategic acquisitions as opportunities arise. At present, the Company has no plans, arrangements or understandings relating to any specific acquisitions or alliances. The Company currently does not intend to use any of the net proceeds from the Offering to pay debt service on the $50 million payable to Mr. Gabelli under the terms of his Employment Agreement.


                                DIVIDEND POLICY


     The declaration and payment of dividends by the Company are subject to the discretion of its Board of Directors. The Company currently intends to retain earnings to finance its growth and operations and does not anticipate paying dividends on the Common Stock in the foreseeable future. Any determination as to the payment of dividends, including the level of dividends, will depend on, among other things, general economic and business conditions, the strategic plans of the Company, the Company's financial results and condition, contractual, legal and regulatory restrictions on the payment of dividends by the Company or its subsidiaries, and such other factors as the Board of Directors of the Company may consider to be relevant. The Company is a holding company, and as such, its ability to pay dividends is subject to the ability of the subsidiaries of the Company to provide cash to the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                                    DILUTION

     The pro forma net tangible book value of the Common Stock at September 30, 1998 after giving effect to the Formation Transactions, but before adjustment for the Offering, was $13.1 million, or $0.54 per share. Net tangible book value per share represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the sale of the 6,000,000 shares of Class A Common Stock in the Offering (at an assumed initial public offering price of $17.50 per share (the midpoint of the range set forth on the cover page of this Prospectus)), and applying the estimated net proceeds therefrom as set forth in "Use of Proceeds," the pro forma net tangible book value of the Company at September 30, 1998 would have been $110.1 million, or $3.67 per share, calculated as follows:

Assumed initial public offering price per share (1).................   $17.50
                                                                       ------
  Pro forma net tangible book value per share before the
     Offering...............................................  $ 0.54
                                                              ------
  Increase in pro forma net tangible book value per share
     attributable to the Offering...........................    3.13
                                                              ------
As adjusted pro forma net tangible book value per share after the
  Offering..........................................................     3.67
                                                                       ------
Dilution in pro forma net tangible book value per share to new
  investors (2)(3)..................................................   $13.83
                                                                       ======

---------------
(1) Assumed initial public offering price before deduction of underwriting discounts and commissions and estimated expenses of the Offering to be paid by the Company.

(2) Dilution is determined by subtracting the pro forma net tangible book value per share of Class A Common Stock after the Offering from the assumed initial Class A public offering price paid by purchasers in the Offering for a share of Class A Common Stock.


(3) Assumes no exercise of outstanding stock options. As of the date of this Prospectus, the Company expects that there will be options outstanding to purchase a total of 1,200,000 shares of Class A Common Stock at an exercise price equal to the initial public offering price of the Class A Common Stock (net of the discount payable to the Underwriters). See "Management -- 1999 Stock Award and Incentive Plan." If any of these options were exercised, there would be further dilution to purchasers of Class A Common Stock in the Offering.


     Assuming the Underwriters' over-allotment option is exercised in full, the pro forma net tangible book value at September 30, 1998 would be $124.9 million or $4.04 per share, the immediate increase in pro forma net tangible book value of shares owned by existing shareholders would be $3.50 per share, and the immediate dilution to purchasers of shares of Class A Common Stock in the Offering would be $13.46 per share.


     The following table summarizes at September 30, 1998, after giving effect to the sale of the shares of Class A Common Stock in the Offering at an assumed initial public offering of $17.50 per share (the midpoint of the range set forth on the cover page of this Prospectus), (i) the number and percentage of shares of Common Stock issued by the Company, (ii) the total cash consideration paid for the Common Stock, and (iii) the average price per share of Common Stock paid by Gabelli Partners prior to the Offering and by the public shareholders of Class A Common Stock in the Offering:



                                 SHARES OF COMMON
                                   STOCK OWNED             TOTAL CONSIDERATION         AVERAGE
                              ----------------------   ---------------------------      PRICE
                               NUMBER     PERCENTAGE       AMOUNT       PERCENTAGE    PER SHARE
                               ------     ----------       ------       ----------    ---------
Gabelli Partners............  24,000,000        80%     $45,000,000(1)        30%    $      1.88(1)
Public Shareholders.........  6,000,000         20      105,000,000           70           17.50
                              ---------     ------      -----------       ------
          Total.............  30,000,000       100%     $150,000,000         100%
                              =========     ======      ===========       ======


---------------

(1) Represents the net assets to be transferred to the Company by Gabelli Partners in exchange for the 24 million shares of Class B Common Stock. Immediately preceding the Offering the Company will enter into an Employment Agreement (see "Management -- Employment Agreements") which, among other things, provides for a one time lump sum payment to Mr. Gabelli of $50 million on January 2, 2002. This payment, net of tax benefit, is expected to be charged to the Company's earnings in the first quarter of 1999. If it were treated as a distribution instead of being charged to the Company's earnings, this payment would reduce Mr. Gabelli's effective consideration to zero.



     The calculations in the tables set forth above do not reflect an aggregate of 1,500,000 shares of Class A Common Stock reserved for issuance under the 1999 Stock Award and Incentive Plan of the Company, including 1,200,000 shares of Class A Common Stock subject to outstanding options that will be granted at the initial public offering price of the Class A Common Stock (net of the discount payable to the Underwriters). See "Management -- 1999 Stock Award and Incentive Plan."

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of September 30, 1998 (i) on an historical basis and (ii) as adjusted for the Formation Transactions, the Offering and the Company's obligation under the Employment Agreement to pay Mr. Gabelli $50 million on January 2, 2002. See "Management -- Employment Agreements." This payment, net of tax benefit, is expected to be charged to the Company's earnings in the first quarter of 1999. This table should be read in conjunction with the Consolidated Financial Statements of GFI and related notes and other financial and operating data appearing elsewhere in this Prospectus and "Management's Discussion and Analysis of Financial Condition and Results of Operations."



                                                                SEPTEMBER 30, 1998
                                                              -----------------------
                                                                GFI         COMPANY
                                                               ACTUAL     AS ADJUSTED
                                                              --------    -----------
                                                                  (IN THOUSANDS)
Debt:
  Payable to related party..................................  $     --     $ 50,000
  Notes payable.............................................     5,876           --
  Payable to Sub-S shareholders.............................    14,642           --
  Capital lease obligation..................................     3,621        3,621
                                                              --------     --------
     Total debt.............................................    24,139       53,621
Minority Interest...........................................    11,754       11,754
Stockholders' Equity:
  Preferred Stock, $.001 par value; authorized 10,000,000
     shares; none issued....................................        --           --
  Common Stock $.01 par value; authorized 1,000,000 Shares;
     issued and outstanding 196,537 shares..................         2           --
  Class A Common Stock, $.001 par value; authorized
     100,000,000 shares; issued and outstanding 6,000,000
     shares, as adjusted....................................        --            6
  Class B Common Stock, $.001 par value; authorized
     100,000,000 shares; issued and outstanding 24,000,000
     shares, as adjusted....................................        --           24
  Additional paid-in capital................................    21,471      120,166
  Retained earnings (accumulated deficit)...................   169,252       (8,366)
  Notes receivable..........................................   (10,623)          --
                                                              --------     --------
     Total stockholders' equity.............................   180,102      111,830
                                                              --------     --------
          Total capitalization..............................  $215,995     $177,205
                                                              ========     ========

                SELECTED HISTORICAL AND PRO FORMA FINANCIAL DATA


     The selected historical financial data presented below has been derived in part from, and should be read in conjunction with, the audited Consolidated Financial Statements of GFI and "Management's Discussion and Analysis of Financial Condition and Results of Operations," included elsewhere in this Prospectus. All financial information for the nine months ended September 30, 1997 and 1998, which has not been audited, has been derived from the unaudited Consolidated Financial Statements of GFI included elsewhere in this Prospectus, and, in the opinion of management, reflects all adjustments, which are of a normal recurring nature, necessary to present fairly such information for the periods presented. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the year ended December 31, 1998.



     The unaudited pro forma income statement data gives effect to (i) the Formation Transactions, including the reduction in net gain from investments, the reduction in interest and dividend income, the lower management fee and the increase in interest expense as if the Employment Agreement (see Note Q to the Consolidated Financial Statements) had been in effect for the year ended December 31, 1997 and nine months ended September 30, 1998, and (ii) the additional income taxes which would have been recorded if GFI had been a "C" corporation instead of an "S" corporation based on tax laws in effect for the respective periods. Under the terms of the Employment Agreement, Mr. Gabelli, who indirectly beneficially owns shares of Common Stock having 97.6% of the combined voting power of the Company, will receive, in addition to his portfolio management compensation and account executive fees, an annual incentive-based management fee of 10% of the aggregate pre-tax profits of the Company (before consideration of the management fee) and a deferred payment of $50 million on January 2, 2002, with interest payable quarterly on such deferred amount at an annual rate of 6%. The $50 million deferred payment is expected to be charged to the Company's earnings upon the effective date of the Employment Agreement, which is expected to occur in the first quarter of 1999. This payment, net of tax benefit, will reduce earnings by $1.01 per share (based on the expected weighted average number of shares outstanding in the first quarter of 1999 of 30 million). The $50 million payment is not reflected in the pro forma income statement data because it is a one-time event directly related to the Offering; however, it is reflected, net of tax benefit, in pro forma stockholders' equity.



     The unaudited pro forma adjustments are based upon available information and certain assumptions that management of the Company believes are reasonable under the circumstances. The pro forma financial data does not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the Formation Transactions been consummated on the aforesaid dates, or project the results of operations or the financial position of the Company for any future date or period. See "Certain Relationships and Related Transactions -- The Formation Transactions" and the Unaudited Pro Forma Consolidated Statements of Income and Financial Condition of the Company included elsewhere in this Prospectus.

  GABELLI FUNDS, INC. AND SUBSIDIARIES SELECTED HISTORICAL AND PRO FORMA DATA



                                                                                        NINE MONTHS ENDED
                                                YEAR ENDED DECEMBER 31,                   SEPTEMBER 30,
                                  ---------------------------------------------------   ------------------
                                    1993       1994       1995      1996       1997     1997(1)   1998(1)
                                  --------   --------   --------   -------   --------   -------   --------
                                                               (IN THOUSANDS)
INCOME STATEMENT DATA
Revenues:
  Investment advisory and
    incentive fees..............  $ 61,110   $ 71,759   $ 77,302   $84,244   $ 89,684   $64,107   $ 86,302
  Commission revenue............     5,555      5,003      5,706     6,667      7,496     5,613      6,197
  Distribution fees and other
    income......................     3,716      4,683      6,302     7,257      8,096     5,100      9,810
                                  --------   --------   --------   -------   --------   -------   --------
    Total revenues..............    70,381     81,445     89,310    98,168    105,276    74,820    102,309
                                  --------   --------   --------   -------   --------   -------   --------
Expenses:
  Compensation costs............    31,750     36,235     39,384    41,814     45,260    33,138     41,702
  Management fee................     3,618      6,904      9,423    10,192     10,580     7,425      8,533
  Other operating expenses......    12,592     16,435     18,709    19,274     18,690    13,943     18,072
                                  --------   --------   --------   -------   --------   -------   --------
    Total expenses..............    47,960     59,574     67,516    71,280     74,530    54,506     68,307
                                  --------   --------   --------   -------   --------   -------   --------
Operating income................    22,421     21,871     21,794    26,888     30,746    20,314     34,002
                                  --------   --------   --------   -------   --------   -------   --------
Other income:
  Net gain (loss) from
    investments.................     9,199     (1,724)    10,105     8,783      7,888     6,803     (3,910)
  Gain on sale of PCS licenses,
    net.........................        --         --         --        --         --        --     17,430
  Interest and dividend
    income......................     2,596      4,692      5,853     5,406      4,634     3,168      3,252
  Interest expense..............      (337)      (868)      (679)     (879)    (1,876)   (1,183)    (1,355)
  Other.........................       195        119        147       331       (109)      (52)        79
                                  --------   --------   --------   -------   --------   -------   --------
    Total other income, net.....    11,653      2,219     15,426    13,641     10,537     8,736     15,496
                                  --------   --------   --------   -------   --------   -------   --------
Income before income taxes and
  minority interest.............    34,074     24,090     37,220    40,529     41,283    29,050     49,498
  Income taxes..................    12,831      9,198      7,769     7,631      3,077     2,369      3,004
  Minority interest.............     1,750      2,060      2,555     2,727      1,529       759      1,043
                                  --------   --------   --------   -------   --------   -------   --------
Net income......................  $ 19,493   $ 12,832   $ 26,896   $30,171   $ 36,677   $25,922   $ 45,451
                                  ========   ========   ========   =======   ========   =======   ========



                                                       DECEMBER 31,                           SEPTEMBER 30,
                                   -----------------------------------------------------   -------------------
                                     1993        1994       1995       1996       1997     1997(1)    1998(1)
                                   --------    --------   --------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT ASSETS UNDER MANAGEMENT)
BALANCE SHEET DATA
  Total assets...................  $126,161(1) $141,887   $155,541   $182,524   $232,736   $231,076   $241,487
  Total liabilities and minority
    interest.....................    30,612(1)   33,983     39,470     43,991     69,117     74,051     61,385
                                   --------    --------   --------   --------   --------   --------   --------
  Total stockholders' equity.....  $ 95,549(1) $107,904   $116,071   $138,533   $163,619   $157,025   $180,102
                                   ========    ========   ========   ========   ========   ========   ========
OTHER FINANCIAL DATA (UNAUDITED)
  Assets under management (at
    period end, in millions)(2):
      Mutual Funds...............  $  3,684    $  3,604   $  4,116   $  4,209   $  6,146   $  5,892   $  7,034
      Separate Accounts..........     4,460       4,276      5,051      5,200      7,013      6,760      6,720
      Partnerships...............        67         103        112        116        138        134        147
                                   --------    --------   --------   --------   --------   --------   --------
         Total...................  $  8,211    $  7,983   $  9,279   $  9,525   $ 13,297   $ 12,786   $ 13,901
                                   ========    ========   ========   ========   ========   ========   ========

                                                                               NINE MONTHS
                                                               YEAR ENDED         ENDED
                                                              DECEMBER 31,    SEPTEMBER 30,
                                                                  1997            1998
                                                              ------------    -------------
                                                                  (IN THOUSANDS, EXCEPT
                                                                     PER SHARE DATA)
UNAUDITED PRO FORMA DATA(1)(3)(4)

  Revenues:
    Investment advisory and incentive fees..................    $ 89,684         $ 86,302
    Commission revenue......................................       7,496            6,197
    Distribution fees and other income......................       8,096            9,810
                                                                --------         --------
         Total revenues.....................................     105,276          102,309
  Expenses:
    Compensation costs......................................      45,260           41,702
    Management fee..........................................       4,424            4,216
    Other operating expenses................................      16,901           17,541
                                                                --------         --------
         Total expenses.....................................      66,585           63,459
    Operating income........................................      38,691           38,850
                                                                --------         --------
  Other Income:
    Net gain from investments...............................       3,004              756
    Interest and dividend income............................       1,115              605
    Interest expense........................................      (3,000)          (2,271)
                                                                --------         --------
         Total other income, net............................       1,119             (910)
                                                                --------         --------
  Income before income taxes and minority interest..........      39,810           37,940
    Income taxes............................................      15,735           15,047
    Minority interest.......................................       1,677            1,228
                                                                --------         --------
  Net income................................................    $ 22,398         $ 21,665
                                                                ========         ========
Pro forma net income per share:
  Basic and diluted.........................................    $   0.75         $   0.72
                                                                ========         ========
Pro forma weighted average shares outstanding:
  Basic and diluted.........................................      30,000           30,000
                                                                ========         ========


---------------
(1) Unaudited.


(2) Effective April 14, 1997, Gabelli Fixed Income, LLC was restructured such that the Company's ownership increased from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management for 1993, 1994, 1995 and 1996 would have been approximately $11.1 billion, $9.0 billion, $10.8 billion and $11.1 billion, respectively.



(3) The unaudited pro forma data presented above gives effect to the Formation Transactions and the additional income taxes payable if GFI had been a "C" corporation instead of an "S" corporation, but does not give effect to the use of the proceeds received from the Offering. See the Unaudited Pro Forma Consolidated Financial Statements.



(4) The disclosure requirements of SFAS No. 123 require the use of an option valuation model to compute a fair value of employee stock options. The valuation model used by the Company was not developed for use in valuing employee stock options and the Company's employee stock option characteristics vary significantly from those of traded options. As a result, changes in the subjective input assumptions can materially affect the fair value estimate. The pro forma compensation expense, net of tax benefit, related to the Stock Award and Incentive Plan for the year ended December 31, 1997 and the nine months ended September 30, 1998 is $1,600,000 and $1,200,000, respectively, based on 1,200,000 options outstanding on the Offering Date.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following discussion should be read in conjunction with the Consolidated Financial Statements of GFI and the notes thereto included elsewhere in this Prospectus. The Consolidated Financial Statements of GFI include the accounts of the following majority-owned or controlled subsidiaries of the Company: Funds Adviser (100%-owned), GAMCO (100%-owned), GSI (76.6%-owned), Gabelli & Company (76.6%-owned), Gabelli Fixed Income, Inc. (100%-owned), Gabelli Fixed Income, LLC (80.1%-owned) and Gabelli Advisers, Inc. (40.9%-owned, combined with the voting interests of affiliated parties, represents voting control).



     Prior to the Offering, GFI will transfer substantially all of the operating assets and liabilities relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business to Gabelli Asset Management Inc. in exchange for 24 million shares of Class B Common Stock. At that time, GFI will be renamed "Gabelli Group Capital Partners, Inc." After the Offering, the Company's financial statements will reflect the financial condition and results of operations of Gabelli Asset Management Inc. and the historical results of GFI will be shown as predecessor company financial statements.



OVERVIEW



     The Company's revenues are largely based on the level of assets under management in its businesses as well as the level of fees associated with its various investment products. Growth in revenues generally depends on good investment performance, which increases assets under management by increasing the value of existing assets under management, contributing to higher investment and lower redemption rates and facilitating the ability to attract additional investors while maintaining current fee levels. Growth in assets under management is also dependent on being able to access various distribution channels, which is usually based on several factors, including performance and service. Historically, the Company depended primarily on direct distribution of its products and services, but since 1995 has increasingly participated in Third-Party Distribution Programs, particularly NTF Programs. Fluctuations in financial markets also have a substantial effect on assets under management and results of operations, although the Company's extensive use of variable compensation programs tends to moderate the effects of fluctuations in revenues. The Company's largest source of revenues is investment advisory fees which are based on the amount of assets under management in its Mutual Funds and Separate Accounts businesses. Advisory fees from the Mutual Funds are computed daily or weekly, while advisory fees from the Separate Accounts are generally computed quarterly based on account values as of the end of the preceding quarter. These revenues vary depending upon the level of sales compared with redemptions, financial market conditions and the fee structure for assets under management. Revenues derived from the equity oriented portfolios generally have higher management fee rates than fixed income portfolios.


     Commission revenues consist of brokerage commissions derived from securities transactions executed on an agency basis on behalf of mutual funds, institutional and high net worth clients as well as investment banking revenue, which consists of underwriting profits, selling concessions and management fees associated with underwriting activities.

     Distribution fees and other income primarily include distribution fees payable in accordance with Rule 12b-1 ("12b-1") of the Investment Company Act of 1940, as amended (the "Investment Company Act"), along with sales charges and underwriting fees associated with the sale of the Mutual Funds plus other revenues. Distribution fees fluctuate based on the level of assets under management and the amount and type of Mutual Funds sold directly by the Company and through various distribution channels. During 1997, the 12b-1 plans for 15 of the open-end Mutual Funds were restructured as compensation plans with annual fees set at 25 basis points of average assets under management. Previously, these plans were structured to only reimburse the Company for actual distribution expenses incurred, up to 25 basis points of average assets under management.

     Compensation costs include variable and fixed compensation and related expenses paid to the officers, portfolio managers, sales, trading, research and all other staff members of the Company.

     On an historical basis, the Company has paid to Mr. Gabelli a management fee equal to 20% of the pre-tax profits of each of the Company's operating divisions, before consideration of the management fee. Immediately preceding the consummation of the Offering, the Company and Mr. Gabelli will enter into an Employment Agreement (the "Employment Agreement"). Pursuant to the Employment Agreement, Mr. Gabelli will receive, in addition to his portfolio management compensation and account executive fees, an incentive-based management fee of 10% of the aggregate pre-tax profits of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles before consideration of this fee so long as he is an executive of the Company and devoting the substantial majority of his working time to its business. Pursuant to the Employment Agreement, Mr. Gabelli will also receive a deferred payment of $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6%. See "Management -- Employment Agreements." As a result of the Employment Agreement, the Company expects to incur a non-recurring charge of $50 million, before a tax benefit of approximately $20 million, in the first quarter of 1999.



     Other operating expenses include product distribution and promotion costs, clearing charges and fees for GFI's brokerage operation, rental of office space and electronic data equipment and services, insurance, charitable contributions and other general and administrative operating costs.



     Interest and dividend income net, as well as net gain from investments (which includes both realized and unrealized gains) is derived from proprietary investments of GFI's capital in various public and private investments.



     Net gain from investments is derived primarily from the assets to be distributed to Gabelli Partners and also includes the results of GFI's hedging activities. As part of an overall hedge of the risks associated with GFI's proprietary investment portfolio, GFI entered into transactions in domestic equity index contracts. These financial instruments represent future commitments to sell an underlying index for specified amounts at specified future dates. In connection with the Formation Transactions, Gabelli Partners will retain most of the proprietary investment portfolio (which includes GFI's hedging activities).



     In connection with the completion of the Offering, the Company will become taxable as a "C" corporation for federal and state income tax purposes and will pay taxes at an effective rate considerably higher than when GFI and certain of its subsidiaries were treated as Subchapter "S" corporations.



     Minority interest represents the share of net income attributable to the minority stockholders, as reported on a separate company basis, of GFI's consolidated majority-owned subsidiaries.


OPERATING RESULTS FOR NINE MONTHS ENDED SEPTEMBER 30, 1998 AS COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997


     Total revenues for the nine months ended September 30, 1998 were $102.3 million, an increase of $27.5 million, or 37%, compared to $74.8 million for the nine months ended September 30, 1997. Investment advisory and incentive fees, comprising 84% of total revenues, increased $22.2 million, or 35%, to $86.3 million, as GFI experienced strong growth in the level of average assets under management in both its Mutual Funds and Separate Accounts businesses. Total average assets under management, which is the basis for investment advisory and incentive fees, were $14.8 billion for the nine months ended September 30, 1998, an increase of $3.7 billion, or 33%, compared to average assets under management of $11.1 billion in the same period a year earlier. Total assets under management at September 30, 1998 were $13.9 billion, an increase of $1.1 billion from assets under management of $12.8 billion at September 30, 1997. Assets under management in Mutual Funds were $7.0 billion at September 30, 1998, an increase of approximately $1.1 billion, or 19%, from September 30, 1997. This increase represents approximately $1.2 billion in net cash inflows offset by $56 million from market-related depreciation. Assets under management in Separate Accounts were $6.7 billion at September 30, 1998 and $6.8 billion at September 30, 1997. Growth in revenues was greater than growth in assets due to a greater weighting of assets to higher fee equity portfolios.



     Commission revenues for the nine months ended September 30, 1998 were $6.2 million, an increase of $0.6 million, or 10%, from commission revenues of $5.6 million in the same period a year earlier. The increase principally resulted from increased agency trading activity for accounts managed by affiliated companies.

Commission revenues derived from transactions on behalf of the Mutual Funds and Separate Accounts clients totaled $4.9 million, or approximately 79% of total commission revenues for the first nine months of 1998.


     Distribution fees and other income increased more than 92% to $9.8 million for the nine months ended September 30, 1998 from $5.1 million in the first nine months of 1997. Increased 12b-1 fees, resulting from the growth in assets under management and restructuring of the Mutual Funds' 12b-1 plans as compensation plans, accounted for $4.1 million, or 88%, of the total increase in distribution fees and other income during the first nine months of 1998 as compared to the same period a year earlier.



     Total expenses for the first nine months of 1998 were $68.3 million, an increase of $13.8 million, or 25%, from $54.5 million in the comparable period of 1997. Total expenses as a percentage of total revenues declined to 67% from 73% as fixed expenses were spread over a larger revenue base. Compensation costs, which are largely variable in nature and increase or decrease as revenues grow or decline, rose approximately $8.6 million, or 26%, to $41.7 million for the nine months ended September 30, 1998 from $33.1 million for the nine months ended September 30, 1997. Management fee expense, which is totally variable and increases or decreases as operating profits grow or decline, was $8.5 million for the nine months ended September 30, 1998, an increase of $1.1 million, or 15%, from $7.4 million for the nine months ended September 30, 1997. Other operating expenses, which include general operating expenses, as well as marketing, promotion and distribution costs, were $18.1 million for the nine months ended September 30, 1998, an increase of approximately $4.2 million, or 30%, from $13.9 million for the comparable period in 1997. Mutual fund administration and distribution expenses accounted for more than $3.7 million, or 90%, of this increase and are directly related to GFI's growth of assets under management.



     Net gain from investments, which is derived from GFI's proprietary investment portfolio, was approximately $13.5 million for the nine months ended September 30, 1998 compared to a net gain of $6.8 million for the nine months ended September 30, 1997. This increase reflects a net gain of approximately $17.4 million from the sale of certain Personal Communications Services ("PCS") licenses as well as lower losses from hedging activities, which losses declined to $0.6 million in 1998 from a loss of $7.6 million in 1997. These gains were partially reduced by market related losses from certain other public and private investments. Interest and dividend income, net of interest expense, declined to $1.9 million for the first nine months of 1998 compared to $2.0 million in the same 1997 period. In connection with the Formation Transactions, Gabelli Partners will retain most of the proprietary investment portfolio (which includes GFI's remaining PCS licenses and hedging activities). The net gain
(loss) from the proprietary investment portfolio to be retained by Gabelli Partners was ($4.7) million and $4.2 million for the nine months ended September 30, 1998 and 1997, respectively.



     Income taxes increased to $3.0 million for the nine months ended September 30, 1998 from $2.4 million for the nine months ended September 30, 1997 in line with the increase in income before income taxes and minority interest.



     Minority interest increased to $1.0 million for the nine months ended September 30, 1998 up from $0.8 million in the comparable 1997 period. This increase is reflective of additional income attributable to the minority interests of GFI's 76.6%-owned subsidiary, GSI, and GFI's 40.9% economic interest in Gabelli Advisers, Inc.



OPERATING RESULTS FOR YEAR ENDED DECEMBER 31, 1997 AS COMPARED TO YEAR ENDED DECEMBER 31, 1996



     Total revenues for GFI in 1997 increased to $105.3 million compared to $98.2 million in 1996, an increase of approximately $7.1 million or 7%. The largest component of revenues, investment advisory and incentive fees, increased $5.4 million, or 6%, to $89.7 million, as total assets under management increased by $3.8 billion or 40% to $13.3 billion from $9.5 billion at the end of 1996. The improvements in revenues occurred as assets under management in the Mutual Funds for 1997 increased approximately $1.9 billion, or 46% to $6.1 billion at December 31, 1997 from $4.2 billion on December 31, 1996. In addition, assets under management in the Separate Accounts grew approximately 35% to $7.0 billion at December 31, 1997 from $5.2 billion at the end of the prior year. Approximately 39% of the increase in total assets under management for 1997 and 30% of the increase in investment advisory and incentive fees was due to Gabelli Fixed Income,

LLC becoming a consolidated subsidiary on April 14, 1997 when GFI increased its ownership interest from 50% to 80.1%. The remaining 61% of the increase in total assets under management was primarily the result of investment performance of the equity portfolios throughout the year and net sales of the Mutual Funds from NTF Programs in the second half of the year. Growth in assets was substantially greater than growth in revenues, due to the consolidation of Gabelli Fixed Income, LLC which charges relatively lower fees, the weighting of net sales toward the end of the year and increasingly strong investment performance in the latter part of the year.



     As a result of increased agency trading activity for institutional clients, including accounts managed by affiliated companies, commission revenues in 1997 increased 12% to $7.5 million from $6.7 million in 1996. Commissions from the Mutual Funds and the Separate Account clients totaled $6.1 million, or approximately 81% of total commission revenues in 1997.



     Distribution fees and other income for 1997 increased approximately 12% to $8.1 million from $7.3 million in 1996. This was the result of both increased assets under management and the restructuring of the Mutual Funds' 12b-1 plans as compensation plans.



     Total expenses for 1997 increased to $74.5 million, from $71.3 million in 1996, an increase of $3.2 million, or approximately 4%. Approximately half of this increase was associated with GFI's acquisition of a controlling interest in Gabelli Fixed Income, LLC in April 1997 and the inclusion of its expenses in GFI's 1997 results. Compensation costs rose to $45.3 million in 1997 from $41.8 million in 1996, an increase of approximately 8%. Management fee expense rose in line with the increase in pre-tax profits to $10.6 million in 1997 from $10.2 million in 1996. Other operating expenses were $18.7 million in 1997 compared to $19.3 million in 1996, a decline of approximately 3%. This decline in other operating expenses was generally due to lower mutual fund distribution costs.



     Net gain from investments, which is derived from GFI's proprietary investment portfolio, was approximately $7.9 million in 1997, compared to $8.8 million for 1996, a decline of approximately $0.9 million. This decline was principally due to higher costs associated with hedging activities which in 1997 resulted in hedging losses of $8.1 million compared to hedging losses of $3.7 million in 1996. Interest and dividend income, net of interest expense, decreased by approximately $1.7 million in 1997 to $2.8 million compared with $4.5 million in 1996. This decrease was primarily a result of GFI's change in its mix of investments from publicly-traded securities and mutual funds which paid interest and dividends to certain private investments which did not provide a current return. In connection with the Formation Transactions, Gabelli Partners will retain most of the proprietary investment portfolio (which includes GFI's hedging activities). The net gain from the proprietary investment portfolio to be retained by Gabelli Partners was $4.9 million and $7.6 million for 1997 and 1996, respectively.



     Income taxes decreased to $3.1 million in 1997 from $7.6 million in 1996. This was primarily a result of GAMCO's election of Subchapter "S" corporate status effective January 1, 1997.



     Minority interest declined in 1997 by $1.2 million from $2.7 million in 1996 as a result of GAMCO becoming a wholly owned subsidiary of GFI on January 1, 1997. Minority interest of $1.5 million in 1997 represents income attributable to the minority interests of GFI's then 76.1%-owned subsidiary, GSI, GFI's 80.1%-owned subsidiary, Gabelli Fixed Income, LLC, and GFI's then 51.1% economic interest in Gabelli Advisers, LLC (now Gabelli Advisers, Inc.).



OPERATING RESULTS FOR YEAR ENDED DECEMBER 31, 1996 AS COMPARED TO YEAR ENDED DECEMBER 31, 1995



     Total revenues for GFI increased to $98.2 million in 1996 from $89.3 million in 1995, an increase of approximately $8.9 million or approximately 10%. Investment advisory and incentive fees accounted for the largest portion of this growth, increasing by $6.9 million or approximately 9% to $84.2 million in 1996 as overall assets under management rose to $9.5 billion in 1996 from $9.3 billion in the prior year. For 1996, assets under management in the Mutual Funds increased to $4.2 billion at December 31, 1996 from $4.1 billion at the end of 1995. Assets under management in the Separate Accounts were $5.2 billion compared to $5.1 billion at December 31, 1995.

     As a result of increased agency trading activity for institutional clients, including accounts managed by affiliated companies, commission revenues increased to $6.7 million in 1996 from $5.7 million in 1995, an increase of approximately 17%. Commissions from the Mutual Funds and the Separate Accounts totaled $4.8 million in 1996, or approximately 72% of total commission revenues.


     Distribution fees and other income increased to $7.3 million in 1996 from $6.3 million in 1995, an increase of approximately 15%, reflecting GFI's increased efforts to distribute its Mutual Funds. For 1996 and 1995, distribution revenues were closely tied to distribution expenses, as the 12b-1 plans for the open-end Mutual Funds were then structured to reimburse GFI for distribution expenditures incurred on behalf of such funds, subject to a limitation of 25 basis points of average fund net assets for those funds with 12b-1 plans.



     Total expenses in 1996 increased to $71.3 million, from $67.5 million in 1995, an increase of $3.8 million, or approximately 6%, primarily as a result of increased compensation costs and costs associated with the distribution of the Mutual Funds. Compensation costs, a significant portion of which are variable in nature, rose approximately 6% from $39.4 million in 1995 to $41.8 million in 1996. Other operating expenses increased approximately $0.6 million or 3% to $19.3 million in 1996 from $18.7 million in 1995.



     Net gain from investments, which is derived from GFI's proprietary investment portfolio, was approximately $8.8 million in 1996 compared to $10.1 million in 1995, a decline of approximately $1.3 million. This decline was attributable to lower investment and market related gains from GFI's investments including losses from hedging activities of $3.7 million. Interest and dividend income, net of interest expense, decreased to $4.5 million in 1996 from $5.2 million in 1995, a decrease of approximately 13%. This was primarily a result of the use of capital for certain private investments in 1996 which did not provide a current return. In connection with the Formation Transactions, Gabelli Partners will retain most of the proprietary investment portfolio (which includes GFI's hedging activities). The net gain from the proprietary investment portfolio to be retained by Gabelli Partners was $7.6 million and $6.9 million in 1996 and 1995, respectively.



     Higher net income reported on a separate company basis by both GFI's then 79.1%-owned subsidiary, GAMCO, and then 75.3%-owned subsidiary, GSI, resulted in an increase in income attributable to the minority interests in GFI's consolidated subsidiaries.



LIQUIDITY AND CAPITAL RESOURCES


     The Company's principal assets consist of cash, short-term investments, securities held for investment purposes and investments in partnerships in which the Company is either a general or limited partner. Short-term investments are comprised primarily of United States treasury securities with maturities of less than one year and money market funds managed by the Company. Although investments in investment partnerships are for the most part illiquid, the underlying investments of such partnerships are for the most part liquid and the valuations of the investment partnerships reflect that underlying liquidity.

     The Company has historically met its cash requirements through cash generated by its operating activities. Based upon the Company's current level of operations and anticipated growth in net revenues and net income as a result of implementing its business strategy, the Company expects that cash flows from its operating activities will be sufficient to enable the Company to finance its working capital needs for the foreseeable future. The Company has no material commitments for capital expenditures.


     Gabelli & Company is registered with the Commission as a broker-dealer and is a member of the NASD. As such, it is subject to the minimum net capital requirements promulgated by the Commission. Gabelli & Company's net capital has historically exceeded these minimum requirements. Gabelli & Company computes its net capital under the alternative method permitted by the Commission, which requires that minimum net capital be $250,000. As of September 30, 1998 and December 31, 1997 and 1996, Gabelli & Company had net capital, as defined, of approximately $12.3 million, $6.6 million and $8.1 million, respectively, exceeding the regulatory requirement by approximately $12.1 million, $6.3 million and $7.8 million, respectively. Regulatory net capital requirements increase when Gabelli & Company is involved in underwriting activities.


     The net proceeds of the Offering to be received by the Company, which are expected to be approximately $97 million ($112 million if the Underwriters' overallotment option is exercised in full), will be used for general corporate purposes, including working capital and the expansion of its business through new investment product offerings, enhanced distribution and marketing of existing investment products, upgraded management information systems and strategic acquisitions as opportunities arise. At present, the Company has no plans, arrangements or understandings relating to any specific acquisitions or alliances. The Company currently does not intend to use any of the net proceeds from the Offering to pay debt service on the $50 million payable to Mr. Gabelli under the terms of his Employment Agreement.


RECENT ACCOUNTING DEVELOPMENTS

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 130 ("Reporting Comprehensive Income") and SFAS No. 131 ("Disclosure about Segments of an Enterprise and Related Information"). These statements, which are effective for periods beginning after December 15, 1997, expand or modify disclosures. In addition, in 1998, the FASB issued SFAS No. 133 ("Accounting for Derivative Instruments and Hedging Activities"). SFAS No. 133 establishes standards for recognizing and fair valuing derivative financial instruments. SFAS No. 133 is required to be adopted for fiscal years beginning after June 15, 1999. The Company does not expect implementation to have any significant effect on the Company's reported financial position or results of operations.

SEASONALITY AND INFLATION

     The Company does not believe its operations are subject to significant seasonal fluctuations. The Company does not believe inflation will significantly affect its compensation costs as they are substantially variable in nature. However, the rate of inflation may affect Company expenses such as information technology and occupancy costs. To the extent inflation results in rising interest rates and has other effects upon the securities markets, it may adversely affect the Company's financial position and results of operations by reducing the Company's assets under management, revenues or otherwise. See "Risk Factors -- Potential Adverse Effects on the Company's Performance Prospects from a Decline in the Performance of the Securities Markets."


YEAR 2000 PROGRAM



     With the new millennium approaching, many institutions around the world are reviewing and modifying their computer systems to ensure that they are Year 2000 compliant. The issue, in general terms, is that many existing computer systems and microprocessors with date functions (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19". Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.



     Because the Company is dependent, to a very substantial degree, upon the proper functioning of its computer systems, a failure of its systems to be Year 2000 compliant could have a material adverse effect on the Company. For example, a failure of this kind could lead to incomplete or inaccurate accounting or recording of trades in securities or result in the generation of erroneous results or give rise to uncertainty about the Company's exposure to trading risks and its need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, reputational harm and legal liability.



     In addition, the Company depends primarily upon the proper functioning of third-party computer and non-information technology systems. These parties include trading counterparties; financial intermediaries such as stock exchanges, depositories, clearing agencies, clearing houses and commercial banks; subcontractors such as third-party administrators; and vendors such as providers of telecommunication services, quotation equipment and other utilities. If the third parties with whom the Company interacts have Year 2000 problems that are not remedied, the following problems could result: (i) in the case of subcontractors, in disruption of critical services such as administration, valuation and record keeping services for its mutual funds; (ii) in the case of vendors, in disruption of important services upon which the Company depends, such as telecommunications and electrical power; (iii) in the case of third-party data providers, in the receipt of inaccurate or out-of-date information that would impair the Company's ability to perform critical data functions, such as pricing its securities or other assets; (iv) in the case of financial intermediaries such as exchanges and clearing agents, in failed trade settlements, an inability to trade in certain markets and disruption of funding flows; (v) in the case of banks and other financial institutions, in the disruption of capital flows potentially resulting in liquidity stress; and (vi) in the case of counterparties and customers, in financial and accounting difficulties for those parties that expose the Company to increased credit risk and lost business. Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. This in turn could result in a general reduction in trading and other market activities (and thus, lost revenues). Management cannot predict the impact that such reduction would have on the Company's business.



     In order to ensure that the Company will continue to operate successfully and be able to meet its fiduciary obligations to its clients after December 31, 1999, the Company has taken numerous steps toward becoming Year 2000 compliant in respect to both its information technology and non-information technology systems. The Company has established a comprehensive Year 2000 program and already has begun to implement it. To date, the Company has (i) taken inventory of all its technology systems; (ii) performed an analysis of all internal systems, all facilities and communications systems, and all third-party providers' software and hardware products; and (iii) updated its internal system, which is its only in-house developed system, for Year 2000 compliance.



     In addition, the Company has identified and contacted 34 counterparties, intermediaries, subcontractors and vendors with whom it has important financial or operational relationships (13 of which the Company has identified as mission critical) and has requested from them assurances that those systems either are already Year 2000 compliant or that they are taking the necessary steps to make such systems Year 2000 compliant. The Company has received both oral and written responses to these requests from all third-party providers and 22 of them (6 of which the Company has identified as mission critical) have advised the Company that their systems are Year 2000 compliant. The remaining third parties have advised the Company that they are in the process of achieving compliance and are currently in the testing phase.



     The Company intends to maintain ongoing communications with its third-party providers and continue to monitor their compliance progress. The Company is also currently in the process of testing its own updated internal system to ensure Year 2000 compliance. The Company's subsidiaries which are registered with the Commission as broker-dealers or investment advisers have made certain filings with the Commission and other regulatory agencies regarding their Year 2000 compliance efforts and will be making additional filings in 1999. The Company does not anticipate encountering any technology issue which would impede its ability to become Year 2000 compliant; however, there has been no limitation, contractual or otherwise, on the Company's legal remedies in the event that any of the third parties should fail to remedy any Year 2000 problem relating to their systems.



     The Company currently estimates that the total cost of implementing its Year 2000 program will not have a material impact on the Company's results of operations, liquidity or capital resources. There can be no assurance, however, that the Company's Year 2000 program will be effective or that the Company's estimates about the cost of completing its program will be accurate. Neither the Company nor any of its affiliates has been reviewed by federal or state regulators for Year 2000 compliance.

                                    BUSINESS


     The Company is a widely recognized provider of investment advisory and brokerage services to mutual fund, institutional and high net worth investors, primarily in the United States. The Company generally manages assets on a discretionary basis and invests in a variety of U.S. and international securities through various investment styles. At December 31, 1998, the Company had approximately $16.3 billion of assets under management, 88% of which were invested in equity securities. The Company's assets under management are organized principally in three groups: Mutual Funds, Separate Accounts and Partnerships.



- MUTUAL FUNDS: At December 31, 1998, the Company had $8.2 billion of assets under management in open-end mutual funds and closed-end funds, representing approximately 50% of the Company's total assets under management. The Company currently provides advisory services to (i) the Gabelli family of funds, which consists of 14 open-end mutual funds and three closed-end funds; (ii) The Treasurer's Fund, consisting of three open-end money market funds (the "Treasurer's Funds"); and (iii) the Gabelli Westwood family of funds, consisting of six open-end mutual funds, five of which are managed on a day-to-day basis by an unaffiliated subadviser (collectively, the "Mutual Funds"). The Mutual Funds have a long-term record of achieving high returns, relative to similar investment products. At December 31, 1998, approximately 99% of the assets under management in the open-end Mutual Funds having an overall rating from Morningstar, Inc. ("Morningstar") were in open-end Mutual Funds ranked "three stars" or better, with 36% of such assets in open-end Mutual Funds ranked "five stars" and 38% of such assets in open-end Mutual Funds ranked "four stars" on an overall basis (i.e., based on three-, five- and ten-year risk adjusted average returns). The Gabelli family of funds was honored as the top performing mutual fund family by Mutual Funds Magazine for 1997. At December 31, 1998, approximately 60% of the Company's assets under management in open-end, no-load equity Mutual Funds had been obtained through direct sales relationships. The Company has further expanded its product distribution by offering its open-end Mutual Funds through Third-Party Distribution Programs, particularly NTF Programs, and has commenced development of additional classes of shares for several of its mutual funds for sale through additional third-party distribution channels on a commission basis.



- SEPARATE ACCOUNTS: At December 31, 1998, the Company had $8.0 billion of assets in approximately 975 separate accounts, representing approximately 49% of the Company's total assets under management. The Company currently provides advisory services to a broad range of investors, including corporate pension and profit sharing plans, foundations, endowments, jointly trusteed plans, municipalities, and high net worth individuals, and also serves as subadviser to certain other third-party investment funds (collectively, the "Separate Accounts"). At December 31, 1998, high net worth accounts (accounts of individuals and related parties in general having a minimum account balance of $1 million) comprised approximately 79% of the number of Separate Accounts and approximately 25% of the assets, with institutional investors comprising the balance. Each Separate Account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within the Company's areas of expertise. At December 31, 1998, over 95% of the Company's assets in Separate Accounts (excluding subadvisory assets) had been obtained through direct sales relationships.



- PARTNERSHIPS: The Company also provides alternative investments through its majority-owned subsidiary, Gabelli Securities, Inc. ("GSI"). These alternative investment products consist primarily of risk arbitrage and merchant banking limited partnerships and offshore companies (collectively, the "Partnerships"). The Partnerships had $146 million of assets, or approximately 1% of total assets under management, at December 31, 1998.


     Investment advisory and incentive fees relating to the Mutual Funds, the Separate Accounts, and the Partnerships generated approximately 84% and 85% of the Company's total revenues for the nine months ended September 30, 1998 and the year ended December 31, 1997, respectively.

     The Company's subsidiary, Gabelli & Company, Inc. ("Gabelli & Company"), is a registered broker-dealer and a member of the NASD and acts as underwriter and distributor of the open-end Mutual Funds and provides brokerage, trading, underwriting and research services.

     As of December 31, 1998, the Company had approximately $16.3 billion of assets under management, consisting of $8.2 billion in the Mutual Funds, $8.0 billion in the Separate Accounts and $146 million in the Partnerships. The Company's total assets under management grew from $2.1 billion as of December 31, 1987 to $16.3 billion as of December 31, 1998, which represents an average annual growth rate of approximately 20.5% over the corresponding eleven year period. The Company's growth of average assets under management has led to a corresponding increase in operating revenues and pre-tax profitability.



     The following table sets forth total assets under management by product type as of the dates shown and the compound annual growth rates ("CAGR").


                            ASSETS UNDER MANAGEMENT

                                BY PRODUCT TYPE
                             (Dollars in millions)


                                                                                              DECEMBER 31,
                                                                                                1994 TO
                                                             AT DECEMBER 31,                  DECEMBER 31,
                                               --------------------------------------------       1998
                                                1994     1995     1996     1997      1998       CAGR(a)
                                               ------   ------   ------   -------   -------   ------------
EQUITY:
  Mutual Funds..............................   $3,391   $3,875   $3,969   $ 5,313   $ 7,159       20.5%
  Separate Accounts.........................    4,276    5,051    5,200     6,085     7,133       13.7
                                               ------   ------   ------   -------   -------       ----
    Total Equity............................    7,667    8,926    9,169    11,398    14,292       16.9
                                               ------   ------   ------   -------   -------       ----
FIXED INCOME:
  Money Market Mutual Funds.................      208      236      235       827     1,030       49.2
  Bond Mutual Funds.........................        5        5        5         6         8       12.5
  Separate Accounts.........................       --       --       --       928       824         --
                                               ------   ------   ------   -------   -------       ----
    Total Fixed Income......................      213      241      240     1,761     1,862       71.9
                                               ------   ------   ------   -------   -------       ----
PARTNERSHIPS:
  Partnerships..............................      103      112      116       138       146        9.1
                                               ------   ------   ------   -------   -------       ----
    Total Assets Under Management(b)........   $7,983   $9,279   $9,525   $13,297   $16,300       19.5%
                                               ======   ======   ======   =======   =======       ====
BREAKDOWN OF TOTAL ASSETS UNDER MANAGEMENT:
  Mutual Funds..............................   $3,604   $4,116   $4,209   $ 6,146   $ 8,197       22.8
  Separate Accounts.........................    4,276    5,051    5,200     7,013     7,957       16.8
  Partnerships..............................      103      112      116       138       146        9.1
                                               ------   ------   ------   -------   -------       ----
    Total Assets Under Management(b)........   $7,983   $9,279   $9,525   $13,297   $16,300       19.5%
                                               ======   ======   ======   =======   =======       ====


---------------
(a) Compound annual growth rate.


(b) Effective April 14, 1997, the Company increased its ownership of Gabelli Fixed Income, LLC from 50% to 80.1%, thereby causing Gabelli Fixed Income, LLC to become a consolidated subsidiary of the Company. Accordingly, for periods after April 14, 1997, the assets managed by Gabelli Fixed Income, LLC are included in the Company's assets under management. If the assets managed by Gabelli Fixed Income, LLC had been included for all periods presented, assets under management would have been $9,004, $10,793 and $11,082 at December 31, 1994, 1995 and 1996, respectively, and the CAGR for total assets would have been 16.0%.

     The Company manages assets in the following wide spectrum of investment products and strategies, many of which are focused on fast-growing areas:

                 SUMMARY OF INVESTMENT PRODUCTS AND STRATEGIES

U.S. EQUITIES:                         U.S. FIXED INCOME:        GLOBAL AND INTERNATIONAL EQUITIES:
All Cap Value                          Corporate                 International Growth
Large Cap Value                        Government                Global Value
Large Cap Growth                       Municipals                Global Telecommunications
Mid Cap Value                          Asset-backed              Global Multimedia
Small Cap Value                        Intermediate              Gold(b)
Small Cap Growth                       Short-term
Micro Cap
Real Estate(a)
                                       U.S. BALANCED:            ALTERNATIVE PRODUCTS:
CONVERTIBLE SECURITIES:                Balanced Growth           Risk Arbitrage
U.S. Convertible Securities            Balanced Value            Merchant Banking
Global Convertible Securities                                    Fund of Funds

---------------
(a) Invested primarily in publicly-traded real estate investment trusts and managed by Westwood Management.
(b) Invested primarily in publicly-traded equities of U.S. and international gold companies.


     The Mutual Funds have a long-term record of achieving high returns compared against similar investment products. From December 31, 1987 through December 31, 1998, the Company's assets under management in Mutual Funds have increased at a compound annual growth rate of approximately 29%. As of December 31, 1998, two of the Gabelli funds were ranked by Morningstar as "five stars" (its highest rating) and three of the Gabelli funds and two of the Gabelli Westwood funds as "four stars", in each case, on an overall basis (i.e. based on three-, five- and ten-year risk adjusted average returns). At December 31, 1998, approximately 99% of the assets under management in the open-end Mutual Funds having an overall rating from Morningstar were in open-end Mutual Funds ranked "three stars" or better, with 36% of such assets in open-end Mutual Funds ranked "five stars" and 38% of such assets in open-end Mutual Funds ranked "four stars" on an overall basis. The Gabelli family of funds was honored as the top performing mutual fund family by Mutual Funds Magazine for 1997. In addition, Mario J. Gabelli, Chief Investment Officer of the Company, was named as the Domestic Equity Fund Manager of the Year for 1997 by Morningstar. There can be no assurance, however, that these funds will be able to maintain such ratings or that past performance will be indicative of future results.



     The Company's long-term strategic goal is to continue to expand its asset management capabilities in order to provide a range of products suitable to meet the diverse requirements of its clients. The Company was originally founded in 1976 as an institutional broker-dealer and entered the separate accounts business in 1977 and the mutual fund business in 1986. In its early years, the Company's investment philosophy was value-oriented. Starting in the mid-1980s, the Company began building upon its core of value-oriented equity investment products by adding new investment strategies designed for clients seeking to invest in growth-oriented equities, convertible securities and fixed income products. Since then, the Company has continued to build its franchise by expanding its investment management capabilities through the addition of industry specific, international, global and real asset oriented product offerings. Throughout its 22-year history, the Company has marketed most of its products under the "Gabelli" brand name.


     The Company believes that its growth to date can be largely credited to the following:

- LONG-TERM FUND PERFORMANCE: The Company has a long-term record of achieving relatively high returns for its Mutual Fund and Separate Account clients when compared to similar investment products. The Company believes that its performance record is a competitive advantage and a recognized component of its franchise.

- WIDELY RECOGNIZED "GABELLI" BRAND NAME: For much of its history, the Company has advertised in a variety of financial print media, including in publications such as the Wall Street Journal, Money Magazine, Barron's and Investor's Business Daily. The Company believes that the breadth and consistency of its advertising has enhanced investor awareness of its product offerings and of the "Gabelli" brand name.



- DIVERSIFIED PRODUCT OFFERINGS: Since the inception of its investment management activities, the Company has sought to expand the breadth of its product offerings. The Company currently offers a wide spectrum of investment products and strategies, including product offerings in U.S. equities, U.S. fixed income, global and international equities, convertible securities, U.S. balanced and alternative products.


- STRONG INDUSTRY FUNDAMENTALS: According to data compiled by the U.S. Federal Reserve, the investment management industry has grown faster than more traditional segments of the financial services industry, including the banking and insurance industries. The Company believes that demographic trends and the growing role of money managers in the placement of capital compared to the traditional role played by banks and life insurance companies will result in continued growth of the investment management industry.

BUSINESS STRATEGY

     The Company intends to grow its franchise by leveraging its competitive asset management strengths, including its long-term performance record, brand name, diverse product offerings and experienced research, client service and investment staff. In order to achieve continued growth in assets under management and profitability, the Company will continue to pursue its business strategy, the key elements of which include:

- BROADENING AND STRENGTHENING THE GABELLI BRAND. The Company believes that the Gabelli brand name is one of the more widely recognized brand names in the U.S. investment management industry. The Company intends to continue to strengthen its brand name identity by, among other things, increasing its marketing and advertising to provide a uniform global image. The Company believes that with its brand name recognition, it has the capacity to create new products and services around the core Gabelli brand to complement its existing product offerings. For example, in 1998, the Company launched the Gabelli Global Opportunity Fund, a global equity fund, and the Gabelli Westwood Mighty Mites(SM) Fund, a micro cap equity fund.


- EXPANDING MUTUAL FUND DISTRIBUTION. The Company intends to continue expanding its distribution network through Third-Party Distribution Programs, particularly NTF Programs. In recent years, the Company has realized significant growth in its mutual fund assets under management through alliances with "mutual fund supermarkets" and other Third-Party Distribution Programs, through which its Mutual Funds are made available to investors. As of December 31, 1998, the Company was participating in 63 Third-Party Distribution Programs, including the Charles Schwab and Fidelity Investments "mutual fund supermarket" programs. In addition, the Company intends to develop a marketing strategy to increase its presence in the 401(k) market for its Mutual Funds. Additionally, the Company expects to soon offer investors the ability to purchase mutual fund shares directly through the Internet. The Company has also entered into various marketing alliances and distribution arrangements with leading national brokerage and investment houses and has commenced development of additional classes of shares for several of its mutual funds for sale through national brokerage and investment houses and other third-party distribution channels on a commission basis.


- INCREASING PENETRATION IN HIGH NET WORTH MARKET. The Company's high net worth business focuses, in general, on serving clients who have established an account relationship of $1 million or more with the Company. According to certain industry estimates, the number of households with over $1 million in investable assets will grow from approximately 2.5 million in 1996 to over 15 million by 2010. With the Company's 22-year history of serving this segment, its long-term performance record and brand name recognition, the Company believes that it is well positioned to capitalize on the growth opportunities in this market.


- INCREASING MARKETING FOR INSTITUTIONAL SEPARATE ACCOUNTS. The institutional Separate Accounts business has been primarily developed through direct marketing channels. Historically, third-party pension consul-tants and financial consultants have not been a major source of new institutional Separate Accounts business for the Company. However, these consultants have significantly increased their presence among institutional investors. As a result, the Company intends both to add marketing personnel to target pension and financial consultants and to expand its efforts through its traditional marketing channels.

- ATTRACTING AND RETAINING EXPERIENCED PROFESSIONALS. Following the Offering, the availability of publicly traded Class A Common Stock will enhance the Company's ability to attract and retain top performing investment professionals. The ability to attract and retain highly experienced investment and other professionals with a long-term commitment to the Company and its clients has been, and will continue to be, a significant factor in its long-term growth. As the Company continues to increase the breadth of its investment management capabilities, it plans to add portfolio managers and other investment personnel in order to foster expansion of its products.


- CAPITALIZING ON ACQUISITIONS AND STRATEGIC ALLIANCES. The Company intends to selectively and opportunistically pursue acquisitions and alliances that will broaden its product offerings and add new sources of distribution. The Company believes that it will be better positioned to pursue acquisitions and alliances after the Offering because it will be one of a relatively few publicly-traded investment management firms. At present, the Company has no plans, arrangements or understandings relating to any specific acquisitions or alliances.


MUTUAL FUNDS


     The Mutual Funds include 23 open-end Mutual Funds and three closed-end funds which had total assets as of September 30, 1998 of $7.0 billion. The open-end Mutual Funds are available to individuals and institutions primarily on a no-load basis, while the closed-end funds are listed and traded on the NYSE. At September 30, 1998, the open-end funds had total assets of $5.5 billion and the closed-end funds had total assets of $1.5 billion. The assets managed in the closed-end funds represent approximately 21% of the assets in the Mutual Funds and 11% of the total assets under management of the Company at September 30, 1998. The Company's assets under management consist of a broad range of U.S. and international stock, bond and money market mutual funds that meet the varied needs and objectives of its Mutual Fund shareholders. At September 30, 1998, over two-thirds of the Company's assets under management in open-end, no-load equity Mutual Funds had been obtained through direct sales relationships.


     The Company, through its affiliates, acts as adviser to all of the Mutual Funds, except with respect to the Gabelli Capital Asset Fund in which the Company acts as a subadviser and Guardian Investment Services Corporation, an unaffiliated company, acts as manager. As subadviser, the Company makes day-to-day investment decisions for the Gabelli Capital Asset Fund.

     Funds Adviser, a wholly owned subsidiary of the Company, acts as the investment adviser for all of the Mutual Funds other than the Gabelli Westwood family of funds and the Treasurer's Funds.

     Gabelli Advisers, Inc. acts as investment adviser to the Gabelli Westwood family of funds and has retained Westwood Management to act as subadviser for five of the six portfolios. Westwood Management is a wholly owned subsidiary of Southwest Securities Group, Inc., a publicly held securities brokerage firm. In its capacity as subadviser, Westwood Management makes day-to-day investment decisions and provides the portfolio management services for five of the six current Gabelli Westwood portfolios. The Gabelli Westwood Mighty Mites(SM) Fund, launched in May 1998, is advised solely by Gabelli Advisers, Inc., using a team investment approach, without any subadvisers. Westwood Management owns 100% of the Class A common stock of Gabelli Advisers, Inc. (representing 20% of the economic interest), and is not an affiliate of the Company. The Company believes that Gabelli Advisers, Inc. will serve as a platform for future growth and diversification of the Company's product line.

     Gabelli Fixed Income, LLC currently manages short-term and short-intermediate term fixed income securities for the Treasurer's Funds as well as for the Separate Accounts. In the future, the Company plans to further increase and diversify the number of fixed income products offered by Gabelli Fixed Income, LLC. Certain members of senior management of Gabelli Fixed Income, LLC own a 19.9% equity interest in it.

     The following table lists the Mutual Funds, together with the December 31, 1998 Morningstar overall rating, where rated (ratings are not available for the money-market Mutual Funds and other Mutual Funds, which collectively represent 15% of the assets under management in the Mutual Funds), the portfolio manager(s) and associate portfolio managers(s) for such Mutual Fund, and provides a description of the primary investment objective, fund characteristics, fees, the date that the Mutual Fund was initially offered to investors and the assets under management in the Mutual Fund as of September 30, 1998 and December 31, 1998.



                                                                                                  NET ASSETS AS OF
        FUND                                                                                ----------------------------
(MORNINGSTAR OVERALL                                           ADVISORY   12B-1   INITIAL   SEPTEMBER 30,   DECEMBER 31,
     RATING)(1)         PRIMARY INVESTMENT         FUND          FEES     FEES     OFFER        1998            1998
PORTFOLIO MANAGER(S)         OBJECTIVE        CHARACTERISTICS    (%)       (%)      DATE          ($ IN MILLIONS)
---------------------  ---------------------  ---------------  --------   -----   --------  ----------------------------
GABELLI OPEN-END FUNDS:


The Gabelli Growth     Capital appreciation   No-load,           1.00      .25    04/10/87    $1,405.5        $1,864.0
Fund                   from companies that    Open-end,
(GRAPHIC - 5 STARS)    have favorable, yet    Diversified
                       undervalued,
    Howard F. Ward     prospects for
                       earnings growth.
                       Invests in equity
                       securities of
                       companies that have
                       above-average or
                       expanding market
                       shares and profit
                       margins.


The Gabelli Global     High level of capital  No-load,           1.00      .25    02/07/94        62.7            74.0
Interactive Couch      appreciation through   Open-end,
Potato(R) Fund         investment in a        Non-diversified
(GRAPHIC - 5 STARS)    portfolio of equity
                       securities focused on
    Marc J. Gabelli    the entertainment,
                       media and
                       communications
                       sectors.


The Gabelli Asset      Growth of capital as   No-load,           1.00      .25    03/03/86     1,373.7         1,593.6
Fund                   a primary investment   Open-end,
(GRAPHIC - 4 STARS)    objective, with        Diversified
                       current income as a
    Mario J. Gabelli   secondary investment
                       objective. Invests in
                       equity securities of
                       companies selling at
                       a significant
                       discount to their
                       private market value.


The Gabelli Equity     High level of total    No-load,           1.00      .25    01/02/92        79.7            87.2
Income Fund            return with an         Open-end,
(GRAPHIC - 4 STARS)    emphasis on income     Diversified
                       producing equities
    Mario J. Gabelli   with yields greater
    James Foung        than the S&P 500
                       average.


Gabelli International  Capital appreciation   No-load,           1.00      .25    06/30/95        25.2            26.8
Growth Fund            by investing           Open-end,
(GRAPHIC - 4 STARS)    primarily in equity    Diversified
                       securities of foreign
    Caesar M.P. Bryan  companies with rapid
                       growth in revenues
                       and earnings.

                                                                                                  NET ASSETS AS OF
        FUND                                                                                ----------------------------
(MORNINGSTAR OVERALL                                           ADVISORY   12B-1   INITIAL   SEPTEMBER 30,   DECEMBER 31,
     RATING)(1)         PRIMARY INVESTMENT         FUND          FEES     FEES     OFFER        1998            1998
PORTFOLIO MANAGER(S)         OBJECTIVE        CHARACTERISTICS    (%)       (%)      DATE          ($ IN MILLIONS)
---------------------  ---------------------  ---------------  --------   -----   --------  ----------------------------


The Gabelli Value      High level of capital  Load, Open-end,    1.00      .25    09/29/89       676.5           797.5
Fund                   appreciation from      Non-diversified
(GRAPHIC - 3 STARS)    undervalued equity
                       securities that are
    Mario J. Gabelli   held in a
                       concentrated
                       portfolio.


The Gabelli Small Cap  High level of capital  No-load,           1.00      .25    10/22/91       277.8           321.3
Growth Fund            appreciation from      Open-end,
(GRAPHIC - 3 STARS)    equity securities of   Diversified
                       smaller companies
    Mario J. Gabelli   with market
                       capitalization of
                       $500 million or less.


The Gabelli Global     High level of capital  No-load,           1.00      .25    11/01/94       136.5           170.1
Telecommunications     appreciation through   Open-end,
Fund                   worldwide investments  Non-diversified
(GRAPHIC - 3 STARS)    in equity securities,
                       including the U.S.,
    Mario J. Gabelli   primarily in the
    Marc J. Gabelli    telecommunications
                       industry.


The Gabelli ABC Fund   Total returns from     No-load,           1.00      .25    05/14/93        41.2            39.4
(GRAPHIC - 3 STARS)    equity and debt        Open-end,
                       securities that are    Non-diversified
    Mario J. Gabelli   attractive to
                       investors in various
                       market conditions
                       without excessive
                       risk of capital loss.


The Gabelli Global     High level of total    No-load,           1.00      .25    02/03/94         6.9             7.3
Convertible            return through a       Open-end,
Securities Fund        combination of         Non-diversified
(GRAPHIC - 2 STARS)    current income and
                       capital appreciation
   A. Hartswell        through investment in
   Woodson, III        convertible
                       securities of U.S.
                       and non-U.S. issuers.


Gabelli Gold           Seeks capital          No-load,           1.00      .25    07/11/94        13.1            11.3
Fund                   appreciation and       Open-end,
(GRAPHIC - 1 STAR)     employs a value        Diversified
                       approach to investing
    Caesar M.P. Bryan  primarily in equity
                       securities of gold-
                       related companies
                       worldwide.
Gabelli U.S. Treasury  High current income    Money Market,       .30      n/a    10/01/92       314.4           385.1
Money Market Fund      with preservation of   Open-end,
(Not rated)            principal and          Diversified
                       liquidity, while
    Judith A. Raneri   striving to keep
                       expenses among the
                       lowest of all U.S.
                       Treasury money market
                       funds.

                                                                                                  NET ASSETS AS OF
        FUND                                                                                ----------------------------
(MORNINGSTAR OVERALL                                           ADVISORY   12B-1   INITIAL   SEPTEMBER 30,   DECEMBER 31,
     RATING)(1)         PRIMARY INVESTMENT         FUND          FEES     FEES     OFFER        1998            1998
PORTFOLIO MANAGER(S)         OBJECTIVE        CHARACTERISTICS    (%)       (%)      DATE          ($ IN MILLIONS)
---------------------  ---------------------  ---------------  --------   -----   --------  ----------------------------
Gabelli Capital Asset  Capital appreciation   No-load,            .75      n/a    05/01/95       134.3           155.8
Fund                   from equity            Open-end,
(Not rated)            securities of          Diversified
                       companies selling at   Variable
    Mario J. Gabelli   a significant          Annuity
                       discount to their
                       private market value.
The Gabelli Global     High level of capital  No-load,           1.00      .25    05/11/98         5.0             5.9
Opportunity Fund       appreciation through   Open-end,
(Not rated)            worldwide investments  Non-diversified
                       in equity securities.
    Caesar M.P. Bryan
    Marc J. Gabelli
GABELLI WESTWOOD OPEN-END FUNDS:


Gabelli Westwood       Capital appreciation   Retail Class:      1.00      .25    01/02/87       177.9           202.1
Equity Fund            through a diversified  No-load,
(GRAPHIC - 4 STARS)    portfolio of equity    Open-end,                    .50     1/28/94
                       securities using a     Diversified
    Susan M. Byrne     top- down approach     Service Class:
                       that begins with an    Load,
                       analysis of the        Open-end,
                       broad, long-term       Diversified
                       trends in the economy
                       and an assessment of
                       the business cycle
                       which identifies
                       sectors that will
                       benefit from that
                       environment.


Gabelli Westwood       Both capital           Retail Class:       .75      .25    10/01/91       142.8           153.5
Balanced Fund          appreciation and       No-load,
(GRAPHIC - 4 STARS)    current income using   Open-end,                    .50      4/6/93
                       portfolios containing  Diversified
    Susan M. Byrne     stocks, bonds, and     Service Class:
    Patricia K. Fraze  cash as appropriate    Load, Open-
                       in light of current    end,
                       economic and business  Diversified
                       conditions.


Gabelli Westwood       Total return and       No-load,            .60      .25    04/06/93         7.6             7.9
Intermediate Bond      current income, while  Open-end,
Fund                   limiting risk to       Diversified
(GRAPHIC - 3 STARS)    principal. Pursues
                       higher yields than
    Patricia K. Fraze  shorter maturity
                       funds, and has more
                       price stability than
                       generally higher
                       yielding long-term
                       funds.

                                                                                                  NET ASSETS AS OF
        FUND                                                                                ----------------------------
(MORNINGSTAR OVERALL                                           ADVISORY   12B-1   INITIAL   SEPTEMBER 30,   DECEMBER 31,
     RATING)(1)         PRIMARY INVESTMENT         FUND          FEES     FEES     OFFER        1998            1998
PORTFOLIO MANAGER(S)         OBJECTIVE        CHARACTERISTICS    (%)       (%)      DATE          ($ IN MILLIONS)
---------------------  ---------------------  ---------------  --------   -----   --------  ----------------------------
Gabelli Westwood       Long-term capital      No-load,           1.00      .25    04/15/97        11.7            15.7
SmallCap               appreciation,          Open-end,
Equity Fund            investing at least     Diversified
(Not rated)            65% of its assets in
                       equity securities of
    Lynda Calkin       companies with market
                       capitalizations of $1
                       billion or less.
Gabelli Westwood       Long-term capital      No-load,           1.00      .25    05/11/98         4.8             6.1
Mighty Mites(SM) Fund  appreciation by        Open-end,
(Not rated)            investing primarily    Diversified
                       in equity securities
    Mario J. Gabelli   with market
    Marc J. Gabelli    capitalizations of
    Laura K. Linehan   $300 million or less.
    Walter K. Walsh
Gabelli Westwood       Long-term capital      No-load,           1.00      .25    09/30/97         1.8             1.9
Realty Fund            appreciation as well   Open-end,
(Not rated)            as current income,     Diversified
                       investing in equity
    Susan M. Byrne     securities that are
                       primarily engaged in
                       or related to the
                       real estate industry.
THE TREASURER'S OPEN-END MONEY MARKET FUNDS:
The Treasurer's Fund,  Current income with    No-load,            .30      n/a    01/01/88       345.0           357.9
Inc. -- Domestic       preservation of        Open-end,
Prime Money Market     principal and          Diversified
Portfolio              liquidity through
(Not rated)            investment in U.S.
                       Treasury securities
    Judith A. Raneri   and corporate bonds.

The Treasurer's        Current income with    No-load,            .30      n/a    12/18/87       207.5           177.1
Fund, Inc. -- Tax      preservation of        Open-end,
Exempt Money Market    principal and          Non-diversified
Portfolio              liquidity through
(Not rated)            investment in U.S.
                       municipal bond
    Judith A. Raneri   securities.

The Treasurer's        Current income with    No-load,            .30      n/a    07/25/90       111.6           109.8
Fund, Inc. -- U.S.     preservation of        Open-end,
Treasury Money Market  principal and          Diversified
Portfolio              liquidity through
(Not rated)            investment in U.S.
                       Treasury securities.
    Judith A. Raneri

                                                                                                  NET ASSETS AS OF
        FUND                                                                                ----------------------------
(MORNINGSTAR OVERALL                                           ADVISORY   12B-1   INITIAL   SEPTEMBER 30,   DECEMBER 31,
     RATING)(1)         PRIMARY INVESTMENT         FUND          FEES     FEES     OFFER        1998            1998
PORTFOLIO MANAGER(S)         OBJECTIVE        CHARACTERISTICS    (%)       (%)      DATE          ($ IN MILLIONS)
---------------------  ---------------------  ---------------  --------   -----   --------  ----------------------------
GABELLI CLOSED-END FUNDS:


The Gabelli Global     Long-term capital      Closed-end,        1.00      n/a    11/15/94       141.2           163.8
Multimedia Trust Inc.  appreciation from      Non-Diversified
(GRAPHIC - 5 STARS)    equity investments in  NYSE
                       global telecommunica-  Symbol: GGT
    Mario J. Gabelli   tions, media,
                       publishing and
                       entertainment
                       holdings.


The Gabelli Equity     Long-term growth of    Closed-end,        1.00      n/a    08/14/86     1,212.8         1,341.5
Trust Inc.(2)          capital by investing   Non-Diversified
(GRAPHIC - 3 STARS)    in equity securities.  NYSE
                                              Symbol: GAB
    Mario J. Gabelli


The Gabelli            High total return      Closed-end,        1.00      n/a    07/03/89       116.8           120.7
Convertible            from investing         Diversified
Securities Fund, Inc.  primarily in           NYSE
(GRAPHIC - 3 STARS)    convertible            Symbol: GCV
                       instruments.
    Mario J. Gabelli


---------------

(1) Morningstar proprietary ratings reflect historical risk adjusted performance as of December 31, 1998 and are subject to change every month. Overall Morningstar ratings are calculated from the fund's three-, five- and ten-year average annual returns, as available, in excess of 90 day T-bill returns with appropriate fee adjustments and a risk factor that reflects fund performance below 90 day T-bill returns. The top 10% of the funds in an investment category receive five stars, the next 22.5% receive four stars, the next 35% receive three stars, the next 22.5% receive two stars and the last 10% receive one star. The ratings for the Gabelli Westwood funds are for the retail classes.



(2) The Gabelli Equity Trust has announced its intention to spin-off approximately $60 million to $80 million of its assets in the form of shares of a new closed-end fund that will invest primarily in the securities of companies involved in the gas, electricity and water industries (the utility sector).


     Shareholders of the no-load open-end Mutual Funds are allowed to exchange shares among the funds as economic and market conditions and investor needs change at no additional cost. The Company periodically introduces new mutual funds designed to complement and expand its investment product offerings, respond to competitive developments in the financial marketplace, and meet the changing needs of clients.


     The Company's marketing efforts for the Mutual Funds are currently focused on increasing the distribution and sales of its existing funds, as well as creating new products for sale through its distribution channels. The Company believes that its marketing efforts for the Mutual Funds will continue to generate additional revenues from investment advisory fees. The Company has traditionally distributed most of its open-end Mutual Funds by using a variety of direct response marketing techniques, including telemarketing and advertising, and as a result the Company maintains direct relationships with a majority of its no-load open-end Mutual Fund customers. Beginning in late 1995, the Company expanded its product distribution by offering additional open-end Mutual Funds through Third-Party Distribution Programs, including NTF Programs. In 1997 and through the first nine months of 1998, the Company further expanded these efforts to include substantially all of its open-end Mutual Funds in over 60 Third-Party Distribution Programs. Although most of the assets under management in the open-end Mutual Funds are still attributable to the Company's direct response marketing efforts, Third-Party Distribution Programs, particularly NTF Programs, have become an increasingly important source of asset growth for the Company. Of the $5.5 billion of assets under management in the open-end Mutual Funds as of September 30, 1998, approximately 16% were generated from NTF Programs. Sales (net of redemptions) of the Company's open-end Mutual Funds through the NTF Programs were approximately $96 million, $194 million and $476 million for the first and second halves of 1997 and the first half of 1998, respectively. In the first nine months of 1998, sales (net of redemptions) of the Mutual Funds were $1.0 billion, of which approximately 50% was generated from direct marketing and approximately 50% was generated from the NTF Programs. Further, the Company has commenced development of additional classes of shares for several of its mutual funds for sale through national brokerage and investment houses and other third-party distribution channels on a commission basis.

In general, distribution through Third-Party Distribution Programs has greater variable cost components and lower fixed cost components than distribution through the Company's traditional direct sales methods.


     The Company provides investment advisory and management services pursuant to an investment management agreement with each Mutual Fund. While the specific terms of the investment management agreements vary to some degree, the basic terms of the investment management agreements are similar. The investment management agreements with the Mutual Funds generally provide that the Company is responsible for the overall investment and administrative services, subject to the oversight of each Mutual Fund's board of directors and in accordance with each Mutual Fund's fundamental investment objectives and policies. The investment management agreements permit the Company to enter into separate agreements for administrative and accounting services on behalf of the respective Mutual Funds.



     The Company provides the Mutual Funds with administrative services pursuant to management contracts. Most of these administrative services are provided through subcontracts with unaffiliated third parties. Such services include, without limitation, calculation of net asset value, preparation of financial reports for shareholders of the Mutual Funds, internal accounting, tax accounting and reporting, regulatory filings, and other services. Transfer agency and custodial services are provided directly to the Mutual Funds by third parties.



     The Company's Mutual Fund investment management agreements may continue in effect from year to year only if specifically approved at least annually by (i) the Mutual Fund's board of directors or trustees or (ii) the Mutual Fund's shareholders and, in either case, the vote of a majority of the Mutual Fund's directors or trustees who are not parties to the agreement or "interested persons" of any such party, within the meaning of the Investment Company Act. Each Mutual Fund may terminate its investment management agreement at any time upon 60 days' written notice by (i) a vote of the majority of the board of directors or trustees cast in person at a meeting called for the purpose of voting on such termination or (ii) a vote at a meeting of shareholders of the lesser of either 67% of the voting shares represented in person or by proxy or 50% of the outstanding voting shares of such Mutual Fund. Each investment management agreement automatically terminates in the event of its assignment, as defined in the Investment Company Act. The Offering will not constitute an "assignment" for the purposes of the Investment Company Act. The Company may terminate an investment management agreement without penalty on 60 days' written notice.


SEPARATE ACCOUNTS


     Since 1977, the Company has provided investment management services through its subsidiary GAMCO to a broad spectrum of institutional and high net worth investors. As of September 30, 1998, the Company had approximately 950 Separate Accounts with an aggregate of approximately $6.7 billion of assets, which represent approximately 48% of the total assets under management of the Company at September 30, 1998. The ten largest Separate Accounts comprise approximately 15% of the Company's total assets under management and 7% of the Company's total revenues as of and for the period ended September 30, 1998. The Separate Accounts are invested in U.S. and international equity securities, U.S. fixed-income securities and convertible securities. At September 30, 1998, high net worth accounts (accounts of individuals and related parties in general having a minimum account balance of $1 million) comprised approximately 78% of the number of Separate Accounts and approximately 25% of the assets, with institutional investors accounting for the balance.



     Each Separate Account portfolio is managed to meet the specific needs and objectives of the particular client by utilizing investment strategies and techniques within the Company's areas of expertise. Members of the sales and marketing staff for the Separate Accounts business have an average of approximately 10 years of experience with the Company and focus on developing and maintaining long-term relationships with their Separate Account clients in order to be able to understand and meet their individual clients' needs. Investment advisory agreements with the Separate Accounts are typically terminable by the client without penalty on 30 days' notice or less.


     The Company's Separate Accounts business is marketed primarily through the direct efforts of its in-house sales force. At September 30, 1998, over 95% of the Company's assets in Separate Accounts (excluding subadvisory assets) were obtained through direct sales relationships. Sales efforts are conducted on a regional and product specialist basis. Clients are generally serviced by a team of individuals, the core of which remain assigned to a specific client from the onset of the client relationship. The Company's sales force maintains direct relationships with corporate pension and profit sharing plans, foundations, endowment funds, jointly trusteed plans, municipalities and high net worth individuals that comprise the Company's Separate Accounts business.

PARTNERSHIPS

     The Company offers alternative investment products through its majority-owned subsidiary, GSI. These alternative investments products consist primarily of risk arbitrage and merchant banking limited partnerships and offshore companies. The Partnerships had $147 million of assets at September 30, 1998. Gabelli Associates Fund had $115 million of assets under management as of September 30, 1998 and invests in merger arbitrage opportunities. Merchant banking activities are carried out through ALCE Partners, L.P. ("Alce"), and Gabelli Multimedia Partners, L.P. ("Multimedia"), both of which are closed to new investors. Aggregate assets for Alce and Multimedia as of September 30, 1998 were approximately $9 million and $6 million, respectively. Gabelli Associates Limited, which had approximately $17 million of assets as of September 30, 1998, is an offshore investment company designed for non-U.S. investors seeking to participate in risk arbitrage opportunities utilizing the same investment objectives and strategies as the Gabelli Associates Fund. The Company also manages the Gabelli International Gold Fund Limited, which as of September 30, 1998 had less than $1 million of assets. The Company's alternative investment products are marketed primarily through its direct sales force. The Company does not expect that assets invested in the Partnerships or other alternative investment products will contribute significantly to the Company's future growth.

BROKERAGE AND MUTUAL FUND DISTRIBUTION

     The Company offers underwriting, execution and trading services through its subsidiary, Gabelli & Company. Gabelli & Company is a broker-dealer registered under the Securities Exchange Act of 1934 and a member of the NASD. Gabelli & Company's revenues are derived primarily from distribution of the Mutual Funds, brokerage commissions and selling concessions on transactions in equity securities for the Mutual Funds, Separate Accounts and other customers, and from underwriting fees and market-making activities.


     The Company distributes the open-end Mutual Funds pursuant to distribution agreements with each open-end Mutual Fund. Under each distribution agreement with an open-end Mutual Fund, the Company offers and sells such open-end Mutual Fund's shares on a continual basis and pays all of the costs of marketing and selling the shares of such open-end Mutual Fund, including printing and mailing prospectuses and sales literature, advertising and maintaining sales and customer service personnel and sales and services fulfillment systems, and payments to the sponsors of Third-Party Distribution Programs, financial intermediaries and sales personnel of the Company. The Company receives fees for such services pursuant to distribution agreements adopted under provisions of Rule 12b-1. Distribution fees from the open-end Mutual Funds amounted to $4.7 million and $8.8 million for the nine months ended September 30, 1997 and 1998, respectively, and $6.2 million, $7.1 million and $7.5 million for the years ended December 31, 1995, 1996 and 1997, respectively. The Company is the principal underwriter for several funds distributed with a sales charge, including shares of The Gabelli Value Fund Inc. and service class shares of the Gabelli Westwood Equity Fund and the Gabelli Westwood Balanced Fund.



     Under the distribution agreements, the open-end Mutual Funds (except the Treasurer's Funds, the Gabelli U.S. Treasury Money Market Fund and the Gabelli Capital Asset Fund) pay the Company a distribution fee of .25% per year (except the Service Class of the Gabelli Westwood Equity and Balanced Funds which pay
 .50% per year) on the average daily net assets of the fund. The Company's distribution agreements with the Mutual Funds may continue in effect from year to year only if specifically approved at least annually by (i) the Mutual Fund's board of directors or trustees or (ii) the Mutual Fund's shareholders and, in either case, the vote of a majority of the Mutual Fund's directors or trustees who are not parties to the agreement or "interested persons" of any such party, within the meaning of the Investment Company Act. Each Mutual Fund may terminate its distribution agreement, or any agreement thereunder, at any time upon 60 days' written notice by (i) a vote of the majority of its directors or trustees cast in person at a meeting called for the purpose of voting on such termination or (ii) a vote at a meeting of shareholders of the lesser of either 67% of the voting shares represented in person or by proxy or 50% of the outstanding voting shares of such Mutual Fund. Each distribution agreement automatically terminates in the event of its assignment, as defined in the Investment Company Act. The Offering will not constitute an "assignment" for the purposes of the Investment Company Act. The Company may terminate a distribution agreement without penalty upon 60 days' written notice.



     Gabelli & Company is involved in external syndicated underwriting activities. For the nine months ended September 30, 1998, Gabelli & Company participated as an underwriter in 28 syndicated underwritings with commitments totaling $96 million for public equity and debt offerings managed by major investment banks. During 1997, Gabelli & Company participated in 35 syndicated underwritings with commitments totaling $51 million.


COMPETITION

     The Company competes with mutual fund companies and other investment management firms, insurance companies, banks, brokerage firms and other financial institutions that offer products which have similar features and investment objectives to those offered by the Company. Many of the investment management firms with which the Company competes are subsidiaries of large diversified financial companies and many others are much larger in terms of assets under management and revenues and, accordingly, have much larger sales organizations and marketing budgets. Historically, the Company has competed primarily on the basis of the long-term investment performance of many of its funds. However, the Company has determined that competing primarily on the basis of performance is inadequate and accordingly, the Company has taken steps over the past two years to substantially increase its distribution channels, brand name awareness and marketing efforts. Although there can be no assurance that the Company will be successful in these efforts, its net sales of Mutual Funds have increased significantly over the past year and the Company's strategy is to continue to devote significant additional resources to its sales and marketing efforts.


     The market for providing investment management services to institutional and high net worth Separate Accounts is also highly competitive. Approximately 41% and 43% of the Company's investment management fee revenues for the nine months ended September 30, 1998 and year ended December 31, 1997, respectively, was derived from its Separate Accounts. Selection of investment advisers by U.S. institutional investors is often subject to a screening process and to favorable recommendation by investment industry consultants. Many of these investors require their investment advisers to have a successful and sustained performance record, often five years or longer, and also focus on one and three year performance records. The Company has significantly increased its assets under management on behalf of U.S. institutional investors since its entry into the institutional asset management business in 1977. At the current time, the Company believes that its investment performance record would be attractive to potential new institutional and high net worth clients and the Company has determined to devote additional resources to the institutional and high net worth investor markets. However, no assurance can be given that the Company's efforts to obtain new business will be successful.


INTELLECTUAL PROPERTY


     Service marks and brand name recognition are important to the Company's business. The Company has rights to the service marks under which its products are offered. The Company has registered certain service marks in the United States and will continue to do so as new trademarks and service marks are developed or acquired. The Company has rights to use (i) the "Gabelli" name,
(ii) the "GAMCO" name, (iii) the research triangle logo, (iv) the "Interactive Couch Potato" name, and (v) the "Mighty Mites" name. Pursuant to an assignment agreement, Mr. Gabelli has assigned to the Company all of his rights, title and interests in and to the "Gabelli" name for use in connection with investment management services, mutual funds and securities brokerage services. However, under the agreement, Mr. Gabelli will retain any and all right, title and interest he has or may have in the "Gabelli" name for use in connection with (i) charitable foundations controlled by Mr. Gabelli or members of his family or
(ii) entities engaged in private investment activities for Mr. Gabelli or members of his family. In addition, the funds managed by Mr. Gabelli outside the Company have entered into a license agreement with the Company permitting them to continue limited use of the "Gabelli" name under specified circumstances. The Company has taken, and will continue to take, action to protect its interests in these service marks.

STAFF


     At December 31, 1998, the Company had a full-time staff of approximately 133 individuals, of whom 40 served in the portfolio management, research and trading areas, 47 served in the marketing and shareholder servicing areas and 46 served in the administrative area. As part of its staff, the Company employs ten portfolio managers for the Mutual Funds, Separate Accounts and Partnerships. Additionally, Westwood Management employs three portfolio managers who advise five of the six portfolios of the Gabelli Westwood family of funds.


PROPERTIES


     As of December 31, 1998, the principal properties leased by the Company for use in its business were as follows:


                         LOCATION                           LEASE EXPIRATION     SQUARE FOOTAGE
                         --------                           ----------------     --------------
Gabelli Funds, Inc. ......................................  December 11, 2001        24,555
One Corporate Center
Rye, New York 10580
Gabelli Funds, Inc. ......................................   April 30, 2013          60,055
401 Theodore Fremd Avenue
Rye, New York 10580
Gabelli & Company, Inc. ..................................   month-to-month           4,177
655 Third Avenue, Suite 1425
New York, New York 10017
Gabelli Funds, Inc. ......................................   month-to-month           1,599
165 West Liberty Street
Reno, Nevada 89501

     All of these properties are used or will be used by the Company as office space. The building and property at 401 Theodore Fremd Avenue were leased from an entity controlled by members of Mr. Gabelli's family, and approximately 35,000 square feet are currently subleased to other tenants. The Company has begun relocating certain departments of the Company to these premises and expects to completely relocate its principal executive office to these premises in the year 2001. See "Certain Relationships and Related
Transactions -- Transactions with Mr. Gabelli and Affiliates."

REGULATION


     Virtually all aspects of the Company's businesses are subject to various federal and state laws and regulations. These laws and regulations are primarily intended to protect investment advisory clients and shareholders of registered investment companies. Under such laws and regulations, agencies that regulate investment advisers and broker-dealers such as the Company have broad administrative powers, including the power to limit, restrict or prohibit such an adviser or broker-dealer from carrying on its business in the event that it fails to comply with such laws and regulations. In such event, the possible sanctions that may be imposed include the suspension of individual employees, limitations on engaging in certain lines of business for specified periods of time, revocation of investment adviser and other registrations, censures, and fines. The Company believes that it is in substantial compliance with all material laws and regulations.



     The business of the Company is subject to regulation at both the federal and state level by the Commission and other regulatory bodies. Subsidiaries of the Company are registered with the Commission under the Investment Advisers Act, and the Mutual Funds are registered with the Commission under the Investment Company Act. Two subsidiaries of the Company are also registered as broker-dealers with the Commission and are subject to regulation by the NASD and various states.



     The subsidiaries of the Company that are registered with the Commission under the Investment Advisers Act (Funds Adviser, Gabelli Advisers, Inc., Gabelli Fixed Income, LLC and GAMCO) are regulated by and subject to examination by the Commission. The Investment Advisers Act imposes numerous obligations on registered investment advisers including fiduciary duties, record keeping requirements, operational requirements, marketing requirements and disclosure obligations. The Commission is authorized to institute proceedings and impose sanctions for violations of the Investment Advisers Act, ranging from censure to termination of an investment adviser's registration. The failure of a subsidiary of the Company to comply with the requirements of the Commission could have a material adverse effect on the Company. The Company believes it is in substantial compliance with the requirements of the Commission.

     The Company derives a substantial majority of its revenues from investment advisory services through its investment management agreements. Under the Investment Advisers Act, the Company's investment management agreements terminate automatically if assigned without the client's consent. Under the Investment Company Act, advisory agreements with registered investment companies such as the Mutual Funds terminate automatically upon assignment. The term "assignment" is broadly defined and includes direct assignments as well as assignments that may be deemed to occur, under certain circumstances, upon the transfer, directly or indirectly, of a controlling interest in the Company. The Offering will not constitute an assignment for these purposes. Accordingly, the Company does not intend to seek approvals of new investment advisory agreements from the shareholders of the registered investment companies it manages or other client consents in connection with these transactions.

     In its capacity as a broker-dealer, Gabelli & Company is required to maintain certain minimum net capital and cash reserves for the benefit of its customers. Gabelli & Company's net capital, as defined, has consistently met or exceeded all minimum requirements. Under the rules and regulations of the Commission promulgated pursuant to the federal securities laws, the Company is subject to periodic examination by the Commission. Gabelli & Company is also subject to periodic examination by the NASD. The most recent examination by the Commission of the Gabelli family of funds was in June 1998 and of the Gabelli Westwood family of funds was in November 1997. The most recent examination of Gabelli & Company by the NASD was in September 1998. There were no material compliance issues reported by either the Commission or the NASD as a result of such examinations.

     Subsidiaries of the Company are subject to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and to regulations promulgated thereunder, insofar as they are "fiduciaries" under ERISA with respect to their clients. ERISA and applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), impose certain duties on persons who are fiduciaries under ERISA and prohibit certain transactions involving ERISA plan clients. The failure of the Company to comply with these requirements could have a material adverse effect on the Company.

     Investments by the Company on behalf of its clients often represent a significant equity ownership position in an issuer's class of stock. As of September 30, 1998, the Company had five percent or more beneficial ownership with respect to more than 85 equity securities. This activity raises frequent regulatory and legal issues regarding the Company's aggregate beneficial ownership level with respect to portfolio securities, including issues relating to issuers' shareholder rights plans or "poison pills," state gaming laws and regulations, federal communications laws and regulations, public utility holding company laws and regulations, federal proxy rules governing shareholder communications and federal laws and regulations regarding the reporting of beneficial ownership positions. The failure of the Company to comply with these requirements could have a material adverse effect on the Company.

     Mr. Gabelli is registered with the U.S. Commodity Futures Trading Commission/National Futures Association as a floor broker and commodity pool operator.


     The Company and certain of its affiliates are subject to the laws of non-U.S. jurisdictions and non-U.S. regulatory agencies or bodies. In particular, the Company is subject to requirements in numerous jurisdictions regarding reporting of beneficial ownership positions in securities issued by companies whose securities are publicly traded in those countries. In addition, GAMCO is registered as an international adviser, investment counsel and portfolio manager with the Ontario Securities Commission in Canada in order to market its services to prospective clients which reside in Ontario. Gabelli Associates Limited is organized under the laws of the British Virgin Islands and Gabelli International Gold Fund Limited is organized under the laws of Bermuda.


LEGAL MATTERS

     From time to time, the Company is a defendant in various lawsuits incidental to its business. The Company does not believe that the outcome of any current litigation will have a material effect on the financial condition of the Company.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the persons who will serve as the Company's directors and executive officers upon consummation of the Offering. All directors will serve terms of one year or until the election of their respective successors.


NAME                   AGE                              POSITION
----                   ---                              --------
Mario J. Gabelli.....  56     Chairman of the Board, Chief Executive Officer and Chief
                              Investment Officer, Director
Stephen G. Bondi.....  40     Executive Vice President -- Finance and Administration
James E. McKee.......  35     Vice President, General Counsel and Secretary
Robert S. Zuccaro....  42     Vice President and Chief Financial Officer
Douglas R.
  Jamieson...........  44     Executive Vice President and Chief Operating Officer of
                              Gabelli Asset Management Company
Bruce N. Alpert......  47     Executive Vice President and Chief Operating Officer of
                              Funds Adviser
Charles C. Baum......  57     Director
Richard B. Black.....  65     Director
Eamon M. Kelly.......  62     Director
Karl Otto Pohl.......  69     Director



     MARIO J. GABELLI has served as Chairman, Chief Executive Officer and Chief Investment Officer of the Company since November 1976 and of Gabelli Partners since its inception. In connection with those responsibilities, he serves as Chairman and/ or President of thirteen registered investment companies managed by Funds Adviser and as the primary Portfolio Manager for a significant majority of the Company's assets under management. Mr. Gabelli also serves as a Governor of the American Stock Exchange, Chairman and Chief Executive Officer of Lynch Corporation, a public company engaged in multimedia, specialized transportation and manufacturing and as a director of East/West Communications, Inc., a publicly-held communications services company. In addition, Mr. Gabelli is the sole employee of MJG Associates, Inc., which acts as a general partner of an equity fund, Gabelli Performance Partnership L.P., and investment manager of various offshore investment companies and other accounts. Prior to founding the Company, Mr. Gabelli served as a research analyst at William D. Witter from 1975 through 1977 and as a Vice President of Loeb, Rhoades & Co. from 1967 through 1975. Mr. Gabelli received a B.S. from Fordham University and an M.B.A. from Columbia University Graduate School of Business.



     STEPHEN G. BONDI joined the Company in 1982 and has served as Executive Vice President -- Finance and Administration of the Company since 1997 and from 1982 to 1997 as a financial officer in various capacities. Mr. Bondi also serves as Vice President of GAMCO, GSI and Gabelli & Company and is a director of Gabelli & Company. Prior to joining the Company, Mr. Bondi was an accountant with the accounting firm of Spicer & Oppenheim. He holds a B.B.A. in Accounting from Hofstra University, received an M.B.A. from Columbia University Graduate School of Business and is a Certified Public Accountant.



     JAMES E. MCKEE has served as Vice President, General Counsel and Secretary of the Company since August 1995 and as Vice President, General Counsel and Secretary of GAMCO since December 1993. Mr. McKee also serves as Secretary of the Company's subsidiaries and all of the Mutual Funds except the Treasurer's Funds. Prior to joining the Company, he was a Branch Chief with the Commission in New York from 1992 to 1993 and a Staff Attorney with the Commission from 1989 through 1992, where he worked on matters involving registered investment advisers and investment companies. Mr. McKee received a B.A. from the University of Michigan and a J.D. from the University of Virginia School of Law.



     ROBERT S. ZUCCARO has served as Vice President and Chief Financial Officer of the Company since June 1, 1998. Prior to joining the Company, he was Vice President and Treasurer of Cybex International, Inc., an international, publicly held manufacturer of medical, rehabilitative and fitness products, from 1992 to 1997, and served as its Corporate Controller from 1984 to 1997. Mr. Zuccaro was previously with Shearson Lehman

Bros. from 1983 to 1984 and with Ernst & Young from 1979 to 1983. Mr. Zuccaro received a B.S. in Accounting from C.W. Post College and is a Certified Public Accountant.


     DOUGLAS R. JAMIESON has served as Executive Vice President and Chief Operating Officer of GAMCO since 1986 and as a director since 1991. Mr. Jamieson was an investment analyst with the Company from 1981 to 1986. Mr. Jamieson received a B.A. from Bucknell University and an M.B.A. from Columbia University Graduate School of Business.



     BRUCE N. ALPERT has served as Vice President and Chief Operating Officer of Funds Adviser since June 1988 and was appointed Executive Vice President and Chief Operating Officer of Funds Adviser on January 1, 1999. Mr. Alpert is an officer of all of the Mutual Funds. Mr. Alpert is also a director of Gabelli Advisers, Inc. Prior to June 1988 he worked at the InterCapital Division of Dean Witter from 1986 to 1988 as Vice President and Treasurer of the Mutual Funds sponsored by Dean Witter. From 1983 through 1986 he worked at Smith Barney Harris Upham & Co. as Vice President in the Financial Services Division and as Vice President and Treasurer of Mutual Funds sponsored by Smith Barney. Mr. Alpert also was an Audit Manager and Specialist at Price Waterhouse in the Investment Company Industry Services Group from 1975 through 1983. Mr. Alpert received a B.S. in Management Science and an M.B.A. from Rensselaer Polytechnic Institute and is a Certified Public Accountant.



     CHARLES C. BAUM joined the Company's Board of Directors in October 1992. Mr. Baum has also served since August 1992 as Chairman and Chief Executive Officer of The Morgan Group, Inc., a transportation services company and subsidiary of Lynch Corporation, and as Treasurer of United Holdings Co., Inc. and its predecessors and affiliates since 1973. United Holdings Co., Inc. was involved in the metal business until 1990 when it shifted focus to concentrate on investments in real estate and securities. Mr. Baum is also a director of United Holdings Co.; Shapiro Robinson & Associates, a firm which represents professional athletes; and Municipal Mortgage and Equity LLC, a company engaged in the business of mortgage financing. Mr. Baum received an A.B. from Princeton University, an M.B.A. from Harvard Business School and an LLB from Maryland Law School.



     RICHARD B. BLACK originally joined the Company's Board of Directors in November 1982. He currently serves as President and director of Oak Technology, Inc., an international supplier of semiconductors, as well as Chairman and Director of ECRM, Incorporated, an international supplier of electronic imaging devices to the publishing and graphic arts industries. Mr. Black also serves as a director of Benedetto, Gartland & Greene, Inc.; General Scanning, Inc.; Grand Eagle Companies, Inc.; and The Morgan Group, Inc. Mr. Black was Chairman and Chief Executive Officer of AM International, Inc. from 1981 to 1982; President and Chief Executive Officer of Alusuisse of America (Swiss Aluminum of America) from 1979 to 1981; and Chairman of the Board, President and Chief Executive Officer of Maremont Corporation, an automotive parts manufacturer with world-wide distribution, from 1967 to 1979. Mr. Black received a B.S. in Engineering from Texas A&M University and an M.B.A. from Harvard University, and he was awarded an Honorary Doctorate of Humane Letters Degree from Beloit College.



     EAMON M. KELLY joined the Company's Board of Directors in October 1992. Dr. Kelly is currently serving as a Professor at the Payson Center for International Development and Technology Transfer as well as in other departments at Tulane University, New Orleans. From 1981 through July 1998, he served as President and Chief Executive Officer of Tulane University. From 1974 to 1979, Dr. Kelly served in numerous positions, including Officer-in-Charge of Program Related Investments at the Ford Foundation, a philanthropic organization with initiatives in community and housing development, communications and public television, resources and environment, higher and public education, the arts and minority enterprises. Dr. Kelly's career includes numerous appointments, most recently, the appointments by President Clinton in 1995 to the National Science Board (the governing board of the National Science Foundation) and in 1994 to the National Security Education Board. Dr. Kelly received a B.S. from Fordham University, and his M.S. and Ph.D. in Economics from Columbia University.



     KARL OTTO POHL joined the Company's Board of Directors in April 1998. Mr. Pohl is a member of the Shareholder Committee of Sal Oppenheim Jr., & Cie., a private investment bank. Currently Mr. Pohl is a director/trustee of all of the Mutual Funds and serves as a board member of Zurich Versicherungs-Gesellshaft

(Insurance), the International Council for J.P. Morgan & Co. and TrizecHahn Corp. Mr. Pohl is a former President of the Deutsche Bundesbank, Germany's Central Bank, and was Chairman of its Central Bank Council from 1980 to 1991. He also served as German Governor of the International Monetary Fund from 1980 to 1991 and as a Board Member to the Bank for International Settlements. Mr. Pohl also served as Chairman to the European Economic Community Central Bank Governors from 1990 to 1991.


COMMITTEES OF THE BOARD OF DIRECTORS


     Prior to completion of the Offering, the Company intends to establish an Audit Committee comprised solely of independent directors, a Compensation Committee, an Executive Committee and a Nominating Committee. The Audit Committee will recommend the annual appointment of the Company's auditors, with whom the Audit Committee will review the scope of audit and non-audit assignments and related fees, accounting principles used by the Company in financial reporting, internal auditing procedures and the adequacy of the Company's internal control procedures. The Compensation Committee will administer the Company's 1999 Stock Award and Incentive Plan and 1999 Annual Performance Incentive Plan and make recommendations to the Board of Directors regarding compensation for the Company's executive officers. In the absence of a meeting of the Board of Directors, the Executive Committee is empowered to exercise all the powers and authority of the Board of Directors in the management of the business affairs of the Company, except that the Executive Committee is not permitted to take any action that committees are prohibited from taking under the laws of the State of New York. The Nominating Committee will review the qualifications of potential candidates for the Board of Directors, report its findings to the Board of Directors and propose nominations for Board memberships for approval by the Board of Directors and submission to the shareholders of the Company for approval.


COMPENSATION OF DIRECTORS


     Directors of the Company who are also employees receive no additional compensation for their services as a director. Non-employee directors do not currently receive fees for their service as directors, although it is anticipated that non-employee directors will receive fees in the future. The Company will reimburse all directors of the Company for travel expenses incurred in attending meetings of the Board of Directors and its committees. See "Certain Relationships and Related Transactions -- Transactions with Others."


EXECUTIVE COMPENSATION


     The following table sets forth certain compensation awarded to, earned by or paid to the Company's Chairman of the Board, Chief Executive Officer and Chief Investment Officer and the four other most highly paid executive officers of the Company who served as executive officers of the Company as of December 31, 1997, for services rendered in all capacities to the Company and its subsidiaries during 1997.

                           SUMMARY COMPENSATION TABLE


                                                       ANNUAL COMPENSATION
                                                  -----------------------------     ALL OTHER
NAMES AND PRINCIPAL POSITIONS                     YEAR    SALARY        BONUS      COMPENSATION
-----------------------------                     ----  -----------    --------    ------------
Mario J. Gabelli................................  1997  $33,584,674(1) $      0      $   908(2)
  Chairman of the Board, Chief Executive Officer
  and Chief Investment Officer
Douglas R. Jamieson.............................  1997  $ 1,206,026    $200,000      $27,214(3)
  Executive Vice President and Chief Operating
  Officer of GAMCO
Bruce N. Alpert.................................  1997  $   308,394    $600,000      $49,366(3)
  Executive Vice President and Chief Operating
  Officer of Funds Adviser
Stephen G. Bondi................................  1997  $   300,000    $150,000      $ 6,446(3)
  Executive Vice President -- Finance and
  Administration
James E. McKee..................................  1997  $   300,000    $100,000      $12,261(3)
  Vice President, General Counsel and Secretary


---------------

(1) Represents the incentive-based management fee, portfolio management and account executive fees and other variable compensation. Mr. Gabelli receives no fixed salary. See Note J to the Consolidated Financial Statements of GFI contained elsewhere in this Prospectus.


(2) Represents contributions made by the Company under its profit sharing plan.



(3) Represents contributions made by the Company under its profit sharing plan in the amount of $908 and the fair value of subsidiary stock awards made to Messrs. Jamieson, Alpert, Bondi and McKee worth $26,306, $48,458, $5,538 and $11,353, respectively.


    EMPLOYMENT AGREEMENTS


     Prior to the Offering, Mr. Gabelli will have entered into an Employment Agreement with the Company relating to his service as Chairman of the Board, Chief Executive Officer, Chief Investment Officer of the Company, an executive for certain subsidiaries and Portfolio Manager for certain Mutual Funds and Separate Accounts, effective as of the consummation of the Offering. Under the Employment Agreement, Mr. Gabelli will receive, as compensation for managing or overseeing the management of investment companies and the Partnerships, attracting mutual fund accounts, attracting or managing Separate Accounts, providing investment banking services, acting as a broker or otherwise generating revenues for the Company, a percentage of revenues or net profits related to or generated by such activities (which revenues or net profits are substantially derived from assets under management). Such payments will be made in a manner and at rates as agreed to from time to time by Mr. Gabelli and the Company, which rates have been and generally will be the same as those received by other professionals in the Company performing similar services. Mr. Gabelli will also receive an incentive-based management fee in the amount of 10% of the aggregate pre-tax profits, if any, of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles before consideration of this fee so long as he is an executive of the Company and devoting the substantial majority of his working time to its business. This incentive-based management fee will be subject to review at least annually by an independent committee of the Board for compliance with the terms hereof. Mr. Gabelli has agreed that while he is employed by the Company or for five years from the consummation of the Offering, whichever is longer, he will not provide investment management services outside of the Company, except for the Permissible Accounts. Pursuant to the Employment Agreement, Mr. Gabelli will also receive a deferred payment of $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6%. Because these compensation arrangements will be in existence before the completion of the Offering, the $1.0 million deductibility limit of Section 162(m) is generally not expected to apply to the payments until the first meeting of the Company's shareholders at which directors will be elected after the close of the third calendar year following the calendar year in which the Offering occurs. Thereafter, while no assurance can be given, the Company believes that it will be able to take steps to allow for the continued deductibility of these payments pursuant to the Employment Agreement. The Employment Agreement may not be amended without the approval of an independent committee of the Board.

     The Company has also entered into employment agreements and other arrangements with several of its other key investment professionals which are designed to retain them through variable compensation, equity ownership, stock options, other incentives and non-solicitation or non-compete provisions. For example, three of the Company's portfolio managers have employment agreements with terms extending beyond January 2000 setting forth their compensation and incentive arrangements and including certain restrictive covenants.


1999 STOCK AWARD AND INCENTIVE PLAN


  In General


     The Company has adopted the Gabelli Asset Management Inc. 1999 Stock Award and Incentive Plan (the "Plan"). A maximum of 1,500,000 shares of Class A Common Stock has been reserved for issuance under the Plan, generally subject to equitable adjustment upon the occurrence of any stock dividend or other distribution, recapitalization, stock split, reverse split, reorganization, merger, consolidation, spin-off, combination, share repurchase or exchange, or other similar corporate transaction or event.



     Pursuant to the Plan, there may be granted stock options (including "incentive stock options" and "nonqualified stock options"), stock appreciation rights (either in connection with stock options granted under the Plan or independent of options), restricted stock, restricted stock units, dividend equivalents and other stock- or cash-based awards ("Awards"). After the consummation of the Offering, the Plan is intended to satisfy any applicable requirements of Rule 16b-3 ("Rule 16b-3") promulgated under Section 16 of the Exchange Act and the deductions for amounts paid under the Plan are not expected to be limited by Section 162(m) for federal income tax purposes.



     The Plan will be administered by a committee established by the Board of Directors, consisting of two or more persons each of whom is a "nonemployee director" within the meaning of Rule 16b-3 (the "Committee"). The Committee shall have full authority, subject to the provisions of the Plan, to, among other things, determine the persons to whom Awards will be granted, determine the terms and conditions (including any applicable performance criteria and the circumstances in which Awards may be cancelled or forfeited) of such Awards, and prescribe, amend and rescind rules and regulations relating to the Plan.


     Grants of Awards may be made under the Plan to selected employees, independent contractors and directors of the Company and its present or future affiliates, at the discretion of the Committee.

  Stock Options and Appreciation Rights


     Stock options may be either "incentive stock options," as such term is defined in Section 422 of the Code, or nonqualified stock options. The exercise price of a nonqualified stock option may be above, at or below the fair market value per share of Class A Common Stock on the date of grant; the exercise price of an incentive stock option may not be less than the fair market value per share of Class A Common Stock on the date of grant. The exercise price may be paid in cash, by the surrender or withholding of Class A Common Stock or through a "broker's cashless exercise" procedure meeting the requirements of 12 C.F.R. sec. 220 or any successor thereof.


     Stock appreciation rights may be granted alone or in tandem with stock options. A stock appreciation right is a right to be paid an amount equal to the excess of the fair market value of a share of Class A Common Stock on the date the stock appreciation right is exercised over either the fair market value of a share of Class A Common Stock on the date of grant (in the case of a free standing stock appreciation right) or the exercise price of the related stock option (in the case of a tandem stock appreciation right), with payment to be made in cash, Class A Common Stock or both, as specified in the Award agreement or determined by the Committee.


     Stock options and stock appreciation rights will be exercisable at such times and upon such conditions as the Committee may determine, as reflected in the applicable Award agreement. In addition, all stock options and stock appreciation rights will become exercisable in the event of a "change in control" of the Company. The exercise period shall be determined by the Committee except that such exercise period shall not exceed ten years from the date of grant of such incentive stock option.

     Except to the extent that the applicable Award agreement provides otherwise, in the event that the employment of a participant shall terminate, such participant's right to exercise stock options and stock appreciation rights will cease.


  Restricted Stock and Restricted Stock Units


     A restricted stock award is an award of Class A Common Stock ("Restricted Stock") and a restricted stock unit award is an Award of the right to receive cash or Class A Common Stock ("Restricted Stock Unit") at a future date, in each case, that is subject to such restrictions on transferability and other restrictions, if any, as the Committee may impose at the date of grant, which restrictions may lapse separately or in combination at such times, under such circumstances, in such installments or otherwise, as the Committee may determine. Except to the extent restricted under the Award agreement relating to the Restricted Stock, a participant granted Restricted Stock shall have all of the rights of a shareholder, including without limitation the right to vote and the right to receive dividends thereon. The Committee has the authority to cancel all or any portion of any outstanding restrictions. In addition, all restrictions affecting the awarded shares or units will lapse in the event of a "change in control" of the Company.


     Upon termination of employment or termination of the independent contractor relationship during the applicable restriction period, Restricted Stock, Restricted Stock Units and any accrued but unpaid dividends or Dividend Equivalents (as defined below) that are at that time subject to restrictions will be forfeited unless the Committee provides, by rule or regulation or in any Award agreement, or may determine in any individual case, that restrictions or forfeiture conditions relating to Restricted Stock will be waived in whole or in part in the event of terminations resulting from specified causes, and the Committee may in other cases waive in whole or in part the forfeiture of Restricted Stock.

  Other Awards

     The Committee may grant to a participant the right to receive cash in lieu of Class A Common Stock equal in value to dividends paid with respect to a specified number of shares of Class A Common Stock ("Dividend Equivalents"). Dividend Equivalents may be awarded on a free-standing basis or in connection with another Award, and may be paid currently or on a deferred basis. The Committee is also authorized to grant Class A Common Stock as a bonus or to grant other Awards in lieu of Company commitments to pay cash under other plans or compensatory arrangements, on such terms as shall be determined by the Committee.

  Transferability


     Except as otherwise determined by the Committee, awards granted under the Plan may not be transferred other than by will, or by the laws of descent and distribution, or if permitted under Rule 16b-3, pursuant to a qualified domestic relation order.


  Amendment and Termination


     The Plan may, at any time and from time to time, be altered, amended, suspended or terminated by the Board of Directors, in whole or in part, except that no amendment that requires shareholder approval in order for the Plan to avoid the application of Section 162(m) for federal income tax purposes, or for the Plan to comply with state law, stock exchange requirements or other applicable law will be effective (except as otherwise determined by the Committee) unless such amendment has received the requisite approval of shareholders. In addition, no amendment may be made which adversely affects any of the rights of a participant under any Award theretofore granted, without such participant's consent.


  Outstanding Awards


     Effective with the Offering, the Board of Directors of the Company will grant to certain employees (excluding Mr. Gabelli) stock options to acquire 1,200,000 shares of Class A Common Stock at an exercise price equal to the public offering price of the Class A Common Stock (net of the discount payable to the Underwriters). These stock options vest three years from the date of consummation of the Offering.

ANNUAL PERFORMANCE INCENTIVE PLAN


     Prior to the consummation of the Offering, the Board will adopt the Gabelli Asset Management Inc. 1999 Annual Performance Incentive Plan (the "Annual Plan"), pursuant to which executive officers and professional staff members of the Company and its subsidiaries will be eligible to receive annual incentive bonuses. The Annual Plan will be administered by the Compensation Committee or a subcommittee thereof. The Annual Plan will be effective for 1999 and each of calendar years 2000, 2001 and 2002, after which time the Plan will terminate, unless extended or terminated earlier by the Board of Directors of the Company. Non-Employee Directors will not be eligible for awards under the Annual Plan.



     Each year the Company will establish target incentive bonuses for participants in the Annual Plan. Bonuses will be payable under the Annual Plan for a year if the Company meets the performance criteria for such year selected for a participant or group of participants by the compensation committee or such subcommittee, which performance criteria may include, without limitation: (i) earnings per share growth; (ii) revenue growth; (iii) growth in assets under management; (iv) increase in consolidated net income; (v) return on equity; and
(vi) controlling operating expenses. The actual bonus payable to a participant, which may equal, exceed or be less than the target bonus, will be determined based on whether the applicable performance targets are met, exceeded or not met, and may be decreased or increased based on individual performance and contributions, or such other factors as the Compensation Committee or such subcommittee may deem appropriate. Bonuses payable under the Annual Plan are not subject to any predetermined limitations.


     In addition, notwithstanding the foregoing, the Compensation Committee or such subcommittee will have the right, in its discretion, to pay to any participant an annual bonus based on individual performance or any other criteria that the Compensation Committee deems appropriate and, in connection with the hiring of any person or otherwise, the Compensation Committee may provide for a minimum bonus amount in any calendar year, regardless of whether performance objectives are attained.

     Any such bonuses will be payable as soon as practicable after the Compensation Committee certifies that the applicable performance criteria have been obtained, or, in the case of bonuses that are not tied to such performance criteria, at such time as the Compensation Committee determines.


     A portion of a participant's annual incentive bonus may be payable in Restricted Stock. Any such shares of Restricted Stock will generally vest over three years.



     Because the Annual Plan will be in existence before the completion of the Offering, the $1 million deductibility limit of Section 162(m) is generally not expected to apply to payments under the Annual Plan until the first meeting of the Company's stockholders at which directors will be elected after the close of the third calendar year following the calendar year in which the Offering occurs. The Board or the Compensation Committee may, at any time, amend, suspend, discontinue or terminate the Annual Plan; provided, however, that no material modification to the Annual Plan will be effective without approval by the shareholders of the Company.


                         OWNERSHIP OF THE COMMON STOCK


     Immediately prior to the consummation of the Offering, Mario J. Gabelli, One Corporate Center, Rye, New York, through his approximately two-thirds ownership of Gabelli Partners, will beneficially own all of the outstanding shares of Class B Common Stock of the Company. Immediately after consummation of the Offering, Gabelli Partners will beneficially own all of the 24,000,000 outstanding shares of Class B Common Stock, which ownership will represent approximately 97.6% of the combined voting power of the outstanding shares of Common Stock of the Company (approximately 97.2% if the Underwriters' over-allotment option is exercised in full). Accordingly, Mr. Gabelli, through his approximately two-thirds ownership of Gabelli

Partners, will beneficially own approximately 97.6% of the combined voting power of the outstanding shares of Common Stock of the Company immediately following consummation of the Offering (approximately 97.2% if the Underwriters' over-allotment option is exercised in full). No other director or executive officer of the Company will beneficially own any shares of Common Stock, and no other person will beneficially own more than 5% of any class of the Common Stock of the Company outstanding immediately after the consummation of the Offering.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     The following is a summary of certain arrangements between the Company and Mr. Gabelli and members of his immediate family. Although the Company believes that these arrangements embody terms and conditions no less favorable to the Company than could be obtained in negotiations between independent parties, these arrangements were established before the Offering and were not the subject of arm's-length negotiations. See "Risk Factors -- Control by Mr. Gabelli; Conflicts of Interest."

THE FORMATION TRANSACTIONS


     The Company is a holding company that was newly formed in connection with the Offering and, accordingly, has not previously engaged in any business operations, acquired any assets or incurred any liabilities other than in connection with the Offering. Prior to the Offering, the Company will issue 24 million shares of its Class B Common Stock, representing all of its then issued and outstanding shares of Common Stock to GFI for substantially all of the operating assets and liabilities of GFI relating to its institutional and retail asset management, mutual fund advisory, underwriting and brokerage business, at which time GFI will be renamed "Gabelli Group Capital Partners, Inc." As a result, Gabelli Partners, which is approximately two-thirds owned by Mr. Gabelli with the balance owned by the Company's professional staff and other individuals, will become the sole shareholder of the Company prior to the consummation of the Offering. At such time, one of Gabelli Partners' most significant assets will be its investment in the Company. Immediately following the Offering, the Company will conduct its business operations through its subsidiaries. After the consummation of the Offering, Gabelli Partners will own all of the outstanding shares of Class B Common Stock, which will represent approximately 97.6% of the combined voting power of the outstanding Common Stock of the Company (97.2% if the Underwriters' over-allotment option is exercised in full). The Company will continue to be controlled by Mr. Gabelli, who through his approximately two-thirds ownership of Gabelli Partners will indirectly beneficially own approximately 97.6% of the combined voting power of the outstanding Common Stock of the Company (97.2% if the Underwriters' over-allotment option is exercised in full).



     Prior to the Offering, the Company and Mr. Gabelli will have entered into an Employment Agreement which provides that Mr. Gabelli will receive an incentive-based management fee of 10% of the aggregate pre-tax profits of the Company as computed for financial reporting purposes in accordance with generally accepted accounting principles before consideration of this fee so long as he is an executive of the Company and devoting the substantial majority of his working time to the business of the Company. The Employment Agreement further provides that Mr. Gabelli will receive a deferred payment of $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6%. See "Management -- Employment Agreements."



     Effective with the Offering, the Company and Gabelli Partners will enter into a Management Services Agreement, with a one year term and renewable annually, under which the Company will provide certain services for Gabelli Partners, including furnishing office space and equipment, providing insurance coverage, overseeing the administration of its business and providing personnel to perform certain administrative services.


     Effective with the Offering, the Company will enter into an agreement with Gabelli Partners (the "Tax Indemnification Agreement") to indemnify Gabelli Partners and the shareholders of Gabelli Partners (the "Tax Indemnitees"), against certain taxes due and payable by the Tax Indemnitees on or after the Offering that relate to activities of Gabelli Partners or certain of its affiliates in respect of periods prior to the Offering ("Taxes"). Generally, when a corporation owns assets and conducts a business prior to a public offering of its stock, such corporation continues to be liable for any unpaid taxes relating to its business operations prior to such offering. However, since the operations of the Company were conducted by Gabelli Partners and not the Company prior to the Offering, the Company is not automatically liable for any unpaid taxes relating to such operations prior to the Offering. Consequently, the Tax Indemnification Agreement has been agreed to by the Company and Gabelli Partners to require the Company, and not Gabelli Partners or the shareholders of Gabelli Partners, to bear the cost of Taxes relating to the assets and operations of the Company prior to the Offering. The Company will be required to make additional payments to offset any taxes payable by a Tax Indemnitee in respect of payments made pursuant to the Tax Indemnification Agreement. Any payment of Taxes by the Company will be offset by any tax benefit received by the Tax Indemnitee. The Tax Indemnification Agreement includes provisions that permit the Company to control any tax proceeding or contest which might result in the Company being required to make a payment under the Tax Indemnification Agreement.


     The foregoing transactions are collectively referred to herein as the "Formation Transactions."

TRANSACTIONS WITH MR. GABELLI AND AFFILIATES


     Mr. Gabelli intends to continue devoting time to activities outside of the Company, including managing his own assets and his family's assets, managing or controlling companies in other industries and managing assets for other investors through the Permissible Accounts (approximately $110 million as of September 30, 1998). These activities may present conflicts of interest or compete with the Company. In order to minimize conflicts and potential competition with the Company's investment management business, Mr. Gabelli has undertaken that so long as he is associated with the Company or for a period of five years from the consummation of the Offering, whichever is longer, he will not provide investment management services for compensation other than in his capacity as an officer or employee of the Company except for the Permissible Accounts. Prior to establishing any additional Permissible Accounts, Mr. Gabelli has agreed to have a committee of independent directors review any proposed new Permissible Account for conformity with the specific undertakings set forth under "Risk Factors -- Control by Mr. Gabelli; Conflicts of Interests", and to accept the committee's determination as final. See "Risk Factors -- Control by Mr. Gabelli; Conflicts of Interest." The Certificate of Incorporation of the Company expressly provides that in general Mr. Gabelli, members of his immediate family who are officers and directors of the Company and entities controlled by such persons have an obligation to present corporate opportunities to the Company and resolve conflicts of interests through one of the processes described in the Certificate of Incorporation, which include independent director or independent shareholder approval. See "Description of Capital
Stock -- Certificate of Incorporation and Bylaw Provisions -- Overview of Corporate Opportunity and Conflict of Interest Policies." As of the completion of the Offering, it is expected that there will be no members of Mr. Gabelli's immediate family who are officers or directors of the Company.



     The Company will not derive any income from activities outside of the Company by Mr. Gabelli, members of his immediate family who are officers and directors of the Company and entities controlled by such persons, and the Company may not be able to take advantage of business and investment opportunities that could later prove to be beneficial to the Company and the shareholders. Where a conflict of interest involves a transaction between Mr. Gabelli, members of his immediate family who are officers and directors of the Company or entities controlled by such persons and the Company, there can be no assurance that the Company would not receive more favorable terms if it were dealing with an unaffiliated party although the Company will seek to achieve market-based terms in all such transactions. See "Risk Factors -- Control by Mr. Gabelli; Conflicts of Interest" and "Description of Capital Stock -- Certificate of Incorporation and Bylaw Provisions -- Overview of Corporate Opportunity and Conflict of Interest Policies."



     Among the existing activities outside of the Company (including the Permissible Accounts) in which Mr. Gabelli is engaged, Mr. Gabelli will continue to serve as Chairman of the Board, Chief Executive Officer and Chief Investment Officer of Gabelli Partners, and as President and Chief Investment Officer of MJG Associates, Inc. ("MJG Associates"), which is wholly owned by Mr. Gabelli and which acts as investment manager for Gabelli Performance Partnership L.P. (a domestic hedge fund), Gabelli International Limited (an offshore investment company), Gabelli International II Limited (an offshore investment company), Gabelli Fund, LDC (an offshore limited duration company) and an account for an unaffiliated hedge fund. At

September 30, 1998, such entities had assets under management of approximately $110 million from unaffiliated third parties. Mr. Gabelli will also continue to serve as managing member of Rivgam LMDS, LLC (a wireless communications company). Mr. Gabelli will also continue to serve as the general partner of MJG IV Limited Partnership (a family-controlled investment partnership), and as President and a trustee of the Gabelli Foundation, Inc. (an accredited charitable foundation). Mr. Gabelli also expects to continue to serve as Chairman and Chief Executive Officer of Lynch Corporation (a public company engaged in multimedia, specialized transportation and manufacturing businesses), a director of East/West Communications, Inc. (a public company holding personal communications services licenses) and a Governor of the American Stock Exchange.



     Historically, the Company has been required to pay Mr. Gabelli as part of his total compensation a management fee equal to 20% of the pre-tax profits of each of the Company's operating units before consideration of this management fee. This fee approximated $9,423,000, $10,192,000 and $10,580,000 for the years ended December 31, 1995, 1996 and 1997, respectively.



     Effective with the Offering, the Company will enter into an agreement with Mr. Gabelli which provides that Mr. Gabelli will assign and transfer to the Company any and all right, title and interest he has in the "Gabelli" name as a trademark, service mark or corporate or trade name for use in connection with investment management services, mutual funds and securities brokerage services. However, under the agreement, Mr. Gabelli will retain any and all right, title and interest he has or may have in the "Gabelli" name for use in connection with
(i) charitable foundations controlled by Mr. Gabelli or members of his family or
(ii) entities engaged in private investment activities for Mr. Gabelli or members of his family. In addition, the funds managed by Mr. Gabelli outside the Company have entered into a license agreement with the Company permitting them to continue limited use of the "Gabelli" name under specified circumstances.



     The Company and GAMCO made contributions to the Gabelli Foundation, Inc. of approximately $1.0 million and $1.6 million in 1997 and 1996, respectively.



     As of December 5, 1997, the Company entered into a master lease agreement with M(4)E, LLC, which is owned by the children of Mr. Gabelli, for a 60,000 square foot building, of which approximately 35,000 square feet are currently subleased to other tenants. The master lease for the building and property, which is located at 401 Theodore Fremd Avenue, Rye, New York 10580, expires on April 30, 2013. From December 5, 1997 through December 31, 2002, the Company has agreed to pay rent equal to $720,000 per year. From January 1, 2003 through December 31, 2003, the rent will increase to $756,000 per year. From January 1, 2004 through April 30, 2013, the rent will be a minimum of $756,000, adjusted for inflation. The Company is responsible under the lease agreement for all operating expenses, costs of electricity and other utilities and taxes. In connection with the purchase of this building, the Company loaned M(4)E, LLC $3.6 million in December 1997, which loan accrued interest at an annual rate of 7%. Such loan and interest thereon was repaid in March 1998.


     As of December 5, 1997, the Company subleased to Lynch Corporation, an entity for which Mario J. Gabelli serves as Chairman and Chief Executive Officer and is an approximately 23% stockholder, approximately 5,000 square feet in the building located at 401 Theodore Fremd Avenue, Rye, New York 10580. The sublease has a five-year term. Lynch Corporation pays rent to the Company at the rate of $18 per square foot, subject to adjustment for increases in taxes and other operating expenses, plus a minimum payment of $2.50 per square foot for electricity.

     On August 12, 1996, the Company made a secured loan of $11.8 million to Lynch Corporation, which accrued interest at the annual rate of 10% and a 1% commitment fee. Such loan and interest thereon was repaid in August 1997. The Company also received a special fee equal to a 10% net profits interest (after a capital charge) in an entity now known as East/West Communications, Inc., which interest was converted into a 10% equity interest in December 1997.


     GAMCO has entered into agreements to provide advisory and administrative services to MJG Associates, Inc., which is wholly owned by Mr. Gabelli, and to GSI with respect to the private investment funds managed by each of them. Pursuant to such agreements, GSI and MJG Associates, Inc. each paid GAMCO $50,000 (excluding reimbursement of expenses) in 1997.



     In March 1997, the Company made a loan of $10 million to Lynch Corporation which accrued interest at the prime rate and a 1% commitment fee. Such loan and interest thereon was repaid in June 1997.


     In February 1998, the Company guaranteed a $30 million loan made by The Chase Manhattan Bank to Rivgam LMDS, LLC, an entity for which Mr. Gabelli is the Managing Member and in which he has a 71% ownership interest. Such loan and interest thereon was repaid in April 1998.

     Gabelli Advisers, Inc. has two classes of stock. The Company owns 51.1% of the Class B common stock of Gabelli Advisers, Inc. (representing approximately 40.9% of the total equity interest and 49.9% of the total voting power). The remainder of the Class B common stock is owned by the Company's staff, including 34.9% owned by a limited partnership controlled by Mr. Gabelli and owned by him and his children, 7% owned by Mr. Alpert, 1% owned by Mr. Jamieson, 1% owned by Mr. Bondi and the remaining 5% owned by the other staff members. Westwood Management, a wholly owned subsidiary of Southwest Securities Group, Inc., owns all of the Class A common stock (representing 20% of the total equity interest and 2.4% of the total voting power). In February 1998, Gabelli Advisers, Inc. offered all of its shareholders the opportunity to subscribe to a $3 million short-term debt offering in proportion to their economic ownership interest. In lieu of interest, Gabelli Advisers, Inc. offered a total of 60,000 warrants expiring in three years to acquire Class A common stock of Gabelli Advisers, Inc. at $5 per share. The majority of the shareholders participated in this offering, including Gabelli Partners, the above-mentioned limited partnership and Messrs. Alpert, Bondi and Jamieson.


     Gabelli Securities International Limited ("Gabelli Securities International") was formed in 1994 to provide management and investment advisory services to the Gabelli International Gold Fund Limited ("GIGFL"), an offshore investment company investing primarily in securities of issuers with gold-related activities. One of Mr. Gabelli's children owns 55% of Gabelli Securities International and GSI owns the remaining 45%. GSI has entered into an agreement with Gabelli Securities International to provide investment advisory services to GIGFL in return for receiving all investment management fees paid by GIGFL. Pursuant to such agreement, GSI received investment management fees of $127,000, $162,000 and $14,000 in 1995, 1996 and 1997, respectively.



TRANSACTIONS WITH OTHER RELATED PARTIES


     As required by the Company's Code of Ethics, the Company's staff members are required to maintain their brokerage accounts at Gabelli & Company unless they receive permission to maintain an outside account. Gabelli & Company offers all of its staff the opportunity to engage in brokerage transactions at discounted rates. Accordingly, many of the Company's staff members, including senior management, have brokerage accounts at Gabelli & Company and have engaged in securities transactions through it at discounted rates.

     In connection with the acquisition of a limited partnership interest in a private fund managed by the Company, Mr. Jamieson executed a demand note with respect to a loan of $350,000, which accrues interest at an annual rate of 7%.

     The Company has an agreement with Mr. Karl Otto Pohl to pay him an annual retainer fee equal to the difference between $250,000 and the amounts received by Mr. Pohl directly from the Mutual Funds for his service on the boards of directors of the Mutual Funds.

                          DESCRIPTION OF CAPITAL STOCK


     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, 100,000,000 shares of Class B Common Stock, and 10,000,000 shares of Preferred Stock. No Preferred Stock is outstanding as of the date of this Prospectus. Of the 100,000,000 shares of Class A Common Stock authorized, the 6,000,000 shares being offered in the Offering (6,900,000 shares if the Underwriters' over-allotment option is exercised in full) will be outstanding, and 1,500,000 shares have been reserved for issuance pursuant to certain employee benefits plans. See "Management -- 1999 Stock Award and Incentive Plan." Of the 100,000,000 shares of Class B Common Stock authorized, 24,000,000 will be outstanding and held by

Gabelli Partners upon consummation of the Offering. The following is a summary description of all material terms and provisions relating to the Company's capital stock, Restated Certificate of Incorporation (the "Certificate of Incorporation") and the Amended and Restated Bylaws (the "Bylaws"), but is qualified by reference to the Certificate of Incorporation and Bylaws, forms of which are filed as exhibits to the Registration Statement of which this Prospectus forms a part.


COMMON STOCK


     Voting Rights. The holders of Class A Common Stock and Class B Common Stock have identical voting rights except that (i) holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by shareholders and (ii) holders of Class A Common Stock are not eligible to vote on matters relating exclusively to Class B Common Stock and vice versa. Holders of Shares of Class A Common Stock and Class B Common Stock are not entitled to cumulate their votes in the election of directors. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. Except as otherwise provided by law, and subject to any voting rights granted to holders of any outstanding Preferred Stock, amendments to the Company's Certificate of Incorporation generally must be approved by a majority of the combined voting power of all Class A Common Stock and Class B Common Stock voting together as a single class. Amendments to the Company's Certificate of Incorporation that would alter or change the powers, preferences or special rights of the Class A Common Stock or the Class B Common Stock so as to affect them adversely also must be approved by a majority of the votes entitled to be cast by the holders of the shares affected by the amendment, voting as a separate class. Notwithstanding the foregoing, any amendment to the Company's Certificate of Incorporation to increase the authorized shares of any class or classes of Stock will be deemed not to affect adversely the powers, preferences or special rights of the Class A Common Stock or Class B Common Stock.


     Dividends. Holders of Class A Common Stock and Class B Common Stock will receive an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares will be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.


     Other Rights. On liquidation, dissolution or winding up of the Company, after payment in full of the amounts required to be paid to holders of Preferred Stock, if any, all holders of Common Stock, regardless of class, are entitled to share ratably in any assets available for distribution to holders of shares of Common Stock. No shares of Common Stock are subject to redemption or have preemptive rights to purchase additional shares of Common Stock. Upon consummation of the Offering, all the outstanding Shares of Class A Common Stock and Class B Common Stock will be validly issued, fully paid and nonassessable.



     In the event of any corporate merger, consolidation, purchase or acquisition of property or stock, or other reorganization in which any consideration is to be received by the holders of Class A Common Stock or the holders of Class B Common Stock as a class, the holders of Class A Common Stock and the holders of Class B Common Stock will receive the same consideration on a per share basis; except that, if such consideration shall consist in any part of voting securities (or of options or warrants to purchase, or of securities convertible into or exchangeable for, voting securities), the holders of Class B Common Stock may receive, on a per share basis, voting securities with up to ten times the number of votes per share as those voting securities to be received by the holders of Class A Common Stock (or options or warrants to purchase, or securities convertible into or exchangeable for, voting securities with up to ten times the number of votes per share as those voting securities issuable upon exercise of the options or warrants, or into which the convertible or exchangeable securities may be converted or exchanged, received by the holders of Class A Common Stock). Accordingly, except with respect to voting rights, the holders of Class B Common Stock will not receive greater value than the holders of Class A Common Stock in an extraordinary corporate transaction involving the Company. In the event of any corporate merger, consolidation, purchase of property or stock or other reorganization to be accounted for under the pooling of interests method of accounting, in which the Company issues common stock, the Company anticipates that it will be required to issue shares of Class B Common Stock as consideration for such transaction.



     Preferred Stock. As of the date of this Prospectus, no shares of Preferred Stock are outstanding. The Board of Directors may authorize the issuance of Preferred Stock in one or more series and may determine, with respect to any such series, the powers, preferences and rights of such series, and its qualifications, limitations and restrictions, including, without limitation, (i) the designation of the series; (ii) the number of shares of the series, which number the Board of Directors may thereafter (except where otherwise provided in the designations for such series) increase or decrease (but not below the number of shares of such series then outstanding); (iii) whether dividends, if any, will be cumulative or noncumulative and the dividend rate of the series; (iv) the conditions upon which and the dates at which dividends, if any, will be payable, and the relation that such dividends, if any, will bear to the dividends payable on any other class or classes of Stock; (v) the redemption rights and price or prices, if any, for shares of the series; (vi) the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series; (vii) the amounts payable on and the preferences, if any, of shares of the series, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company; (viii) whether the shares of the series will be convertible into shares of any other class or series, or any other security, of the Company or any other corporation, and, if so, the specification of such other class or series or such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates as of which such shares will be convertible and all other terms and conditions upon which such conversion may be made; and (ix) the voting rights, in addition to the voting rights provided by law, if any, of the holders of shares of such series.


     The Company believes that the ability of the Board of Directors to issue one or more series of Preferred Stock will provide the Company with flexibility in structuring possible future financings and acquisitions and in meeting other corporate needs that might arise. The authorized shares of Preferred Stock will be available for issuance without further action by the Company's shareholders unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which the Company's securities may be listed or traded. The NYSE currently requires shareholder approval as a prerequisite to listing shares in several circumstances, including where the present or potential issuance of shares could result in an increase in the number of shares of Common Stock outstanding, or in the amount of voting securities outstanding, of at least 20%.


     Although the Board of Directors has no current intention of doing so, it could issue a series of Preferred Stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt. The Board of Directors will make any determination to issue such shares based on its judgment as to the best interests of the Company and its shareholders. The Board of Directors, in so acting, could issue Preferred Stock having terms that could discourage a potential acquirer from making, without first negotiating with the Board of Directors, an acquisition attempt through which such acquirer may be able to change the composition of the Board of Directors, including a tender offer or other transaction that some, or a majority, of the Company's shareholders might believe to be in their best interests or in which shareholders might receive a premium for their stock over the then current market price of such stock.


BUSINESS COMBINATION STATUTE


     Section 912 of the New York Business Corporation Law ("NYBCL") prohibits a company from entering into a business combination (e.g., a merger, consolidation, sale of 10% or more of a company's assets or issuance of securities with an aggregate market value of 5% or more of the aggregate market value of all of the company's outstanding capital stock) with a beneficial owner of 20% or more of a company's securities (a "20% shareholder") for a period of five years following the date such beneficial owner became a 20% shareholder (the "stock acquisition date"), unless, among other things, such business combination or the purchase of stock resulting in the 20% shareholder's beneficial ownership was approved by the Company's board of directors prior to the stock acquisition date or the business combination is approved by the affirmative vote of the holders of a majority of the outstanding voting stock exclusive of the stock beneficially owned by the 20% shareholder. The Bylaws of the Company were amended to provide that the Company will not be governed by Section 912 of the NYBCL effective July 2000.


CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The summary set forth below describes certain provisions of the Certificate of Incorporation and Bylaws. The summary is qualified in its entirety by reference to the provisions of the Certificate of Incorporation and Bylaws, copies of which will be filed as exhibits to the Registration Statement of which this Prospectus forms a part.


     Certain of the provisions of the Certificate of Incorporation or the Bylaws discussed below may have the effect, either alone or in combination with the provisions of the NYBCL discussed above, of making more difficult or discouraging a tender offer, proxy contest or other takeover attempt that is opposed by the Board of Directors but that a shareholder might consider to be in such shareholder's best interest. Those provisions include (i) restrictions on the rights of shareholders to remove or elect directors; and (ii) prohibitions against shareholders calling a special meeting of shareholders. In addition, the Certificate of Incorporation contains provisions relating to the allocation of certain corporate opportunities and resolution of certain potential conflicts of interest. See "-- Overview of Corporate Opportunity and Conflict of Interest Policies," "-- Corporate Opportunity Policy" and "-- Conflict of Interests Policy."


  Number of Directors; Removal; Filling Vacancies


     The Bylaws provide that, subject to any rights of holders of Preferred Stock to elect directors under specified circumstances, the number of directors will be fixed from time to time exclusively pursuant to a resolution adopted by directors constituting a majority of the total number of directors that the Company would have if there were no vacancies on the Board of Directors (the "Whole Board"), with the Whole Board consisting of not more than nine nor less than five directors. The Certificate of Incorporation and Bylaws also provide that, subject to any rights of holders of Preferred Stock or any other series or class of Stock, and unless the Board of Directors otherwise determines, any vacancies will be filled only by the affirmative vote of a majority of the remaining directors, even if less than a quorum. Accordingly, absent an amendment to the Bylaws, the Board of Directors could prevent any shareholder from enlarging the Board of Directors and filling the new directorships with such shareholder's own nominees.



     The Certificate of Incorporation provides that, subject to the rights of holders of Preferred Stock to elect directors under specified circumstances, effective as of the date on which Mr. Gabelli beneficially owns less than a majority of the voting power of the Voting Stock (as defined below) (the "Trigger Date"), a director may be removed only for cause and only upon the affirmative vote of holders of at least 80% of the voting power of all the then outstanding shares of Stock entitled to vote generally in the election of directors ("Voting Stock"), voting together as a single class. Before the Trigger Date, directors may be removed, without cause, with the affirmative vote of the holders of at least a majority of the voting power of the then outstanding Voting Stock, voting together as a single class.


  Special Meetings

     The Bylaws provide that, subject to the rights of holders of any series of Preferred Stock to elect additional directors under specified circumstances and the rights of shareholders to call a special meeting to elect a sufficient number of directors to conduct the business of the Company under specified circumstances, special meetings of shareholders can be called only by the Board of Directors pursuant to a resolution adopted by a majority of the Whole Board or the Chairman of the Board, except that prior to the Trigger Date, special meetings can also be called at the request of the holders of a majority of the voting power of the then outstanding Voting Stock. Accordingly, effective as of the Trigger Date, shareholders will not be permitted to call a special meeting or to require that the Board of Directors call a special meeting of shareholders except under the limited circumstances described in the preceding sentence. Moreover, the business permitted to be conducted at any special meeting of shareholders is limited to the business brought before the meeting pursuant to the notice of meeting given by the Company.


     The provisions of the Bylaws permitting special meetings to be called only by the Chairman or at the request of a majority of the Whole Board may have the effect, after the Trigger Date, of delaying consideration of a shareholder proposal until the next annual meeting. Moreover, a shareholder could not force shareholder consideration of a proposal over the opposition of the Chairman or a majority of the Whole Board by calling a special meeting of shareholders prior to the time such parties believe such consideration to be appropriate.


  Liability of Directors; Indemnification


     The Company's Certificate of Incorporation provides that, to the fullest extent permitted by the NYBCL, no director of the Company shall be liable to the Company or it shareholders for monetary damages for the breach of fiduciary duty in such capacity. Under the NYBCL, such provision does not eliminate or limit the liability of any director (i) if a judgment or other final adjudication adverse to such director establishes that his acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained a material profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the NYBCL or (ii) for any act or omission prior to the adoption of this provision. As a result of this provision, the Company and its shareholders may be unable to obtain monetary damages from a director for breach of his duty of care. Although shareholders may continue to seek injunctive or other equitable relief for an alleged breach of fiduciary duty by a director, shareholders may not have any effective remedy against the challenged conduct if equitable remedies are unavailable.



     The Bylaws provide that the Company will indemnify any person who was or is a party to any threatened, pending, or completed action, suit or proceeding because he or she is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director or officer of another corporation, partnership or other enterprise. The Bylaws provide that indemnification will be from and against expenses, judgments, fines and amounts paid in settlement by the indemnitee. However, this indemnification will only be provided if the indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the Company, and, with respect to a criminal action or proceeding, if the indemnitee had no reasonable cause to believe that his or her conduct was unlawful.


  Overview of Corporate Opportunity and Conflict of Interest Policies


     In order to address certain potential conflicts of interest between the Company and Mr. Gabelli, members of his immediate family and affiliates, Mr. Gabelli and members of his immediate family who are currently officers or directors of the Company have agreed to limitations on their activities in the investment management business other than Permissible Accounts. See "Certain Relationships and Related Transactions -- Transactions with Mr. Gabelli and Affiliates." In addition, the Certificate of Incorporation contains provisions concerning the conduct of certain affairs of the Company as they may involve Mr. Gabelli, members of his immediate family and affiliates, and the powers, rights, duties and liabilities of the Company and its subsidiaries and their respective officers, directors and shareholders in connection therewith.



     For purposes of these provisions, (i) the "Company" includes its subsidiaries and other entities in which it beneficially owns 50% or more of the outstanding voting securities or comparable interests, and (ii) a "Gabelli" includes Mr. Gabelli, any member of his immediate family who is at the time an officer or director of the Company and any entity in which one or more Gabellis beneficially own a controlling interest of the outstanding voting securities or comparable interests. "Corporate opportunities" potentially allocable to the Company consist of business opportunities that (i) the Company is financially able to undertake; (ii) are, from their nature, in the Company's actual line or lines of business and are of practical advantage to the Company; and (iii) are ones in which the Company has an interest or reasonable expectancy. "Corporate opportunities" do not include transactions in which the Company or a Gabelli is permitted to participate pursuant to any agreement between the Company and such Gabelli that is in effect as of the time any equity security of the Company is held of record by any person other than a Gabelli or is subsequently entered into with the approval of the members of the Board of Directors and do not include passive investments.

     Before the Trigger Date, the affirmative vote of the holders of a majority of the outstanding Voting Stock, voting together as a single class, will be required to alter, amend or repeal any of these conflict of interest or corporate opportunity provisions in a manner adverse to the interests of any Gabelli. After the Trigger Date, such vote will be increased to 80% to alter, amend, repeal or replace any of the conflict of interest and corporate opportunity provisions.


  Corporate Opportunity Policy

     Except with respect to opportunities that involve Permissible Accounts, if a Gabelli acquires knowledge of a potential transaction on a matter that is a corporate opportunity for both any Gabelli and the Company, such Gabelli will have a duty to communicate that opportunity to the Company and may not pursue that opportunity or direct it to another person unless the Company declines such opportunity or fails to pursue it.

     If a director or officer of the Company other than a Gabelli acquires knowledge of a potential transaction or matter that may be a corporate opportunity for both the Company and a Gabelli, the Certificate of Incorporation requires that such director or officer act in good faith in accordance with the following two-part policy.


     First, a corporate opportunity offered to any person who is a director but not an officer of the Company and who is also a director (whether or not an officer) of an entity which is at the time a Gabelli will belong to such Gabelli or to the Company, as the case may be, depending on whether the opportunity is expressly offered to the person primarily in his or her capacity as an officer or director of the entity which is at the time a Gabelli or of the Company, respectively. Otherwise, the opportunity will belong to the Company to the same extent as if the opportunity came directly to the Company.



     Second, a corporate opportunity offered to any person who is an officer (whether or not a director) of the Company and who is also a director or an officer of an entity which is at the time a Gabelli will belong to the Company, unless the opportunity is expressly offered to that person primarily in his or her capacity as a director or officer of the entity which is at the time a Gabelli, in which case the opportunity will belong to such Gabelli to the same extent as if the opportunity came directly to a Gabelli.



     Under the Certificate of Incorporation, a director or officer of the Company (other than a Gabelli) who acts in accordance with the foregoing two-part policy (i) will be deemed fully to have satisfied his or her fiduciary duties to the Company and its shareholders with respect to such corporate opportunity; (ii) will not be liable to the Company or its shareholders for any breach of fiduciary duty by reason of the fact that a Gabelli pursues or acquires such opportunity or directs such corporate opportunity to another person or entity or does not communicate information regarding such opportunity to the Company; (iii) will be deemed to have acted in good faith and in a manner he or she reasonably believes to be in the best interests of the Company; and
(iv) will be deemed not to have breached his or her duty of loyalty to the Company or its shareholders and not to have derived an improper benefit therefrom.


     Under the Certificate of Incorporation, any corporate opportunity that belongs to a Gabelli or to the Company pursuant to the foregoing policy will not be pursued by the other (or directed by the other to another person or entity) unless and until such Gabelli or the Company, as the case may be, determines not to pursue the opportunity. If the party to whom the corporate opportunity belongs does not, however, within a reasonable period of time, begin to pursue, or thereafter continue to pursue, such opportunity diligently and in good faith, the other party may pursue such opportunity (or direct it to another person or entity).

  Conflict of Interests Policy


     The Certificate of Incorporation provides that no contract, agreement, arrangement or transaction, or any amendment, modification or termination thereof, or any waiver of any right thereunder, (each, a "Transaction") between the Company and (i) a Gabelli, (ii) any customer or supplier, (iii) any entity in which a director of the Company has a financial interest (a "Related Entity"), or (iv) one or more of the directors or officers of the Company or any Related Entity; will be voidable solely because any of the persons or entities listed in (i) through (iv) above are parties thereto, if the standard specified below is satisfied. Further, no

Transaction will be voidable solely because any such directors or officers are present at or participate in the meeting of the Board of Directors or committee thereof that authorizes the Transaction or because their votes are counted for such purpose, if the standard specified is satisfied. That standard will be satisfied, and such Gabelli, the Related Entity, and the directors and officers of the Company, or the Related Entity (as applicable) will be deemed to have acted reasonably and in good faith (to the extent such standard is applicable to such person's conduct) and fully to have satisfied any duties of loyalty and fiduciary duties they may have to the Company and its shareholders with respect to such Transaction if any of the following four requirements are met:


          (i) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the Board of Directors or the committee thereof that authorizes the Transaction, and the Board of Directors or such committee in good faith approves the Transaction by the affirmative vote of a majority of the disinterested directors on the Board of Directors or such committee, even if the disinterested directors are less than a quorum;


          (ii) the material facts as to the relationship or interest and as to the Transaction are disclosed or known to the holders of Voting Stock entitled to vote thereon, and the Transaction is specifically approved by vote of the holders of a majority of the voting power of the then outstanding Voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class;


          (iii) the Transaction is effected pursuant to guidelines that are in good faith approved by a majority of the disinterested directors on the Board of Directors or the applicable committee thereof or by vote of the holders of a majority of the then outstanding voting Stock not owned by such Gabelli or such Related Entity, voting together as a single class; or

          (iv) the Transaction is fair to the Company as of the time it is approved by the Board of Directors, a committee thereof or the shareholders of the Company.


     The Certificate of Incorporation also provides that any such Transaction authorized, approved, or effected, and each of such guidelines so authorized or approved, as described in (i), (ii) or (iii) above, will be deemed to be entirely fair to the Company and its shareholders, except that, if such authorization or approval is not obtained, or such Transaction is not so effected, no presumption will arise that such Transaction or guideline is not fair to the Company and its shareholders. In addition, the Certificate of Incorporation provides that a Gabelli will not be liable to the Company or its shareholders for breach of any fiduciary duty that a Gabelli may have as a shareholder of the Company by reason of the fact that a Gabelli takes any action in connection with any transaction between such Gabelli and the Company. For purposes of these provisions, interests in an entity that are not equity or ownership interests or that constitute less than 10% of the equity or ownership interests of such entity will not be considered to confer a financial interest on any person who beneficially owns such interests.



     The New York courts have not ruled on the validity or enforceability of provisions similar to the corporate opportunity and conflicts of interest provisions that are included in the Company's Certificate of Incorporation and could rule that certain liabilities which they purport to eliminate remain in effect.


LISTING


     The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol "GBL."


TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is                .

                        SHARES ELIGIBLE FOR FUTURE SALE

     Immediately after consummation of the Offering, the Company will have 6 million shares of Class A Common Stock issued and outstanding (6.9 million shares of Class A Common Stock if the Underwriters' over-allotment option is exercised in full) and 24 million shares of Class B Common Stock issued and outstanding. All of the shares of Class A Common Stock to be sold in the Offering will be freely tradable without restrictions or further registration under the Securities Act, except that shares purchased by an "affiliate" of the Company (as that term is defined in Rule 144 (an "Affiliate")) will be subject to the resale limitations of Rule 144. The 24 million shares of Class B Common Stock owned by Gabelli Partners are "restricted securities" as defined in Rule 144 under the Securities Act, and may not be sold in the absence of registration under the Securities Act other than pursuant to Rule 144 under the Securities Act or another exemption from registration under the Securities Act.

     In general, under Rule 144, as currently in effect, (i) a person (or persons whose shares are required to be aggregated) who has beneficially owned shares of Common Stock as to which at least one year has elapsed since such shares were sold by the Company or by an Affiliate of the Company in a transaction or chain of transactions not involving a public offering ("restricted securities") or (ii) an Affiliate of the Company who holds shares of Common Stock that are not restricted securities may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the Company's class of Common Stock then outstanding or the average weekly trading volume in the class of Common Stock during the four calendar weeks preceding the date on which notice of such sale required under Rule 144 was filed. Sales under Rule 144 are also subject to certain provisions relating to the manner and notice of sale and availability of current public information about the Company. Affiliates of the Company must comply with the requirements of Rule 144, including the one-year holding period requirement, to sell shares of Common Stock that are restricted securities. Furthermore, if a period of at least two years has elapsed from the date restricted securities were acquired from the Company or an Affiliate of the Company, a holder of such restricted securities who is not an Affiliate of the Company at the time of the sale and has not been an Affiliate of the Company at any time during the three months prior to such sale would be entitled to sell such shares without regard to the volume limitation and other conditions described above.


     For a period of 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch, Pierce, Fenner & Smith Incorporated and Salomon Smith Barney Inc., on behalf of the Underwriters, (i) the Company and Gabelli Partners have agreed with the Underwriters that they will not offer, sell or otherwise dispose of any shares of Common Stock or any security convertible into or exchangeable or exercisable for shares of Common Stock, except for the shares of Class A Common Stock to be sold in the Offering and options granted in the ordinary course of business under the Plan and (ii) shareholders of Gabelli Partners who are also officers and directors of the Company have agreed with the Underwriters that they will not offer, sell or otherwise dispose of any shares of capital stock of Gabelli Partners or any security convertible into or exchangeable or exercisable for shares of capital stock of Gabelli Partners, except in transactions between existing shareholders of Gabelli Partners and through gifts, in each case, to persons who agree to be bound by similar restrictions. See "Underwriting." In addition, Gabelli Partners has agreed with the Company that it will not offer, sell or otherwise dispose of any shares of Class B Common Stock for a period of three years after the date of this Prospectus without the prior written consent of the Company.



     The shares of Class A Common Stock authorized for issuance pursuant to awards that may be granted under the Company's 1999 Stock Award and Incentive Plan may be either authorized but unissued shares or treasury shares obtained by the Company through market or private purchases. See "Management -- 1999 Stock Award and Incentive Plan." The Company intends to register under the Securities Act the shares of Class A Common Stock issuable upon the exercise of options granted pursuant to the 1999 Stock Award and Incentive Plan.


     Prior to the Offering, there has been no public market for Class A Common Stock. Although the Company can make no prediction as to the effect, if any, that sales of shares of Class B Common Stock by Gabelli Partners would have on the market price of Class A Common Stock prevailing from time to time, sales of substantial amounts of Class A Common Stock or Class B Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Class A Common Stock. See "Risk Factors -- Shares Available for Future Sale or Distribution."

                                  UNDERWRITING


     Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Salomon Smith Barney Inc. ("Salomon Smith Barney"), and Gabelli & Company are acting as representatives (the "Representatives") of each of the Underwriters named below (the "Underwriters"). Subject to the terms and conditions set forth in a purchase agreement (the "Purchase Agreement") among the Company and the Underwriters, the Company has agreed to sell to the Underwriters, and each of the Underwriters severally and not jointly has agreed to purchase from the Company, the aggregate number of shares of Class A Common Stock set forth opposite its name below.


                                                              NUMBER OF
UNDERWRITERS                                                   SHARES
------------------------------------------------------------  ---------
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated...................................
Salomon Smith Barney Inc. ..................................
Gabelli & Company, Inc. ....................................

                                                              --------
             Total..........................................  6,000,000
                                                              ========


     The Underwriters propose to offer the shares of Class A Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at
such price less a concession of $     per share. The Underwriters may allow, and
such dealers may reallow, a concession not in excess of $     per share to
certain brokers and dealers. After the initial offering of the shares to the public, the public offering price and such concessions may from time to time be varied by the Representatives. Under the terms and conditions of the Purchase Agreement, the Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.


     The Company has granted the Underwriters an option, exercisable for 30 days after the date of this Prospectus, to purchase up to 900,000 additional shares of Class A Common Stock at the price to the public set forth on the cover page of this Prospectus minus the underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, in connection with the offering of the shares offered hereby. To the extent such option is exercised, each Underwriter will be obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number of shares set forth opposite each Underwriter's name in the preceding table bears to the total number of shares listed in such table.


     For a period of 180 days after the date of this Prospectus, without the prior written consent of Merrill Lynch and Salomon Smith Barney, (i) the Company and Gabelli Partners have agreed that they will not offer, sell, contract to sell or otherwise dispose of any Common Stock or any securities of the Company which are convertible into or exchangeable or exercisable for Common Stock or any such other securities, except for the shares of Class A Common Stock to be sold in the Offering and options granted in the ordinary course of business under the Plan and (ii) shareholders of Gabelli Partners who are also officers and directors of the Company have agreed with the Underwriters that they will not offer, sell or otherwise dispose of any shares of capital stock of Gabelli Partners or any security convertible into or exchangeable or exercisable for shares of capital stock of Gabelli Partners, except in transactions between existing shareholders of Gabelli Partners and through gifts, in each case, to persons who agree to be bound by similar restrictions.


     In connection with the Offering, the Underwriters may purchase and sell the Class A Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Class A Common Stock; and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Class A Common Stock than they are required to purchase from the Company in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the Class A Common Stock sold in the Offering for their account may be reclaimed by the syndicate if such Class A Common Stock is repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Class A Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.


     Gabelli & Company, one of the Underwriters, is an indirect 76.6%-owned subsidiary of the Company. The Offering is therefore being conducted in accordance with the applicable provisions of Rule 2720 to the Conduct Rules of the National Association of Securities Dealers, Inc. Rule 2720 requires that the initial public offering price of the Class A Common Stock not be higher than that recommended by a "qualified independent underwriter" meeting certain standards. Accordingly, Merrill Lynch is assuming the responsibilities of acting as the qualified independent underwriter in pricing the Offering and conducting due diligence. In connection with the Offering, Merrill Lynch in its role as qualified independent underwriter has performed due diligence investigations and reviewed and participated in the preparation of this Prospectus and the Registration Statement of which this Prospectus forms a part. The initial public offering price of the Class A Common Stock set forth on the cover page of this Prospectus is no higher than the price recommended by Merrill Lynch.



     Prior to the Offering, there has not been any public market for the Class A Common Stock of the Company. Consequently, the initial public offering price for the shares of Class A Common Stock included in the Offering has been determined by negotiations between the Company and the Representatives. Among the factors considered in determining such price were the history of and prospects for the Company's business and the industry in which it competes, an assessment of the Company's management and the present state of the Company's development, the past and present revenues and earnings of the Company, the prospects for growth of the Company's revenues and earnings, the current state of the economy in the United States and the current level of economic activity in the industry in which the Company competes and in related or comparable industries, and currently prevailing conditions in the securities markets, including current market valuations of publicly traded companies which are comparable to the Company.


     The Underwriters do not intend to confirm sales of shares of Class A Common Stock to accounts over which they exercise discretionary authority.


     The Class A Common Stock has been approved for listing, subject to official notice of issuance, on the NYSE under the symbol "GBL." In order to meet one of the requirements for listing the Common Stock on the NYSE, the Underwriters have undertaken to sell lots of 100 or more shares to a minimum of 2,000 beneficial holders.


     The Company has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act.

     Certain of the Underwriters and their affiliates have in the past provided, and may in the future from time to time provide, investment banking services to the Company and its affiliates for which they may receive customary fees. In addition, each of the Representatives of the Underwriters distributes the Company's Mutual Funds (and provides shareholder services in connection therewith) in the ordinary course of business for which it receives customary compensation.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the shares of Class A Common Stock offered hereby will be passed upon for the Company by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York. Certain legal matters relating to the Offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett, New York, New York.

                                    EXPERTS


     The consolidated financial statements of GFI at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.


                             AVAILABLE INFORMATION

     The Company has filed with the Commission a Registration Statement on Form S-1 (as amended from time to time and together with all exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the Class A Common Stock to be sold in the Offering. This Prospectus constitutes a part of the Registration Statement and does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. Statements contained in this Prospectus as to the content of any contract or other document are summaries of the material terms of such contract or other document. With respect to such statements in the Prospectus, reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement for a more complete description, each such statement being qualified in all respects by such reference. For further information regarding the Company and the Class A Common Stock, reference is hereby made to the Registration Statement, a copy of which may be obtained from the Commission at its principal office in Washington, D.C. upon payment of the fees prescribed by the Commission.


     The Registration Statement, and the reports and other information to be filed by the Company with the Commission following the Offering in accordance with the Exchange Act, can be inspected and copied at the principal office of the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street N.W., Washington, D.C. 20549, and at the following regional offices of the Commission: 7 World Trade Center, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may be obtained from the Commission's website, http://www.sec.gov, and from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of the fees prescribed by the Commission.


     The Company intends to furnish to its shareholders annual reports containing audited consolidated financial statements and quarterly reports for the first three quarters of each fiscal year containing unaudited interim financial information.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS OF GABELLI FUNDS, INC. AND
  SUBSIDIARIES

Report of Independent Auditors..............................   F-2
Consolidated Statements of Income for the years ended
  December 31, 1995, 1996 and 1997..........................   F-3
Consolidated Statements of Financial Condition as of
  December 31, 1996 and 1997................................   F-4
Consolidated Statements of Stockholders' Equity for the
  years ended December 31, 1995, 1996 and 1997..............   F-5
Consolidated Statements of Cash Flows for the years ended
  December 31, 1995, 1996 and 1997..........................   F-6
Notes to Consolidated Financial Statements..................   F-7

UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS OF
  GABELLI FUNDS, INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income for the nine
  month periods ended September 30, 1997 and 1998...........  F-16
Unaudited Consolidated Statement of Financial Condition as
  of September 30, 1998.....................................  F-17
Unaudited Consolidated Statement of Stockholders' Equity for
  the nine month period ended September 30, 1998............  F-18
Unaudited Consolidated Statements of Cash Flows for the nine month periods ended September 30, 1997 and 1998...........  F-19
Notes to Unaudited Consolidated Financial Statements........  F-20

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME AND
  FINANCIAL CONDITION
Unaudited Pro Forma Consolidated Statements of Income.......  F-22
Unaudited Pro Forma Consolidated Statements of Financial
  Condition.................................................  F-24
Notes to Unaudited Pro Forma Consolidated Financial
  Statements................................................  F-25


                            ------------------------


     Gabelli Asset Management Inc. is a holding company that was newly formed in connection with the Offering and, accordingly, has not previously engaged in any business operations, acquired any assets or incurred any liabilities other than in connection with the Offering. Accordingly, the historical financial statements of Gabelli Asset Management Inc. are not included in this Prospectus because management has determined that they are not material to an investment decision.

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Stockholders
Gabelli Funds, Inc.

     We have audited the accompanying consolidated statements of financial condition of Gabelli Funds, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Gabelli Funds, Inc. and subsidiaries at December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                             ERNST & YOUNG LLP

New York, New York

March 11, 1998

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME


                                                                     YEAR ENDED DECEMBER 31
                                                             --------------------------------------
                                                                1995          1996          1997
                                                             ----------    ----------    ----------
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
REVENUES
Investment advisory and incentive fees.....................   $ 77,302      $ 84,244      $ 89,684
Commission revenue.........................................      5,706         6,667         7,496
Distribution fees and other income.........................      6,302         7,257         8,096
                                                              --------      --------      --------
     Total revenues........................................     89,310        98,168       105,276
                                                              --------      --------      --------
EXPENSES
Compensation costs.........................................     39,384        41,814        45,260
Management fee.............................................      9,423        10,192        10,580
Other operating expenses...................................     18,709        19,274        18,690
                                                              --------      --------      --------
     Total expenses........................................     67,516        71,280        74,530
                                                              --------      --------      --------
Operating income...........................................     21,794        26,888        30,746
                                                              --------      --------      --------
OTHER INCOME (EXPENSE)
Net gain from investments..................................     10,105         8,783         7,888
Interest and dividend income...............................      5,853         5,406         4,634
Interest expense...........................................       (679)         (879)       (1,876)
Other......................................................        147           331          (109)
                                                              --------      --------      --------
     Total other income, net...............................     15,426        13,641        10,537
                                                              --------      --------      --------
Income before income taxes and minority interest...........     37,220        40,529        41,283
Income taxes...............................................      7,769         7,631         3,077
Minority interest..........................................      2,555         2,727         1,529
                                                              --------      --------      --------
Net income.................................................   $ 26,896      $ 30,171      $ 36,677
                                                              ========      ========      ========
UNAUDITED PRO FORMA DATA
Income before income taxes and minority interest, as
  reported.................................................                               $ 41,283
Pro forma adjustments for expense allocations and interest
  income and expense.......................................                                 (7,629)
Pro forma management fee adjustment........................                                  6,156
Pro forma provision for income taxes.......................                                (15,735)
Pro forma minority interest................................                                 (1,677)
                                                                                          --------
Pro forma net income.......................................                               $ 22,398
                                                                                          ========
Pro forma net income per share:
     Basic and diluted.....................................                               $    .75
                                                                                          ========
Pro forma weighted average shares outstanding:
     Basic and diluted.....................................                                 30,000
                                                                                          ========


                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION


                                                                   DECEMBER 31
                                                              ----------------------
                                                                1996         1997
                                                              ---------    ---------
                                                              (IN THOUSANDS, EXCEPT
                                                                   SHARE DATA)
ASSETS
Cash and cash equivalents...................................  $ 32,949     $ 12,610
PCS licenses and deposits...................................    21,661       84,862
Investments in securities...................................    59,812       56,607
Investments in partnerships and affiliates..................    35,133       46,972
Investment advisory fees receivable.........................     7,339        8,484
Receivables from affiliates.................................    12,353        6,534
Notes and other receivables.................................     5,230        4,578
Capital lease...............................................        --        3,679
Intangible assets, net of accumulated amortization of
  $148......................................................        --        1,932
Other assets................................................     8,047        6,478
                                                              --------     --------
     Total assets...........................................  $182,524     $232,736
                                                              ========     ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Bank loan payable...........................................  $     --     $ 30,000
Notes payable...............................................     7,011        7,108
Income taxes payable (including deferred income taxes of
  $2,768 in 1996 and $2,818 in 1997)........................     4,372        3,752
Capital lease obligation....................................        --        3,650
Compensation payable........................................     3,589        3,456
Accrued expenses and other liabilities......................     7,978        9,848
                                                              --------     --------
     Total liabilities......................................    22,950       57,814
                                                              --------     --------
Minority interest...........................................    21,041       11,303
                                                              --------     --------
Stockholders' equity:
  Common Stock, $.01 par value; authorized 1,000,000 shares;
     issued and outstanding 174,803 and 185,937 shares,
     respectively...........................................         2            2
  Additional paid-in capital................................     2,967       12,372
  Retained earnings.........................................   136,690      152,775
  Notes receivable..........................................    (1,126)      (1,530)
                                                              --------     --------
     Total stockholders' equity.............................   138,533      163,619
                                                              --------     --------
Total liabilities and stockholders' equity..................  $182,524     $232,736
                                                              ========     ========


                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                     ADDITIONAL
                                            COMMON    PAID-IN     RETAINED     NOTES
                                            STOCK     CAPITAL     EARNINGS   RECEIVABLE    TOTAL
                                            ------   ----------   --------   ----------   --------
Balance at December 31, 1994..............    $2      $ 1,367     $106,535    $    --     $107,904
  Repurchase and retirement of 536
     shares...............................    --          (39)        (291)        --         (330)
  Issuance of note receivable.............    --           --           --       (235)        (235)
  Issuance of 750 shares..................    --          397           --         --          397
  Distributions to shareholders...........    --           --      (18,670)        --      (18,670)
  Accretion of stock option...............    --          110           --         --          110
  Net income..............................    --           --       26,896         --       26,896
                                              --      -------     --------    -------     --------
Balance at December 31, 1995..............     2        1,835      114,470       (235)     116,072
  Repurchase and retirement of 1,600
     shares...............................    --           (9)      (1,273)        --       (1,282)
  Issuance of note receivable.............    --           --           --       (891)        (891)
  Issuance of 1,704 shares................    --        1,141           --         --        1,141
  Distributions to shareholders...........    --           --       (6,678)        --       (6,678)
  Net income..............................    --           --       30,171         --       30,171
                                              --      -------     --------    -------     --------
Balance at December 31, 1996..............     2        2,967      136,690     (1,126)     138,533
  Repurchase and retirement of 50
     shares...............................    --          (38)          --         --          (38)
  Net issuances of notes receivable.......    --           --           --       (404)        (404)
  Issuance of 11,184 shares...............    --        9,443           --         --        9,443
  Distributions to shareholders...........    --           --      (20,592)        --      (20,592)
  Net income..............................    --           --       36,677         --       36,677
                                              --      -------     --------    -------     --------
Balance at December 31, 1997..............    $2      $12,372     $152,775    $(1,530)    $163,619
                                              ==      =======     ========    =======     ========

                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS


                                                                  YEAR ENDED DECEMBER 31
                                                             --------------------------------
                                                               1995        1996        1997
                                                             --------    --------    --------
                                                                      (IN THOUSANDS)
OPERATING ACTIVITIES
Net income.................................................  $ 26,896    $ 30,171    $ 36,677
Adjustments to reconcile net income to net cash provided by
  (used in) operating activities:
  Equity in earnings of partnerships and affiliates........    (5,744)     (5,997)     (7,886)
  Depreciation and amortization............................       339         424         451
  Deferred income taxes....................................       884        (114)         50
  Minority interest in net income of consolidated
     subsidiaries..........................................     2,555       2,727       1,529
  Accretion of stock option................................       110          --          --
  Changes in operating assets and liabilities:
     Investments in securities.............................   (11,862)      4,435       3,205
     Investment advisory fees receivable...................      (533)        526      (1,145)
     Receivables from affiliates...........................        --     (12,353)      5,819
     Notes and other receivables...........................        --      (5,230)      1,027
     Due from broker/dealers...............................        --      (1,764)     (1,391)
     Other assets..........................................      (430)     (2,103)      2,837
     Notes payable.........................................        --          --        (879)
     Income taxes payable..................................    (1,312)      1,470        (670)
     Compensation payable..................................     1,090      (1,933)       (133)
     Accrued expenses and other liabilities................     1,721         366        (920)
                                                             --------    --------    --------
Total adjustments..........................................   (13,182)    (19,546)      1,894
                                                             --------    --------    --------
Net cash provided by operating activities..................    13,714      10,625      38,571
                                                             --------    --------    --------
INVESTING ACTIVITIES
Purchases of PCS licenses and deposits.....................        --     (21,661)    (63,201)
Distributions from partnerships and affiliates.............     2,128       5,101       2,607
Investments in partnerships and affiliates.................    (6,241)     (2,832)     (6,560)
Cost of acquisitions.......................................        --          --      (2,175)
                                                             --------    --------    --------
Net cash (used in) investing activities....................    (4,113)    (19,392)    (69,329)
                                                             --------    --------    --------
FINANCING ACTIVITIES
Proceeds from bank loan....................................        --          --      30,000
Distributions to shareholders..............................   (18,670)     (5,988)    (17,794)
Repayments of subsidiaries' notes receivable...............        95         127           5
Issuances of subsidiaries' common stock....................       864          --         108
Purchase of minority stockholders' interest................      (409)         --      (1,864)
Proceeds from issuances of common stock....................       162         738          --
Payment for common stock repurchased and retired...........      (331)       (581)        (38)
Repayments of notes receivable.............................        --          --           2
                                                             --------    --------    --------
Net cash provided by (used in) financing activities........   (18,289)     (5,704)     10,419
                                                             --------    --------    --------
Net (decrease) in cash and cash equivalents................    (8,688)    (14,471)    (20,339)
Cash and cash equivalents at beginning of year.............    56,108      47,420      32,949
                                                             --------    --------    --------
Cash and cash equivalents at end of year...................  $ 47,420    $ 32,949    $ 12,610
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid for interest.....................................  $    679    $    879    $  1,784
                                                             ========    ========    ========
Cash paid for income taxes.................................  $  8,896    $  5,952    $  3,337
                                                             ========    ========    ========
SUPPLEMENTAL DISCLOSURE OF NONCASH FINANCING ACTIVITY
Issuance of note payable for repurchase of subsidiary's
  common stock.............................................  $     --    $     --    $    976
                                                             ========    ========    ========
Issuance of note payable for repurchase of common stock....  $     --    $  1,232    $     --
                                                             ========    ========    ========
Receipt of note for common stock sold......................  $    235    $    891    $    404
                                                             ========    ========    ========
Receipt of notes for sale of minority interest.............  $     --    $     --    $    375
                                                             ========    ========    ========


                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

A.  SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     The consolidated financial statements include the assets, liabilities and earnings of Gabelli Funds, Inc. ("GFI"), its wholly-owned subsidiary GAMCO Investors, Inc. ("GAMCO"), and GFI's majority-owned subsidiaries consisting of Gabelli Securities, Inc. ("GSI"), Gabelli Fixed Income LLC ("Fixed Income") and Gabelli Advisers LLC ("Advisers") (collectively, the "Company").


     Prior to a reorganization on January 1, 1997, GFI owned approximately 79% of GAMCO. On that date, all outstanding shares of GAMCO not previously held by GFI were either redeemed at book value by GAMCO or exchanged for shares of GFI at a predetermined ratio. At December 31, 1995, 1996 and 1997, GFI owned approximately 76% of GSI and 41% of Advisers, which, combined with the voting interests of affiliated parties, represents voting control. At December 31, 1997, GFI owned approximately 80% of Fixed Income, which commenced operations on April 15, 1997. All significant intercompany transactions and balances have been eliminated.


  Use of Estimates

     The preparation of the consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

  Nature of Operations


     GFI, GAMCO, Fixed Income and Advisers are registered investment advisers under the Investment Advisers Act of 1940. Gabelli & Company, Inc. ("Gabelli & Company"), a wholly-owned subsidiary of GSI, is a registered broker-dealer. Gabelli & Company acts as an introducing broker and all transactions for its customers are cleared through New York Stock Exchange member firms on a fully disclosed basis. Accordingly, open customer transactions are not reflected in the accompanying statements of financial condition. Gabelli & Company is exposed to credit losses on these open positions in the event of nonperformance by its customers. This exposure is reduced by the clearing brokers' policy of obtaining and maintaining adequate collateral until the open transaction is completed.


  Cash Equivalents

     Cash equivalents consist of investments in money market mutual funds.

  Investments in Securities

     Investments in securities are accounted for as "trading securities" and are stated at quoted market values. Securities which are not readily marketable are stated at their estimated fair values as determined by the Company's management. The resulting unrealized gains and losses are included in net gain from investments. Security transactions and any related gains and losses are recorded on a trade date basis. Realized gains and losses from securities transactions are recorded on the identified cost basis.

     The Company periodically enters into short sales. Securities sold short are stated at quoted market values and represent obligations of the Company to purchase the securities at prevailing market prices. The ultimate gains or losses recognized are dependent upon the prices at which these securities are purchased to settle the obligations under the sales commitments.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

  Investments in Partnerships and Affiliates

     Investments in partnerships, whose underlying assets consist of marketable securities, and investments in affiliates are accounted for using the equity method, under which the Company's share of net earnings or losses of these partnerships and affiliated entities is reflected in income as earned and distributions received are reductions of the investments. Investments in partnerships for which market values are not readily available are valued at fair value as determined by the Company's management.

  Investment Advisory Fees

     Investment advisory fees are recognized as revenue as the related services are performed. Investment advisory fees are based on predetermined percentages of the market values of the portfolios under management.

  Depreciation and Amortization

     Fixed assets are depreciated using the straight-line method over their estimated useful lives. Leasehold improvements are amortized using the straight-line method over their estimated useful lives or lease terms, whichever is shorter.


  Intangible Assets



     The cost in excess of net assets acquired is amortized on a straight-line basis over ten years. The carrying value of cost in excess of net assets acquired is reviewed for impairment whenever events or changes in circumstances indicate that it may not be recoverable based upon expectations of operating income and non-discounted cash flows over its remaining life.


  Minority Interest


     Minority interest represents the minority stockholders' ownership of GAMCO for 1995 and 1996, Fixed Income for 1997 and GSI and Advisers for 1995, 1996 and 1997. With the exception of GSI, these minority stockholders are principally employees, officers and directors of the Company.


  Earnings Per Share


     The Company has adopted Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings Per Share". Basic earnings per common share is calculated by dividing net income applicable to common stockholders by the weighted average number of shares of common stock outstanding. Diluted earnings per share is computed using the treasury stock method. Diluted earnings per common share assumes full dilution and is computed by dividing net income by the total of the weighted average number of shares of common stock outstanding and common stock equivalents.



  Business Segments



     The Company has not presented business segment data in accordance with SFAS No. 131 because it operates predominantly in one business segment, the investment advisory and asset management business.


  Distribution Costs

     The Company incurs certain promotion and distribution costs, which are expensed as incurred, related to the sale of shares of mutual funds advised by the Company (the "Funds").


  Comprehensive Income



     The Company has adopted SFAS No. 130, "Reporting Comprehensive Income", which requires companies to report all changes in equity during a period, except those resulting from investments by owners and distributions to owners. The Company has not presented a consolidated statement of comprehensive income because it does not have any items of "other comprehensive income".

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

B.  INVESTMENTS IN SECURITIES


     Investments in securities at December 31, 1996 and 1997 consist of the following:



                                                     1996                  1997
                                              ------------------    ------------------
                                                         MARKET                MARKET
                                               COST       VALUE      COST       VALUE
                                              -------    -------    -------    -------
                                                           (IN THOUSANDS)
U.S. Government obligations.................  $16,932    $17,385    $ 6,229    $ 6,352
Common stocks...............................   13,530     20,543     13,551     19,895
Mutual funds................................   13,180     15,057     21,265     25,707
Corporate bonds.............................      198        312         --         --
Preferred stocks............................    1,854      1,960        300      1,038
Other investments...........................    1,492      4,555        862      3,615
                                              -------    -------    -------    -------
                                              $47,186    $59,812    $42,207    $56,607
                                              =======    =======    =======    =======


C.  INVESTMENTS IN PARTNERSHIPS AND AFFILIATES


     The Company is a co-General Partner of various limited partnerships whose underlying assets consist primarily of marketable securities. As co-General Partner, the Company is contingently liable for all of the partnerships' liabilities. Summary financial information, including the Company's carrying value and income from these partnerships at December 31, 1996 and 1997 and for the years then ended, which are accounted for using the equity method, is as follows (in thousands):



                                                           1996        1997
                                                         --------    --------
Total assets...........................................  $125,059    $131,281
Total liabilities......................................    16,630       1,458
Equity.................................................   108,429     129,823
Net earnings...........................................     8,364      12,073
Company's carrying value...............................    11,613      14,479
Company's income.......................................     1,944       3,065


     Income from the above partnerships for the year ended December 31, 1995 was approximately $2,505,000.


     The Company's income from these partnerships consists of its pro rata capital allocation and its share of a 20% incentive allocation from the limited partners. The general partners also receive an annual administrative fee based on a percentage of each partnership's net assets, excluding the capital accounts of the general partners and related parties. For the years ended December 31, 1995, 1996 and 1997, the Company earned administrative fees of approximately $836,000, $820,000 and $1,085,000, respectively.



     At December 31, 1996 and 1997, the Company had various limited partner interests in unaffiliated limited partnerships aggregating approximately $23,065,000 and $32,332,000, respectively. For the years ended December 31, 1995, 1996 and 1997, the gains recorded by the Company in these investments approximated $3,092,000, $3,722,000 and $5,666,000, respectively.



     At December 31, 1996, the Company was a 50% general partner in two investment advisory companies, one which managed fixed income mutual funds and the other which managed separate accounts. In addition, it had a 49% investment in a related broker-dealer. These investments were accounted for using the equity method. The carrying value of these entities at December 31, 1996 was approximately $450,000. In April 1997, through the acquisition of the general partnership interests held by the other general partner and a reorganization into Fixed Income, the Company increased its ownership stake in these companies to approximately 80%. This transaction resulted in the recognition of approximately $2,080,000 of cost in excess

                      GABELLI FUNDS, INC. AND SUBSIDIARIES
of net assets acquired, which is being amortized over a period of 10 years. The results of Fixed Income's operations are included in the consolidated statement of income effective April 15, 1997. For the years ended December 31, 1995, 1996 and 1997, the Company recorded equity income (loss) from these entities of approximately $147,000, $331,000 and $(109,000), respectively. Pro forma information relating to this transaction is not presented because its effect is immaterial.


D.  NOTES RECEIVABLE

     At December 31, 1996, the Company had a note receivable amounting to $11,800,000, which represents a loan made during 1996 to an affiliate, Lynch Corporation. The interest rate on the note was 10% per annum. In addition, there was a one-time commitment fee of 1% and a special fee equal to 10% of the net profits of an affiliate of Lynch Corporation. The affiliate was the high bidder for Personal Communications Services ("PCS") licenses in the Federal Communications Commission's ("FCC") F Block Auction concluded in January 1997. In 1997, the affiliate repaid all outstanding principal and interest due on this loan. Additionally, the Company transferred its 10% net profits interest in exchange for an equity ownership in a non-controlled entity which currently holds these PCS licenses.


     At December 31, 1996 and 1997, the Company had full recourse notes and interest receivable from directors of GAMCO in the amount of approximately $1,560,000 and $1,666,000, respectively, which are secured by the directors' ownership interests in the Company and various affiliates. The notes bear interest at an annual rate of 7% and are payable on demand.


     At December 31, 1997, the Company had a note receivable of approximately $603,000 from an affiliated entity in which the Company has a 49.9% ownership interest. Under the terms of the note, 15% of the realized net profits of the affiliate are payable to the Company. The note is secured by a security interest in all of the assets of the affiliate, which consist primarily of Wireless Communications Service ("WCS") licenses. For the year ended December 31, 1997, the Company did not record any income under the terms of the note.

     At December 31, 1997, the Company had a note receivable from an entity controlled by certain stockholders of the Company in the amount of $3,600,000. The note bears interest at an annual rate of 7%. All principal and interest due on the note was repaid in 1998.


     The Company has approximately $2,464,000 in various other notes and interest receivable outstanding at December 31, 1997 from certain executive officers, directors and employees in connection with the acquisition of stock and other ownership interests in the Company. Interest rates on these notes range from 5% to 10%.


E.  INCOME TAXES


     The Company accounts for income taxes under the liability method prescribed by SFAS No. 109, "Accounting for Income Taxes". Deferred tax assets and liabilities are recognized for the future tax consequences attributable to the differences between the financial statement carrying amount of existing assets and liabilities and their respective tax bases.


     GFI and GSI each file separate income tax returns. Accordingly, the tax provision represents the aggregate of the amounts provided for all companies.


     GFI elected to be treated as a Subchapter "S" corporation for federal and state income tax purposes effective January 1, 1995. On January 1, 1997, the Company elected to treat GAMCO as a Qualified Subchapter "S" subsidiary for Federal and state income tax purposes. As a result of converting from a taxable "C" corporation to a nontaxable "S" corporation, a federal income tax will be imposed on any "built-in gain" recognized by the Company on the disposition of assets within ten years from the date of conversion. The Company retained its existing deferred tax liability at the date of conversion to the extent of the estimated built-in gains tax. This tax liability is subject to remeasurement at each financial statement date until the end of the ten-year period.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

     The provision (benefit) for income taxes for the years ended December 31, 1995, 1996 and 1997 consisted of the following:



                                                               1995      1996      1997
                                                              ------    ------    ------
                                                                    (IN THOUSANDS)
Federal:
  Current...................................................  $5,667    $6,232    $2,399
  Deferred..................................................     854       (93)       (8)
State and local:
  Current...................................................   1,218     1,514       628
  Deferred..................................................      30       (22)       58
                                                              ------    ------    ------
                                                              $7,769    $7,631    $3,077
                                                              ======    ======    ======



     The Company's deferred income tax liability at December 31, 1996 and 1997 relates primarily to unrealized gains and losses on investments in securities and partnerships.



     The unaudited pro forma provision for income taxes calculated on a separate return basis in conformity with SFAS No. 109, is as follows:


                                                                  1997
                                                                  ----
                                                             (IN THOUSANDS)
Federal:
  Current...................................................    $11,275
  Deferred..................................................      2,339
State and local:
  Current...................................................      1,971
  Deferred..................................................        150
                                                                -------
                                                                $15,735
                                                                =======


     The unaudited pro forma provision for income taxes differs from the amount of income tax determined by applying the applicable U.S. statutory federal income tax rate to income before income taxes and minority interest as a result of the following differences:



                                                                  1997
                                                                  ----
Statutory federal income tax rate...........................       35.0%
Dividends received deduction................................       (0.2)%
State and local income taxes................................        4.5%
Other items.................................................        0.2%
                                                                -------
Effective income tax rate...................................       39.5%
                                                                =======



F.  BANK LOAN AND NOTES PAYABLE


     In 1997, the Company, through Rivgam Communicators, LLC ("Rivgam"), a wholly-owned subsidiary of GAMCO, entered into a credit facility with The Chase Manhattan Bank under which Rivgam has borrowed $30 million. Interest is variable based upon changes in the London Interbank Offering Rate or the Federal Funds Rate. The loan, which is guaranteed by GAMCO, is due in four equal annual installments starting May 12, 1998. The Company believes that the fair value of the loan approximates its carrying value. Under the terms of the loan, GAMCO is required to comply with certain debt covenants, which it complied with through December 31, 1997.


     At December 31, 1996 and 1997, the Company had notes payable outstanding of approximately $5,779,000 and $4,900,000, respectively, which mature on May 31, 2003, unless certain circumstances arise

                      GABELLI FUNDS, INC. AND SUBSIDIARIES
which allow for an accelerated repayment. The notes accrue interest at 2% over the prime rate, subject to a minimum interest rate of 9% and a maximum interest rate of 15%, payable quarterly. Interest expense on these notes amounted to approximately $636,000, $636,000 and $557,000 for the years ended December 31, 1995, 1996 and 1997, respectively.



     On September 30, 1996, a note payable amounting to $1,232,000 was issued as consideration for repurchase of the Company's common stock. The note matured and was fully paid on January 2, 1998. The note accrued interest at an annual rate of 10%, payable quarterly. Interest expense on this note amounted to approximately $31,000 and $123,000 for the years ended December 31, 1996 and 1997, respectively.


     In connection with the restructuring of GAMCO's ownership, GAMCO issued a note payable in 1997 of approximately $976,000 to an employee and director of the Company and GAMCO, respectively, in consideration for repurchase of GAMCO common stock. The note matures on January 2, 2000, unless certain circumstances arise which allow for an accelerated repayment. GAMCO also has the option to redeem the note at any time prior to maturity at predetermined rates. The note accrues interest at an annual rate of 12%, payable quarterly. Interest expense on this note amounted to approximately $117,000 for the year ended December 31, 1997.


G.  STOCKHOLDERS' EQUITY


     Upon their disassociation with the Company, certain stockholders of the Company are required to sell their shares to the Company at book value (approximately $14.5 million at December 31, 1997).


H.  CAPITAL LEASE


     In December 1997, the Company signed an agreement to lease new primary office space from a company owned by stockholders of GFI. The Company has recorded a capital lease asset and liability for the fair value of the leased property. Amortization of the capital lease is computed on the straight-line method over the term of the lease, which expires on April 30, 2013. The lease provides that all operating expenses relating to the property (such as property taxes, utilities and maintenance) are to be paid by the lessee, the Company.

     Future minimum lease payments for this capitalized property at December 31, 1997 are as follows:

                                                 (IN THOUSANDS)
1998...........................................     $   720
1999...........................................         720
2000...........................................         720
2001...........................................         720
2002...........................................         720
Thereafter.....................................       7,896
                                                    -------
Total minimum obligations......................      11,496
Interest.......................................       4,471
                                                    -------
Present value of net obligations...............     $ 7,025
                                                    =======

     Future minimum lease payments have not been reduced by related minimum future sublease rentals of approximately $1,885,000, of which approximately $515,000 is due from an affiliated entity. Lease payments under this agreement amounted to approximately $50,000 for the year ended December 31, 1997.

     Total minimum obligations exclude the operating expenses to be borne by the Company, which are estimated to be $400,000 per year.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

I.  COMMITMENTS


     The Company rents office space under leases which expire at various dates through 2001. Future minimum lease commitments under these operating leases as of December 31, 1997 are as follows:

                                                 (IN THOUSANDS)
1998...........................................      $  880
1999...........................................         756
2000...........................................         665
2001...........................................         593
                                                     ------
                                                     $2,894
                                                     ======


     Equipment rentals and occupancy expense amounted to approximately $1,729,000, $1,457,000 and $1,644,000, respectively, for the years ended
December 31, 1995, 1996 and 1997.



J.  RELATED PARTY TRANSACTIONS



     GFI serves as the investment adviser for the Funds and earns advisory fees based on predetermined percentages of the average net assets of the Funds. In addition, Gabelli & Company has entered into distribution agreements with each of the Funds. As principal distributor, Gabelli & Company incurs certain promotional and distribution costs related to the sale of Fund shares, for which it receives a fee or reimbursement from the Funds.



     The Company had an aggregate investment in the Funds of approximately $40,902,000 and $34,464,000 at December 31, 1996 and 1997, respectively, of which approximately $27,966,000 and $11,305,000, respectively, is invested in a money market mutual fund.


     Gabelli & Company earns a majority of its commission revenue from transactions executed on behalf of clients of affiliated companies.


     The Company is required to pay the Chairman of the Board and Chief Executive Officer a management fee which is equal to 20% of the pretax profits of each of the Company's operating divisions before consideration of this management fee. This fee approximated $9,423,000, $10,192,000 and $10,580,000 for the years ended December 31, 1995, 1996 and 1997, respectively. The Chairman of the Board and Chief Executive Officer also received portfolio management compensation and account executive fees of approximately $19,533,000, $21,260,000 and $23,005,000 for the years ended December 31, 1995, 1996 and
1997, respectively, which have been included in compensation costs.



     The Company contributed approximately $1,628,000 and $1,014,000 for the years ended December 31, 1996 and 1997, respectively, to an accredited charitable foundation, of which the Chairman of the Board and Chief Executive Officer of the Company is an officer.



     In March 1997, the Company made a secured loan of $10 million to Lynch Corporation which accrued interest at the prime rate and included a 1% commitment fee. The loan and all accrued interest were repaid in June 1997.



K.  FINANCIAL REQUIREMENTS


     The Company is required to maintain minimum capital levels with affiliated partnerships. At December 31, 1997, the minimum capital requirements approximated $1,298,000. In addition, at December 31, 1997, the Company had commitments to make investments in unaffiliated partnerships of approximately $1,600,000.

     As a registered broker-dealer, Gabelli & Company is subject to Uniform Net Capital Rule 15c3-1 (the "Rule") of the Securities and Exchange Commission. Gabelli & Company computes its net capital under the alternative method permitted by the Rule which requires minimum net capital of $250,000. At December 31, 1997, Gabelli & Company had net capital in excess of the minimum requirement of approximately $6,300,000.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES

L.  ADMINISTRATION FEES


     The Company has entered into administration agreements with other companies (the "Administrators"), whereby the Administrators provide certain services on behalf of several of the Funds. Such services do not include the investment advisory and portfolio management services provided by the Company. The fees are negotiated based on predetermined percentages of the net assets of each of the Funds for which such agreements have been entered into.


M.  PROFIT SHARING PLAN AND INCENTIVE SAVINGS PLAN



     The Company has a qualified contributory employee profit sharing plan and incentive savings plan covering substantially all employees. Company contributions to the plans are determined annually by the Board of Directors but may not exceed the amount permitted as a deductible expense under the Internal Revenue Code. The Company accrued contributions of approximately $102,000, $121,000 and $80,000 to the plans for the years ended December 31, 1995, 1996 and 1997, respectively.



N.  DERIVATIVE FINANCIAL INSTRUMENTS



     During 1997 and 1996, the Company's trading activities included transactions in domestic equity index futures contracts. These financial instruments represent future commitments to purchase or sell an underlying index for specified amounts at specified future dates. Such contracts create off-balance sheet risk for the Company as the future satisfaction of these contracts may be for amounts in excess of the amounts recognized in the consolidated statements of financial condition. The amounts disclosed below represent the notional amounts outstanding, end of year fair values and average fair values of domestic equity index futures contracts sold as of and for the years ended December 31, 1996 and 1997:


                                          NOTIONAL                        AVERAGE FAIR
                                          AMOUNTS                         VALUE FOR THE
                                       OUTSTANDING AT    FAIR VALUE AT     YEAR ENDED
                YEAR                    DECEMBER 31       DECEMBER 31      DECEMBER 31
                ----                   --------------    -------------    -------------
                                                        (IN THOUSANDS)
1997.................................     $33,246            $ 202            $(776)
1996.................................     $32,877            $(626)           $(425)


     At December 31, 1996 and 1997, the Company had margin deposits of approximately $1,200,000 and $1,470,000, respectively, with a futures broker for these open futures contracts.



     In connection with this futures activity, the Company incurred losses of approximately $3,692,000 and $8,063,000 during the years ended December 31, 1996 and 1997. Such losses are reflected as part of net gain from investments in the consolidated statements of income.



O.  EARNINGS PER SHARE



     For purposes of the basic and diluted earnings per share calculation, the denominator represents the shares outstanding prior to the Offering. For purposes of the pro forma basic and diluted earnings per share calculation, the denominator represents the shares expected to be outstanding immediately after the Offering, including the sale of 6 million shares of Class A Common Stock.



P.  FCC LICENSES



     The Company, through Rivgam, purchased FCC licenses auctioned by the FCC in 1997. The FCC licenses are valued at the lower of their original purchase cost or their market value. Market values are determined based upon the most recent public auction for similar licenses, or in the absence thereof, fair value estimates provided by independent companies that solicit bids for such licenses.



Q.  SUBSEQUENT EVENTS (UNAUDITED)



  Loan Guarantee



     In February 1998, the Company guaranteed a $30 million loan made by a commercial bank to Rivgam LMDS, LLC, an entity for which the Chairman of the Board and Chief Executive Officer of the Company is

                      GABELLI FUNDS, INC. AND SUBSIDIARIES
the managing member and in which he has a controlling interest. All principal and interest on the loan was repaid by Rivgam LMDS, LLC on April 3, 1998, thereby relieving the Company of its obligation under the guarantee.



  Sale of PCS Licenses



     During 1998, the Company sold certain of its PCS licenses with a cost basis of $51,000,000. The Company recorded a pre-tax gain of $17,400,000, net of investment banking, management and other related fees of approximately $10,700,000 paid principally to related parties, of which $4,196,000 was paid to the Company's Chairman of the Board and Chief Executive Officer.



  Reorganization and Initial Public Offering (Formation Transactions)



     Prior to the initial public offering (the "Offering"), the Company will transfer substantially all of the operating assets and liabilities relating to its institutional and retail asset management, mutual fund advisory and underwriting business to Gabelli Asset Management Inc. ("GAMI"), in exchange for 24 million shares of GAMI's Class B Common Stock, representing all of its issued and outstanding shares of Common Stock (the "Reorganization"). GAMI is a newly formed company, incorporated in April 1998 in the state of New York with no significant assets or liabilities and which has not engaged in any substantial business activities prior to the offering. The Company intends to sell 6 million shares of Class A Common Stock as part of the Offering, resulting in 30 million shares expected to be outstanding immediately after the Offering.



     Upon completion of the Offering, the Company will no longer be treated as an "S" corporation and will be subject to corporate income taxes. Accordingly, the consolidated statements of income include a pro forma adjustment for additional income taxes which would have been recorded if the Company had been a "C" corporation for 1997 based on tax laws in effect in 1997.



     Immediately preceding the Offering, the Company and its Chairman of the Board and Chief Executive Officer will enter into an Employment Agreement. The Employment Agreement provides that the Company will pay the Chairman of the Board and Chief Executive Officer 10% of the Company's aggregate pre-tax profits while he is an executive of the Company and devoting the substantial majority of his working time to the business of the Company. The Employment Agreement further provides that the Company will pay the Chairman of the Board and Chief Executive Officer $50 million on January 2, 2002, plus interest payable quarterly at an annual rate of 6% from the date of the Employment Agreement.



  Stock Award and Incentive Plan



     Immediately prior to the Offering, the Board of Directors will adopt the 1999 GAMI Stock Award and Incentive Plan (the "Plan"), designed to provide incentives which will attract and retain individuals key to the success of GAMI through direct or indirect ownership of GAMI's common stock. Benefits under the Plan may be granted in any one or a combination of stock options, stock appreciation rights, restricted stock, restricted stock units, stock awards, dividend equivalents and other stock or cash based awards. A maximum of 1,500,000 shares Class A Common Stock has been reserved for issuance and the Plan provides that the terms and conditions of each award are to be determined by a committee of the Board of Directors charged with administering the Plan. Under the Plan, the committee may grant either incentive or nonqualified stock options with a term not to exceed ten years from the grant date and at an exercise price that the committee may determine. Options granted under the Plan vest three years from the date of grant and expire after ten years.



     The Company has elected to account for stock options under the intrinsic value method. Under the intrinsic value method, compensation expense is recognized only if the exercise price of the employee stock option is less than the market price of the underlying stock on the date of grant. The estimated pro forma compensation expense attributable to options granted to employees under the Plan is not presented as its effect, if any, is expected to be immaterial.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES



                  UNAUDITED CONSOLIDATED STATEMENTS OF INCOME



                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                                1997        1998
                                                              ---------   ---------
                                                              (IN THOUSANDS EXCEPT
                                                                 PER SHARE DATA)
REVENUES
Investment advisory and incentive fees......................  $ 64,107    $ 86,302
Commission revenue..........................................     5,613       6,197
Distribution fees and other income..........................     5,100       9,810
                                                              --------    --------
          Total revenues....................................    74,820     102,309
EXPENSES
Compensation................................................    33,138      41,702
Management fee..............................................     7,425       8,533
Other operating expenses....................................    13,943      18,072
                                                              --------    --------
          Total expenses....................................    54,506      68,307
OPERATING INCOME............................................    20,314      34,002
OTHER INCOME
Net gain (loss) from investments............................     6,803      (3,910)
Gain on sale of PCS licenses, net of fees payable to related
  parties...................................................        --      17,430
Interest and dividend income................................     3,168       3,252
Interest expense............................................    (1,183)     (1,355)
Other.......................................................       (52)         79
                                                              --------    --------
          Total other income, net...........................     8,736      15,496
                                                              --------    --------
Income before income taxes and minority interest............    29,050      49,498
Income taxes................................................     2,369       3,004
Minority interest...........................................       759       1,043
                                                              --------    --------
Net income..................................................  $ 25,922    $ 45,451
                                                              ========    ========
UNAUDITED PRO FORMA DATA
Income before income taxes and minority interest, as
  reported..................................................              $ 49,498
Pro forma adjustments for expense allocations and interest
  income and expense........................................               (15,875)
Pro forma management fee adjustment.........................                 4,317
Pro forma provision for income taxes........................               (15,047)
Pro forma minority interest.................................                (1,228)
                                                                          --------
Pro forma net income........................................              $ 21,665
                                                                          ========
Pro forma net income per share:
  Basic and diluted.........................................              $    .72
                                                                          ========
Pro forma weighted average shares outstanding:
  Basic and diluted.........................................                30,000
                                                                          ========



                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES


            UNAUDITED CONSOLIDATED STATEMENT OF FINANCIAL CONDITION





                                                              SEPTEMBER 30, 1998
                                                              ------------------
                                                                (IN THOUSANDS,
                                                              EXCEPT SHARE DATA)
ASSETS
Cash and cash equivalents...................................       $ 56,499
Investments in securities...................................         78,597
Investments in partnerships.................................         47,081
PCS licenses................................................         33,985
Investment advisory fees receivable.........................          9,380
Receivables from affiliates.................................          3,506
Notes and other receivables.................................          4,094
Capital lease...............................................          3,494
Other assets................................................          4,851
                                                                   --------
          Total assets......................................       $241,487
                                                                   ========

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable...............................................       $  5,876
Payable to Sub-S shareholders...............................         14,642
Income taxes payable (including deferred income taxes)......          3,217
Capital lease obligation....................................          3,621
Compensation payable........................................         15,692
Accrued expenses and other liabilities......................          6,583
                                                                   --------
          Total liabilities.................................         49,631
                                                                   --------
Minority interest...........................................         11,754
                                                                   --------

Stockholders' equity:
  Common Stock, $.01 par value; authorized 1,000,000 shares;
     issued and outstanding
     196,537 shares.........................................              2
  Class A Common Stock, $.001 par value; authorized,
     100,000,000 shares;
     none issued............................................             --
  Class B Common Stock, $.001 par value; authorized,
     100,000,000 shares;
     none issued............................................             --
  Additional paid-in capital................................         21,471
  Retained earnings.........................................        169,252
  Notes receivable..........................................        (10,623)
                                                                   --------
          Total stockholders' equity........................        180,102
                                                                   --------
Total liabilities and stockholders' equity..................       $241,487
                                                                   ========


                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES



            UNAUDITED CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY


                      NINE MONTHS ENDED SEPTEMBER 30, 1998





                                                     ADDITIONAL
                                            COMMON    PAID-IN     RETAINED     NOTES
                                            STOCK     CAPITAL     EARNINGS   RECEIVABLE    TOTAL
                                            ------   ----------   --------   ----------   --------
                                                      (IN THOUSANDS, EXCEPT SHARE DATA)
Balance at December 31, 1997..............    $2      $12,372     $152,775    $ (1,530)   $163,619
  Repurchase and retirement of 400            --
     shares...............................               (345)          --          --        (345)
  Net issuances of notes receivable.......    --           --           --      (9,093)     (9,093)
  Issuance of 10,600 shares...............    --        9,444           --          --       9,444
  Distributions to shareholders...........    --           --      (28,974)         --     (28,974)
  Net income..............................    --           --       45,451          --      45,451
                                              --      -------     --------    --------    --------
Balance at September 30, 1998.............    $2      $21,471     $169,252    $(10,623)   $180,102
                                              ==      =======     ========    ========    ========



                            See accompanying notes.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES



                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS



                                                               NINE MONTHS ENDED
                                                                 SEPTEMBER 30,
                                                              --------------------
                                                                1997        1998
                                                              --------    --------
                                                                 (IN THOUSANDS)
OPERATING ACTIVITIES
Net income..................................................  $ 25,922    $ 45,451
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Equity in earnings of partnerships and affiliates.........    (7,627)      1,934
  Depreciation and amortization.............................       426         662
  Deferred income taxes.....................................     2,893         162
  Minority interest in net income of consolidated
     subsidiaries...........................................       759       1,043
  Changes in operating assets and liabilities:
     Investment in securities...............................   (10,957)    (21,990)
     Investment advisory fees receivable....................       442        (896)
     Receivables from affiliates............................     8,093       3,028
     Notes and other receivables............................     2,357         484
     Other assets...........................................     5,444       3,059
     Notes payable..........................................      (879)     (1,232)
     Income taxes payable...................................    (3,016)       (697)
     Compensation payable...................................     8,655      12,236
     Accrued expenses and other liabilities.................    (1,641)      1,040
                                                              --------    --------
Total adjustments...........................................     4,949      (1,167)
                                                              --------    --------
Net cash provided by operating activities...................    30,871      44,284
                                                              --------    --------
INVESTING ACTIVITIES
Purchases (sales) of PCS licenses (net of fees and gain on
  sale of $17,430)..........................................   (63,201)     50,877
Distributions from partnerships and affiliates..............     2,607       2,746
Investments in partnerships and affiliates..................    (6,272)     (4,789)
Cost of acquisitions........................................    (2,175)         --
                                                              --------    --------
Net cash (used in) provided by investing activities.........   (69,041)     48,834
                                                              --------    --------
FINANCING ACTIVITIES
Proceeds from (repayment of) bank loan......................    30,000     (30,000)
Distributions to shareholders...............................   (12,987)    (18,637)
Repurchases of subsidiaries' common stock...................      (519)       (592)
Purchase of minority stockholders' interest.................    (1,282)         --
                                                              --------    --------
Net cash provided by (used in) financing activities.........    15,212     (49,229)
                                                              --------    --------
Net (decrease) increase in cash and cash equivalents........   (22,958)     43,889
Cash and cash equivalents at beginning of period............    32,949      12,610
                                                              --------    --------
Cash and cash equivalents at end of period..................  $  9,991    $ 56,499
                                                              ========    ========

                      GABELLI FUNDS, INC. AND SUBSIDIARIES


              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS



A.  BASIS OF PRESENTATION



     The unaudited interim consolidated financial statements of the Company included herein have been prepared in accordance with generally accepted accounting principles for interim financial information and Rule 10-01 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, the unaudited interim consolidated financial statements reflect all adjustments, which are of a normal recurring nature, necessary for a fair presentation of financial position, results of operations and cash flows of the Company for the interim periods presented and are not necessarily indicative of a full year's results.



     In preparing the unaudited interim consolidated financial statements, management is required to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results could differ from those estimates.



     These financial statements should be read in conjunction with the Company's audited consolidated financial statements for the year ended December 31, 1997.



B.  NOTES RECEIVABLE



     During the nine months ended September 30, 1998, the Company issued approximately $9 million of common stock to employees and affiliates of the Company in return for interest bearing demand notes receivable.

             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS



     The following unaudited pro forma Consolidated Statements of Income and Financial Condition give effect to the Formation Transactions, including the assets and liabilities assumed to be distributed and the resulting impact on allocated income and expenses; the $50 million deferred payment to the Chairman and Chief Executive Officer net of deferred tax benefit; the reduction in the management fee from 20% to 10% pursuant to the Employment Agreement; and the conversion from an "S" corporation to a "C" corporation.



     The unaudited pro forma financial data does not purport to represent the results of operations or the financial position of the Company which actually would have occurred had the Formation Transactions been previously consummated or project the results of operations or the financial position of the Company for any future date or period.

                              GABELLI FUNDS, INC.



             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME



                          YEAR ENDED DECEMBER 31, 1997





                                                                                        PRO FORMA
                                                      YEAR ENDED                          GAMI
                                                     DECEMBER 31,     PRO FORMA        YEAR ENDED
                                                         1997        ADJUSTMENTS    DECEMBER 31, 1997
                                                     ------------    -----------    -----------------
                                                           (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUES
Investment advisory and incentive fees.............    $ 89,684        $                $ 89,684
Commission revenue.................................       7,496                            7,496
Distribution fees and other income.................       8,096                            8,096
                                                       --------                         --------
          Total revenues...........................     105,276                          105,276
                                                       --------                         --------
EXPENSES
Compensation costs.................................      45,260                           45,260
Management fee.....................................      10,580         (5,290)(a)         4,424
                                                                          (866)(b)
Other operating expenses...........................      18,690         (1,789)(c)        16,901
                                                       --------                         --------
          Total expenses...........................      74,530                           66,585
Operating income...................................      30,746                           38,691
                                                       --------                         --------
OTHER INCOME (EXPENSE)
Net gain from investments..........................       7,888         (4,884)(d)         3,004
Interest and dividend income.......................       4,634         (3,519)(d)         1,115
Interest expense...................................      (1,876)         1,876(d)         (3,000)
                                                                        (3,000)(e)
Other..............................................        (109)           109(d)             --
                                                       --------                         --------
          Total other income, net..................      10,537                            1,119
                                                       --------                         --------
Income before income taxes and minority interest...      41,283                           39,810
Income taxes.......................................       3,077         12,658(f)         15,735
Minority interest..................................       1,529            148(g)          1,677
                                                       --------                         --------
Net income.........................................    $ 36,677                         $ 22,398
                                                       ========                         ========
NET INCOME PER SHARE:
     Basic and diluted.............................                                     $   0.75
                                                                                        ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
     Basic and diluted.............................                                       30,000
                                                                                        ========


---------------

(a) To adjust the management fee to reflect the Employment Agreement, which provides for a reduction in the fee from 20% to 10% of pre-tax profits.


(b) To adjust the management fee for the impact of the other pro forma adjustments.


(c) To reflect the reallocation of expenses to the new parent company.


(d) To reflect the effect on income and expenses related to the distribution of assets and liabilities.


(e) To reflect interest expense on the $50 million note payable to the Chairman and Chief Executive Officer.


(f) To record additional taxes related to conversion from an "S" corporation to a "C" corporation and other pro forma adjustments.


(g) To adjust minority interest for the impact of the other pro forma adjustments.

                              GABELLI FUNDS, INC.



             UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF INCOME


                      NINE MONTHS ENDED SEPTEMBER 30, 1998




                                                                                          PRO FORMA
                                                                                            GAMI
                                                         NINE MONTHS                     NINE MONTHS
                                                            ENDED                           ENDED
                                                        SEPTEMBER 30,     PRO FORMA     SEPTEMBER 30,
                                                            1998         ADJUSTMENTS        1998
                                                        -------------    -----------    -------------
                                                            (IN THOUSANDS EXCEPT PER SHARE DATA)
REVENUES
Investment advisory and incentive fees................     $86,302        $                $ 86,302
Commission revenue....................................       6,197                            6,197
Distribution fees and other income....................       9,810                            9,810
                                                           -------                         --------
          Total revenues..............................     102,309                          102,309
                                                           -------                         --------
EXPENSES
Compensation costs....................................      41,702                           41,702
Management fee........................................       8,533          (4,267)(a)        4,216
                                                                               (50)(b)
Other operating expenses..............................      18,072            (531)(c)       17,541
                                                           -------                         --------
          Total expenses..............................      68,307                           63,459
Operating income......................................      34,002                           38,850
                                                           -------                         --------
OTHER INCOME (EXPENSE)
Net gain from investments.............................      (3,910)          4,666(d)           756
Interest and dividend income..........................       3,252          (2,647)(d)          605
Interest expense......................................      (1,355)          1,334(d)        (2,271)
                                                                            (2,250)(e)
Gain on sale of PCS licenses, net.....................      17,430         (17,430)(d)           --
Other.................................................          79             (79)(d)           --
                                                           -------                         --------
          Total other income, net.....................      15,496                             (910)
                                                           -------                         --------
Income before income taxes and minority interest......      49,498                           37,940
Income taxes..........................................       3,004          12,043(f)        15,047
Minority interest.....................................       1,043             185(g)         1,228
                                                           -------                         --------
Net income............................................     $45,451                         $ 21,665
                                                           =======                         ========
NET INCOME PER SHARE:
     Basic and diluted................................                                     $   0.72
                                                                                           ========
WEIGHTED AVERAGE SHARES OUTSTANDING:
     Basic and diluted................................                                       30,000
                                                                                           ========


---------------

(a) To adjust the management fee to reflect the Employment Agreement, which provides for a reduction in the fee from 20% to 10% of pre-tax profits.


(b) To adjust the management fee for the impact of the other pro forma adjustments.


(c) To reflect the reallocation of expenses to the new parent company.


(d) To reflect the effect on income and expenses related to the distribution of assets and liabilities.


(e) To reflect interest expense on the $50 million note payable to the Chairman and Chief Executive Officer.


(f) To record additional taxes related to conversion from an "S" corporation to a "C" corporation and other pro forma adjustments.


(g) To adjust minority interest for the impact of the other pro forma adjustments.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES


       UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION





                                                                                          PRO FORMA
                                                                        PRO FORMA            GAMI
                                                  SEPTEMBER 30, 1998   ADJUSTMENTS    SEPTEMBER 30, 1998
                                                  ------------------   -----------    ------------------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
ASSETS
Cash and cash equivalents.......................       $ 56,499         $ (26,643)(a)      $ 29,856
Investments in securities.......................         78,597           (55,364)(a)        23,233
Investments in partnerships.....................         47,081           (31,918)(a)        15,163
PCS licenses....................................         33,985           (33,985)(a)            --
Investment advisory fees receivable.............          9,380                --             9,380
Receivables from affiliates.....................          3,506              (806)(a)         2,700
Notes and other receivables.....................          4,094            (1,426)(a)         2,668
Capital lease...................................          3,494                --             3,494
Other assets....................................          4,851            20,156 (a)(b        25,007
                                                       --------                            --------
          Total assets..........................       $241,487                            $111,501
                                                       ========                            ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Payable to related party........................       $     --         $  50,000(b)       $ 50,000
Notes payable...................................          5,876            (5,876)(a)            --
Payable to Sub-S shareholders...................         14,642           (14,642)(a)            --
Income taxes payable (including deferred income
  taxes)........................................          3,217            10,202(c)         13,419
Capital lease obligation........................          3,621                --             3,621
Compensation payable............................         15,692            (4,196)(a)        11,496
Accrued expenses and other liabilities..........          6,583              (202)(a)         6,381
                                                       --------                            --------
          Total liabilities.....................         49,631                              84,917
                                                       --------                            --------
Minority interest...............................         11,754                              11,754
                                                       --------                            --------
Stockholders' equity:
Common Stock, $.01 par value; authorized
  1,000,000 shares, issued and outstanding
  196,537.......................................              2                (2)(a)            --
Class A Common Stock, $.001 par value;
  authorized, 100,000,000 shares; none issued...             --                --                --
Class B Common Stock, $.001 par value;
  authorized, 100,000,000 shares; 24,000,000
  shares issued and outstanding.................             --                24(a)             24
Additional paid-in capital......................         21,471             1,701(a)         23,172
Retained earnings...............................        169,252          (177,618)(a)        (8,366)
Notes receivable................................        (10,623)           10,623(a)             --
                                                       --------                            --------
          Total stockholders' equity............        180,102                              14,830
                                                       --------                            --------
Total liabilities and stockholders' equity......       $241,487                            $111,501
                                                       ========                            ========


---------------

(a) To reflect the stock issued, the assets to be distributed and the liabilities to be assumed in connection with the Formation Transactions.



(b) To record the $50 million payment, net of $19.8 million deferred tax benefit, to the Chairman and Chief Executive Officer upon consummation of the Offering, and the related management fee.



(c) To record additional taxes related to conversion from an "S" corporation to a "C" corporation and the effect of other pro forma adjustments.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES



         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


                               SEPTEMBER 30, 1998



A.  REORGANIZATION AND INITIAL PUBLIC OFFERING



  Reorganization and Initial Public Offering



     Prior to the initial public offering (the "Offering"), the Company will transfer substantially all of the operating assets and liabilities relating to its institutional and retail asset management, mutual fund advisory and brokerage business to Gabelli Asset Management Inc. ("GAMI"), in exchange for 24 million shares of GAMI's Class B Common Stock, representing all of its issued and outstanding shares of Common Stock (the "Reorganization"). GAMI is a newly formed company, incorporated in April 1998 in the state of New York, with no significant assets or liabilities and which has not engaged in any substantial business activities prior to the Offering. The Company intends to sell 6 million shares of Class A Common Stock as part of the Offering, resulting in 30 million shares expected to be outstanding immediately after the Offering.



     Upon completion of the Offering, the Company will no longer be treated as an "S" corporation and will be subject to corporate income taxes. Accordingly, the consolidated statements of income include a pro forma adjustment for additional income taxes which would have been recorded if the Company had been a "C" corporation for 1997 based on tax laws then in effect.



     For pro forma purposes the financial statements have been prepared as if the shareholders of GFI formed a newly created parent company (NewCo) and transferred their ownership interest in GFI to NewCo as of the beginning of the fiscal period. Concurrent therewith, GFI is assumed to have changed its name to Gabelli Asset Management Inc. and to have made a dividend to NewCo equal to its net equity, with the exception of $45 million in net assets retained by GAMI.



     The unaudited pro forma data gives effect to the lower management fee and increase in interest expense as if a new employment agreement with the Company's Chairman of the Board and Chief Executive Officer, effective immediately preceding the Offering, had been in effect at the beginning of each period, and the effects of these adjustments on income tax expense and minority interest. Under the terms of this agreement, the Company will issue a $50 million note payable to the Chairman, payable in 2002, and the Chairman will receive 10% of pre-tax profits. Previously the Chairman received 20% of the Company's pre-tax profits. The $50 million payment is not reflected in the pro forma income statement data because it is a one-time event directly related to the Offering. The pro forma adjustments also reflect the income and expenses incurred on the net equity assumed to have been distributed in connection with the Formation Transactions. Additionally, for purposes of the pro forma basic earnings per share calculation for each period, the denominator represents the 30 million shares expected to be outstanding immediately after the Offering.



     For purposes of the pro forma diluted earnings per share calculation, the denominator has been calculated using the Treasury Stock method to account for options granted under the Plan.



B.  STOCK AWARD AND INCENTIVE PLAN



     The disclosure requirements of Statements of Financial Accounting Standards No. 123 require the use of an option valuation model to compute a fair value of employee stock options. The valuation model used by the Company was not developed for use in valuing employee stock options and the Company's employee stock option characteristics vary significantly from those of traded options. As a result, changes in the subjective input assumptions can materially affect the fair value estimate.

                      GABELLI FUNDS, INC. AND SUBSIDIARIES



                   NOTES TO UNAUDITED PRO FORMA CONSOLIDATED


                      FINANCIAL STATEMENTS -- (CONCLUDED)


                               SEPTEMBER 30, 1998



     The fair value of each option grant is estimated on the assumed date of grant using the following assumptions:



  Risk-free interest rate.....................................          5%
  Dividend yield..............................................          0%
  Volatility..................................................         30%
  Weighted average expected life..............................          8 year



     A pro forma summary of the status of the Plan as of the Offering is as follows:



                                                                                NINE MONTHS
                                                            YEAR ENDED             ENDED
                                                        DECEMBER 31, 1997    SEPTEMBER 30, 1998
                                                        ------------------   ------------------
Options outstanding at Offering date..................       1,200,000            1,200,000
Weighted average fair value of options granted on
  Offering date.......................................           $8.49per             $8.49pershare
                                                                       share
Pro forma net income..................................           $20,798,000          $20,465,000
Pro forma earnings per share..........................           $0.69                $0.68

------------------------------------------------------
------------------------------------------------------

  NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFERING COVERED BY THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE CLASS A COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE AN IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    3
Risk Factors..........................   12
Special Note Regarding Forward-Looking
  Information.........................   18
The Company...........................   19
Use of Proceeds.......................   21
Dividend Policy.......................   21
Dilution..............................   22
Capitalization........................   23
Selected Historical and Pro Forma
  Financial Data......................   24
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   27
Business..............................   34
Management............................   49
Ownership of the Common Stock.........   55
Certain Relationships and Related
  Transactions........................   56
Description of Capital Stock..........   59
Shares Eligible for Future Sale.......   66
Underwriting..........................   67
Legal Matters.........................   69
Experts...............................   69
Available Information.................   69
Index to Consolidated Financial
  Statements..........................  F-1


  UNTIL             , 1999 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL
DEALERS EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------
------------------------------------------------------

                                6,000,000 SHARES

                                 [GABELLI LOGO]

                              CLASS A COMMON STOCK
                            ------------------------

                                   PROSPECTUS

                            ------------------------

                              MERRILL LYNCH & CO.

                              SALOMON SMITH BARNEY

                            GABELLI & COMPANY, INC.


                                           , 1999

------------------------------------------------------
------------------------------------------------------

                                    PART II

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table indicates the estimated expenses to be incurred in connection with the Offering, all of which will be paid by the Company.

SEC registration fee........................................  $ 33,925
NASD fee....................................................    12,000
Listing fee.................................................     *
Accounting fees and expenses................................     *
Legal fees and expenses.....................................     *
Printing and engraving......................................     *
Transfer Agent's fees.......................................     *
Blue Sky fees and expenses (including counsel fees).........     *
Miscellaneous expenses......................................     *
                                                              --------
          Total.............................................  $  *
                                                              ========

---------------
* To be supplied by amendment

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Company's Certificate of Incorporation provides that no director of the Company will be personally liable to the Company or any of its shareholders for monetary damages arising from the director's breach of fiduciary duty as a director, with certain limited exceptions. See "Description of Capital
Stock -- Certificate of Incorporation and Bylaw Provisions -- Liability of Directors; Indemnification" in the Prospectus.

     Sections 721-726 of the New York Business Corporation Law provide that a corporation may indemnify its officers and directors (or persons who have served, at the corporation's request, as officers or directors of another corporation) against the reasonable expenses, including attorneys' fees, actually and reasonably incurred by them in connection with the defense of any action by reason of being or having been directors or officers, if such person shall have acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except that if such action shall be in the right of the corporation, no such indemnification shall be provided as to any claim, issue or matter as to which such person shall have been adjudged to have been liable to the corporation unless and only to the extent that the court in which the action was brought, or, if no action was brought, any court of competent jurisdiction determines upon application that, in view of all of the circumstances of the case, the person is fairly and reasonably entitled to indemnification.

     The power to indemnify applies to actions brought by or in the right of the corporation as well, but only to the extent of defense and settlement expenses and not to any satisfaction of a judgment or settlement of the claim itself, and with the further limitation that in such actions no indemnification will be made in the event of any adjudication of negligence or misconduct unless the court, in its discretion, believes that in light of all the circumstances indemnification should apply.

     To the extent any of the persons referred to in the two immediately preceding paragraphs is successful in the defense of such actions, such person is entitled, pursuant to the laws of New York State, to indemnification as described above.

     The Company's Certificate of Incorporation and Bylaws provide for indemnification to officers and directors of the Company to the fullest extent permitted by the New York Business Corporation Law. See "Description of Capital Stock-Certificate of Incorporation and Bylaw Provisions-Liability of Directors; Indemnification" in the Prospectus.

     The form of Underwriting Agreement filed as Exhibit 1.1 will contain agreements of indemnity between the Company and the Underwriters and controlling persons against civil liabilities, including liabilities under the Securities Act, or will contribute to payments which the Underwriters or any such controlling persons may be required to make in respect thereof.


ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

     Immediately prior to the closing of the Offering, the Company will issue 24,000,000 shares of its Class B Common Stock to Gabelli Partners in exchange for substantially all of the operating assets and liabilities of Gabelli Partners. Such transaction will not be registered in reliance upon the exemption provided by Section 4(2) under the Securities Act of 1933.

ITEMS 16.  EXHIBITS

  (a) Exhibits:


EXHIBIT
NUMBER                            DESCRIPTION OF EXHIBIT
-------                           ----------------------
 1.1      --   Form of Underwriting Agreement.
+3.1      --   Certificate of Incorporation of the Company.
 3.2      --   Bylaws of the Company.
 3.3      --   Form of Restated Certificate of Incorporation of the
               Company.
 3.4      --   Form of Amended Bylaws of the Company.
 4.1      --   Specimen of Class A Common Stock Certificate.
 5.1*     --   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP,
               regarding legality of securities being registered.
10.1*     --   Form of Management Services Agreement between the Company
               and Gabelli Partners.
10.2      --   Form of Tax Indemnification Agreement between the Company
               and Gabelli Partners.
10.3      --   Form of Lock-Up Agreement between the Company and Gabelli
               Partners.
10.4      --   Form of Gabelli Asset Management Inc. 1999 Stock Award and
               Incentive Plan.
10.5      --   Form of Gabelli Asset Management Inc. 1999 Annual
               Performance Incentive Plan.
10.6*     --   Employment Agreement between the Company and Mario J.
               Gabelli.
21.1      --   Subsidiaries of the Company.
23.1*     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1).
23.2      --   Consent of Ernst & Young LLP.


+24.1     --   Powers of Attorney (included on page II-4 of this
               Registration Statement).
27.1      --   Financial Data Schedule.


---------------
* To be filed by amendment.

+ Previously filed.

  (b) Financial Statement Schedules:

     Financial statement schedules are omitted as not required or not applicable or because the information is included in the Financial Statements or notes thereto.

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant by the Registrant pursuant to the underwriting agreements, the Company's Certificate of Incorporation, Bylaws, New York law or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the adjudication of such issue.

     (c) The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rye, State of New York, on January 28, 1999.


                                          Alpha G, Inc. (to be renamed
                                          Gabelli Asset Management Inc.)

                                          By:     /s/ Robert S. Zuccaro
                                            ------------------------------------
                                            Name: Robert S. Zuccaro
                                            Title:  Vice President and Chief
                                              Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                     SIGNATURE                                    TITLE                      DATE
                     ---------                                    -----                      ----

                         *                           Chairman of the Board,            January 28, 1999
---------------------------------------------------  Chief Executive Officer
                 Mario J. Gabelli                    and Chief Investment Officer
                                                     (Principal Executive Officer)

               /s/ Robert S. Zuccaro                 Vice President and Chief          January 28, 1999
---------------------------------------------------  Financial Officer (Principal
                 Robert S. Zuccaro                   Financial Officer and
                                                     Principal Accounting Officer)

                         *                           Director                          January 28, 1999
---------------------------------------------------
                  Charles C. Baum

                         *                           Director                          January 28, 1999
---------------------------------------------------
                 Richard B. Black

                         *                           Director                          January 28, 1999
---------------------------------------------------
                  Eamon M. Kelly

                                                     Director                          January 28, 1999
---------------------------------------------------
                  Karl Otto Pohl



* James E. McKee, by signing his name hereto, does hereby execute this Amendment No. 3 to the Registration Statement on behalf of the director or officer of the Registrant indicated above by an asterisk, pursuant to a power of attorney duly executed by such director or officer and included on page II-4 of the Registration Statement originally filed on April 24, 1998.


                                          By: /s/ James E. McKee
                                            ------------------------------------
                                              James E. McKee
                                            Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER
-------                           DESCRIPTION OF EXHIBIT
 1.1      --   Form of Underwriting Agreement.


+3.1      --   Certificate of Incorporation of the Company.
 3.2      --   Bylaws of the Company.
 3.3      --   Form of Restated Certificate of Incorporation of the
               Company.
 3.4      --   Form of Amended Bylaws of the Company.
 4.1      --   Specimen of Class A Common Stock Certificate.
 5.1*     --   Form of Opinion of Skadden, Arps, Slate, Meagher & Flom LLP,
               regarding legality of securities being registered.
10.1*     --   Form of Management Services Agreement between the Company
               and Gabelli Partners.
10.2      --   Form of Tax Indemnification Agreement between the Company
               and Gabelli Partners.
10.3      --   Form of Lock-Up Agreement between the Company and Gabelli
               Partners.
10.4      --   Form of Gabelli Asset Management Inc. 1999 Stock Award and
               Incentive Plan.
10.5      --   Form of Gabelli Asset Management Inc. 1999 Annual
               Performance Incentive Plan.
10.6*     --   Employment Agreement between the Company and Mario J.
               Gabelli.
21.1      --   Subsidiaries of the Company.
23.1*     --   Consent of Skadden, Arps, Slate, Meagher & Flom LLP
               (included in Exhibit 5.1).
23.2      --   Consent of Ernst & Young LLP.


+24.1     --   Powers of Attorney (included on page II-4 of this
               Registration Statement).
27.1      --   Financial Data Schedule.


---------------
* To be filed by amendment.

+ Previously filed.